The information in this prospectus supplement is not complete and may be changed. This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended. This prospectus supplement and the related prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, Dated September 20, 2002

PROSPECTUS SUPPLEMENT
(To prospectus dated September 20, 2002)

                             $----------------------
                         STUDENT LOAN ASSET-BACKED NOTES



                        NELNET STUDENT LOAN TRUST 2002-2
                                     ISSUER

NELNET STUDENT LOAN FUNDING, LLC                          NELNET, INC.
            SPONSOR                            MASTER SERVICER AND ADMINISTRATOR

--------------------------------------------------------------------------------
YOU SHOULD CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE S-11 OF
THIS PROSPECTUS SUPPLEMENT AND ON PAGE 1 OF THE PROSPECTUS.

THE NOTES ARE OBLIGATIONS PAYABLE SOLELY FROM THE COLLATERAL DESCRIBED IN THIS PROSPECTUS SUPPLEMENT AND IN THE PROSPECTUS. THIS PROSPECTUS SUPPLEMENT MAY BE USED TO OFFER AND SELL THE NOTES ONLY IF ACCOMPANIED BY THE PROSPECTUS.
--------------------------------------------------------------------------------


          We are offering floating rate notes in the following classes:

                                                                     CLASS A-4 NOTES
                                                                     ---------------
                         CLASS A-1   CLASS A-2    CLASS A-3    CLASS A-4L    CLASS A-4CP   CLASS B
                           NOTES        NOTES       NOTES        NOTES         NOTES        NOTES
                           -----        -----       -----        -----         -----        -----
  Original Principal    $            $           $            $             $             $
  Amount
  Interest Rate         3-month      3-month     3-month      3-month       3-month CP    3-month
                          LIBOR        LIBOR       LIBOR        LIBOR         Rate         LIBOR
                         plus __%    plus __%     plus __%     plus __%     plus __%      plus __%
  Final Maturity Date
  Price to Public          100%        100%         100%         100%         100%          100%
  Underwriting              %            %           %            %             %            %
  Discount
  Proceeds to Issuer(1) $             $          $            $             $             $

     --------------------
     (1) We expect proceeds to the issuer to be $____________, before deducting expenses estimated to be approximately $____________.


     o The notes will be secured by a pool of student loans originated under the Federal Family Education Loan Program, a cash reserve fund and the other money and investments pledged to the indenture trustee.


     o We will make quarterly payments on the notes beginning December 26, 2002.

     o We will pay principal first to the class A-1 notes until paid in full, second to the class A-2 notes until paid in full, third to the class A-3 notes until paid in full, fourth to the class A-4 notes, pro rata, until paid in full and fifth to the class B notes until paid in full.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The underwriters named below are offering the notes subject to approval of certain legal matters by their counsel. The notes will be delivered in book-entry form only on or about October 8, 2002.


  JPMORGAN                                                      MORGAN STANLEY

  BANC OF AMERICA SECURITIES LLC

                        DEUTSCHE BANK SECURITIES

                                         MELLON FINANCIAL MARKETS, LLC

                                                               RBC DAIN RAUSCHER



                               September ___, 2002

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

                                                                            Page
                                                                            ----

Summary of Terms............................................................S-1
Risk Factors................................................................S-11
Nelnet Student Loan Trust 2002-2............................................S-13
The Student Loan Operations of Nelnet Student Loan Trust 2002-2.............S-14
Use of Proceeds.............................................................S-17
Acquisition of Student Loans................................................S-18
Characteristics of the Student Loans........................................S-19
Information Relating to the Guarantee Agencies..............................S-27
Description of the Notes....................................................S-30
Credit Enhancement..........................................................S-36
Interest Rate Cap Derivative Agreement......................................S-36
LIBOR Note Derivative Product Agreements....................................S-39
ERISA Considerations........................................................S-45
Certain Federal Income Tax Considerations...................................S-46
Reports to Noteholders......................................................S-47
Special Note Regarding Forward Looking Statements...........................S-47
Plan of Distribution........................................................S-47
Legal Matters...............................................................S-49

                                   PROSPECTUS

About This Prospectus..........................................................i
Summary of the Offering......................................................iii
Risk Factors ..................................................................1
Special Note Regarding Forward Looking Statements..............................7
Formation of the Trusts........................................................8
Description of the Notes.......................................................9
Security and Sources of Payment for the Notes.................................16
Book-Entry Registration.......................................................19
Additional Notes..............................................................23
Summary of the Indenture Provisions...........................................23
Description of Credit Enhancement and Derivative Products.....................33
Description of the Federal Family Education Loan Program......................35
Description of the Guarantee Agencies.........................................47
Federal Income Tax Consequences...............................................53
Relationships Among Financing Participants....................................57
Plan of Distribution..........................................................57
Legal Matters.................................................................58
Financial Information.........................................................58
Ratings.......................................................................58
Incorporation of Documents by Reference; Where to Find More Information ......59
Glossary of Terms.............................................................60
Appendix I-Global Clearance, Settlement and Tax Documentation Procedures......64

               IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THE
              PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS


         Information about the notes is available in two separate documents that progressively provide more detail. This prospectus supplement describes the specific terms of the notes. The accompanying prospectus provides general information, some of which may not apply to the notes. You are urged to read both the prospectus and this prospectus supplement in full to obtain information concerning the notes.

         IF THERE IS A CONFLICT BETWEEN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, YOU SHOULD RELY ON THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT.

         Cross-references are included in this prospectus supplement and the accompanying prospectus to captions in the materials where you can find further discussions about related topics. The table of contents on the preceding page provides the pages on which these captions are located.

         Some of the terms used in this prospectus supplement and the accompanying prospectus are defined under the caption "Glossary of Terms" beginning on page 60 in the accompanying prospectus.

                                SUMMARY OF TERMS

         THE FOLLOWING SUMMARY IS A VERY GENERAL OVERVIEW OF THE TERMS OF THE NOTES AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU NEED TO CONSIDER IN MAKING YOUR INVESTMENT DECISION.

         BEFORE DECIDING TO PURCHASE THE NOTES, YOU SHOULD CONSIDER THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE PROSPECTUS.

         THIS PROSPECTUS SUPPLEMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. SEE "SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS" IN THE PROSPECTUS.

PRINCIPAL PARTIES AND DATES

ISSUER

o        Nelnet Student Loan Trust 2002-2

SPONSOR

o        Nelnet Student Loan Funding, LLC

MASTER SERVICER AND ADMINISTRATOR

o        Nelnet, Inc.

SUBSERVICER

o        Nelnet Loan Services, Inc.

ELIGIBLE LENDER TRUSTEE AND INDENTURE TRUSTEE

o        Zions First National Bank

DELAWARE TRUSTEE

o        Wilmington Trust Company

DISTRIBUTION DATES

         Distributions will be made on the 25th day of each March, June, September and December. If any distribution date is not a business day, the distribution date will be the next business day. The initial distribution date will be December 26, 2002.

COLLECTION PERIODS

         The collection periods will be the three full calendar months preceding each distribution date. The initial collection period will be the period beginning on September 1, 2002 and ending on November 30, 2002.

INTEREST ACCRUAL PERIODS

         The initial interest accrual period begins on the closing date and ends on December 25, 2002. For all other distribution dates, the interest accrual period will begin on the prior distribution date and end on the day before such distribution date.

CUT-OFF DATE

         The cut-off date for the student loan portfolio the trust will acquire on the closing date is September 1, 2002.

CLOSING DATE

         The closing date for this offering is expected to be on or about October 8, 2002.

DESCRIPTION OF THE NOTES

GENERAL

         Nelnet Student Loan Trust 2002-2 is offering the following student loan asset-backed notes:

o        class A-1 notes in the aggregate principal amount of $_________;

o        class A-2 notes in the aggregate principal amount of $_________;

o        class A-3 notes in the aggregate principal amount of $________;

o class A-4 notes consisting of class A-4L notes in the aggregate principal amount of $_________, and class A-4CP notes in the aggregate principal amount of $_________; and

o        class B notes in the aggregate principal amount of $__________.

The notes will be issued pursuant to an indenture of trust. The class A notes will be senior notes and the class B notes will be subordinate notes. The class A notes and the class B notes will be issued in minimum denominations of $1,000. Interest and principal on the notes will be payable to the record owners of the notes as of the close of business on the day before the related distribution date.

INTEREST RATES AND PAYMENTS

o the class A-1 notes will bear interest at an annual rate equal to three-month LIBOR, except for the initial interest accrual period, plus _____%,

o the class A-2 notes will bear interest at an annual rate equal to three-month LIBOR, except for the initial interest accrual period, plus ___%,

o the class A-3 notes will bear interest at an annual rate equal to three-month LIBOR, except for the initial interest accrual period, plus _____%,

o the class A-4L notes will bear interest at an annual rate equal to three-month LIBOR, except for the initial interest accrual period, plus _____%,

o the class A-4CP notes will bear interest at an annual rate equal to the three-month CP Rate plus _____%, and

o the class B notes will bear interest at an annual rate equal to three-month LIBOR, except for the initial interest accrual period, plus ___%.

         The administrator will determine the rate of interest on the LIBOR rate notes on the second business day prior to the start of the applicable interest accrual period. Interest on the LIBOR rate notes will be calculated on the basis of the actual number of days elapsed during the interest period divided by 360. For the initial interest accrual period, the administrator will determine the LIBOR rate according to a formula described below in "Description of the Notes - Interest Payments."

         In most cases, the class A-4CP notes CP rate will be adjusted daily based on the three-month commercial paper-financial rate for the corresponding day in the immediately preceding calendar week. For the class A-4CP notes only, we will calculate interest on the basis of the actual number of days elapsed during the interest period divided by 365 or 366, as the case may be.

         Interest accrued on the outstanding principal balance of the notes during each interest accrual period will be paid on the following distribution date.

PRINCIPAL PAYMENTS

         On each distribution date, principal payments will be made on the notes in an amount equal to the lesser of:

o the principal distribution amount for that distribution date, which includes any shortfall in the payment of the principal distribution amount on the preceding distribution date; and

o funds available to pay principal as described below in "Description of the Notes - Flow of Funds."

         Principal will be paid first on the class A-1 notes until paid in full, second on the class A-2 notes until paid in full, third on the class A-3 notes until paid in full, fourth on the class A-4 notes, pro rata, until paid in full and fifth on the class B notes until paid in full. See "Security and Sources of Payment for the Notes - Collection Fund" in the prospectus.

FINAL MATURITY

         The class A-1 notes will be paid in full by the ________ distribution date, the class A-2 notes will be paid in full by the ________ distribution date, the class A-3 notes will be paid in full by the _______ distribution date, the class A-4 notes will be paid in full by the _________ distribution date, and the class B notes will be paid in full by the _________ distribution date.

DESCRIPTION OF THE TRUST

GENERAL

         Nelnet Student Loan Trust 2002-2 is a Delaware statutory trust whose operations are limited to acquiring, holding and managing student loans originated under the Federal Family Education Loan Program ("FFELP") and other assets of the trust, issuing and making payments on the notes and any other incidental or related activities.

         The trust will use the proceeds from the sale of the notes to purchase student loans, to purchase the interest rate cap derivative agreement, to make a deposit to the Collection Fund, to make a deposit to the Reserve Fund and to pay costs of issuing the notes.

         The only sources of funds for payment of all of the notes issued under the indenture are the student loans and investments pledged to the trustee, the payments the trust receives on those student loans and investments and any payments the trust receives under the interest rate cap derivative agreement and the LIBOR note derivative product agreements.

THE TRUST'S ASSETS

         The assets of the Trust will include:

o the FFELP student loans acquired with the proceeds of the sale of the notes;

o collections and other payments received on account of the student loans;

o money and investments held in funds created under the indenture, including the Acquisition Fund, the Collection Fund and the Reserve Fund; and

o its rights under the interest rate cap derivative agreement and the LIBOR note derivative product agreements.

THE ACQUISITION FUND

         Approximately $_______ of the proceeds from the sale of the notes will be deposited into the Acquisition Fund and will be used on the closing date by the eligible lender trustee to purchase student loans on behalf of the trust, to pay costs of issuance and to purchase the interest rate cap derivative agreement.

THE COLLECTION FUND

         The trust will make an initial deposit to the Collection Fund from the proceeds of the sale of the notes in the amount of $_____________. The indenture trustee will deposit into the Collection Fund all revenues derived from student loans, money or assets on deposit in the trust and any payments received from the counterparties to the interest rate cap derivative agreement and the LIBOR note derivative product agreements. Money on deposit in the Collection Fund will be used to pay the trust's operating expenses, which include servicing fees, trustees' fees, administration fees, and LIBOR note derivative product agreement fees, and interest and principal on the notes.

THE RESERVE FUND

         The trust will make a deposit to the Reserve Fund from the proceeds of the sale of the notes in the amount of $____________. The Reserve Fund is subject to a minimum amount equal to the greater of 0.30% of the pool balance as of the close of business on the last day of the related collection period, or $____________. On each distribution date or monthly servicing payment date, to the extent that money in the Collection Fund is not sufficient to pay servicing fees, trustees' fees, administration fees, LIBOR note derivative product agreement fees and the interest then due on the notes, the amount of the deficiency will be paid directly from the Reserve Fund. To the extent the amount in the Reserve Fund falls below the Reserve Fund minimum balance, the Reserve Fund will be replenished on each distribution date from funds available in the Collection Fund as described below under "Description of the Notes - Flow of Funds." Funds on deposit in the Reserve Fund in excess of the Reserve Fund minimum balance will be transferred to the Collection Fund.

CHARACTERISTICS OF THE STUDENT LOAN PORTFOLIO

         The student loans the trust will acquire with the proceeds of the sale of the notes are loans originated under the Federal Family Education Loan Program. The information in this prospectus supplement relating to the student loans the trust will acquire on the closing date is presented as of September 1, 2002. As of that date, the student loans had an aggregate outstanding principal balance of $1,174,265,229, which includes accrued interest of $21,629,418 to be capitalized on commencement of repayment. In addition, the weighted average annual interest rate of the student loans was approximately 4.98% and their weighted average remaining term to scheduled maturity was approximately 175 months. The student loans that the trust will acquire on the closing date with the proceeds of the notes are described more fully below under "Characteristics of the Student Loans" in this prospectus supplement.

FLOW OF FUNDS

         Servicing fees will be paid to the master servicer on each monthly servicing payment date from money available in the Collection Fund. On each distribution date prior to an event of default, money in the Collection Fund will be used to make the following deposits and distributions, to the extent funds are available, in the following order:

o to the master servicer, the indenture trustee and the Delaware trustee, pro rata, the servicing fees and the trustees' fees due on such distribution date;

o to the administrator, the administration fee and any prior unpaid administration fees;

o to the LIBOR note derivative product agreement counterparties, any fees due and owing to such counterparties;

o to the class A-1, class A-2, class A-3 and class A-4 noteholders, pro rata, to pay interest due on the class A-1, class A-2, class A-3 and class A-4 notes;

o        to the class B noteholders, to pay interest due on the class B notes;

o to the class A-1 noteholders, to pay the principal distribution amount until the outstanding balance on the class A-1 notes is reduced to zero;

o to the class A-2 noteholders, to pay the principal distribution amount until the outstanding balance on the class A-2 notes is reduced to zero;

o to the class A-3 noteholders, to pay the principal distribution amount until the outstanding balance on the class A-3 notes is reduced to zero;

o to the class A-4 noteholders, pro rata, to pay the principal distribution amount until the outstanding balance on the class A-4 notes is reduced to zero;

o to the class B noteholders, to pay the principal distribution amount until the outstanding balance on the class B notes is reduced to zero;

o to the Reserve Fund, the amount, if any, necessary to restore the Reserve Fund to the Reserve Fund minimum balance;

o to the LIBOR note derivative product agreement counterparties, pro rata, any unreimbursed payments made by the counterparties under the terms of the related LIBOR note derivative product agreement plus interest on such amounts;

o        to the master servicer, any unpaid carry-over servicing fee;

o        to the sponsor, any remaining amounts.

The term "Principal Distribution Amount" means:

o on the initial distribution date, the amount by which the aggregate outstanding principal amount of the notes exceeds the Adjusted Pool Balance as of the last day of the initial collection period; or

o on each subsequent distribution date, the amount by which the Adjusted Pool Balance, as of the last day of the preceding collection period, exceeds the Adjusted Pool Balance, as of the last day of that collection period, plus the amount, if any, of the Principal Distribution Amount due on the prior distribution date that was not paid.

For this purpose, "Adjusted Pool Balance" means, for any distribution date,

o if the Pool Balance is greater than 50% of the initial Pool Balance, the sum of that Pool Balance and the required balance of the Reserve Fund for that distribution date; or

o if the Pool Balance is less than or equal to 50% of the initial Pool Balance, that Pool Balance.

"Pool Balance" for any date means the aggregate principal balance of the trust's student loans on that date, including accrued interest that is expected to be capitalized, as reduced by the principal portion of:

o all payments received by the trust through that date from borrowers, the guarantee agencies and the Department of Education;

o all amounts received by the trust through that date from purchases of student loans;

o all liquidation proceeds and realized losses on the student loans through that date;

o the amount of any adjustment to balances of the student loans that the servicer makes under the servicing agreement through that date; and

o the amount by which guarantor reimbursements of principal on defaulted student loans through that date are reduced from 100% to 98%, or other applicable percentage, as required by the risk sharing provisions of the Higher Education Act.

See "Description of the Notes - Flow of Funds" in this prospectus supplement.

SERVICING

         Under a servicing agreement, Nelnet, Inc., will act as master servicer with respect to the student loans. Nelnet, Inc. will be paid a monthly servicing fee based on the outstanding principal balance of the trust's student loans in an amount equal to 1/12th of 0.90% for student loans (other than consolidation loans) in school, grace, deferment and forbearance, 0.90% for student loans (other than consolidation loans) in repayment and 0.60% for consolidation loans. In addition, Nelnet, Inc. will be entitled to receive from available funds a carry-over servicing fee as described below in "Description of the Notes - Flow of Funds." The carry-over servicing fee is the sum of:

o        the amount of specified increases in the costs Nelnet, Inc. incurs,

o        the amount of specified conversion, transfer and removal fees;

o any carry-over servicing fees described above that remain unpaid from prior distribution dates; and

o        interest on unpaid amounts as set forth in the servicing agreement.

         Nelnet, Inc. has entered into a subservicing agreement pursuant to which Nelnet Loan Services, Inc. has agreed to assume responsibility for servicing, maintaining custody of and making collections on the trust's student loans. Under the terms of the agreement, Nelnet Loan Services may be required to purchase student loans from the trust if it fails to comply with the terms and provisions of the agreement. See "The Student Loan Operations of Nelnet Student Loan Trust 2002-2 - Servicing of student loans" in this prospectus supplement.

OPTIONAL PURCHASE

         The sponsor may, but is not required to, repurchase all remaining student loans in the trust on the earlier of the September 2012 distribution date, or when the Pool Balance is 10% or less of the initial Pool Balance. If this purchase option is exercised, the student loans would be sold to the sponsor as of the last business day of the preceding collection period and the proceeds will be used on the corresponding distribution date to repay any outstanding notes, which will result in early retirement of the remaining notes. The purchase price will equal the amount required to prepay in full, including all accrued interest, the remaining student loans held by the trust, but not less than a prescribed minimum purchase price. The prescribed minimum purchase price is the amount that would be sufficient to:

o reduce the outstanding principal amount of each class of notes then outstanding on the related distribution date to zero;

o pay to the noteholders the interest payable on the related distribution date;

o pay any amount owing to a LIBOR note derivative product agreement counterparty; and

o        pay any unpaid carry-over servicing fee.

MANDATORY AUCTION

         If the sponsor does not notify the indenture trustee of its intention to exercise its right to repurchase the remaining student loans in the trust as described above, all of the remaining loans in the trust will be offered for sale by the indenture trustee before the next succeeding distribution date. Nelnet, Inc. and its affiliates and unrelated third parties may offer to purchase the trust's student loans in the auction.

         If at least two bids are received, the indenture trustee will solicit and resolicit new bids from all participating bidders until only one bid remains or the remaining bidders decline to resubmit bids. The indenture trustee will accept the highest of the remaining bids if it equals or exceeds either the minimum purchase price described above, or the fair market value of the student loans remaining in the trust at the end of the related collection period, whichever is higher. The net proceeds of any auction sale will be used to retire any outstanding notes on the next distribution date.

         If the highest bid after the solicitation process does not equal or exceed the minimum purchase price described above or the fair market value of the student loans remaining in the trust estate, the indenture trustee will not complete the sale. If the sale is not completed, the indenture trustee may, but will not be obligated to, solicit bids for the sale of the trust's student loans at the end of future collection periods using procedures similar to those described above.

         If the trust's student loans are not sold as described above, on each subsequent distribution date, all amounts on deposit in the Collection Fund after giving effect to all withdrawals, except withdrawals payable to the sponsor, will be distributed as accelerated payments of principal on the notes. The indenture trustee may or may not succeed in soliciting acceptable bids for the trust's student loans either on the auction date or subsequently.

INTEREST RATE CAP DERIVATIVE AGREEMENT

         On the closing date the trustee will use a portion of the net proceeds from the sale of the notes to purchase an interest rate cap derivative agreement from JPMorgan Chase Bank.

         Under the interest rate cap derivative agreement, on the third business day before each distribution date to and including the __________________ distribution date, JPMorgan Chase Bank will pay to the trust an amount, calculated on a quarterly basis, equal to the product of (a) the excess, if any, of (i) three-month LIBOR as determined for the interest accrual period related to the applicable distribution date over (ii) ____% and (b) a notional amount equal to $______________. LIBOR for the first interest accrual period will be determined using the formula described below in "Description of the Notes - Interest Payments." See "Interest Rate Cap Derivative Agreement" in this prospectus supplement.

LIBOR NOTE DERIVATIVE PRODUCT AGREEMENTS

         On the closing date the trust will enter into LIBOR note derivative product agreements with JPMorgan Chase Bank and Morgan Stanley Capital Services Inc. Under the LIBOR note derivative product agreements, JPMorgan Chase Bank and Morgan Stanley Capital Services Inc. each will pay to the trust, on or before the third business day preceding each distribution date, an amount calculated on a quarterly basis equal to a 50% share of:

o the excess, if any, of the interest rate payable on the class A-1 notes over the adjusted student loan rate, multiplied by the principal amount of the outstanding class A-1 notes; plus

o the excess, if any, of the interest rate payable on the class A-2 notes over the adjusted student loan rate, multiplied by the principal amount of the outstanding class A-2 notes; plus

o the excess, if any, of the interest rate payable on the class A-3 notes over the adjusted student loan rate, multiplied by the principal amount of the outstanding class A-3 notes; plus

o the excess, if any, of the interest rate payable on the class A-4L notes over the adjusted student loan rate, multiplied by the principal amount of the outstanding class A-4L notes; plus

o the excess, if any, of the interest rate payable on the class B notes over the adjusted student loan rate, multiplied by the principal amount of the outstanding class B notes.

         The adjusted student loan rate, in general, will equal the expected weighted average interest collections of the trust's student loans after deducting any amounts payable to the U.S. Department of Education, less servicing fees, trustees' fees, administration fees and LIBOR note derivative product agreement fees.

         The maximum amount payable to the trust under the LIBOR note derivative product agreements will equal 50% of the outstanding principal balance of the class B notes. Each counterparty's maximum obligation, as of any date, under its LIBOR note derivative product agreement will equal one-half of that maximum amount, less the payments made previously under its LIBOR note derivative product agreement net of the amount of any payments (other than interest) made by the trust to reimburse payments made by that counterparty.

         On each distribution date, each counterparty will be paid a fee equal in the aggregate to _____% per annum of the principal balance of the notes. In addition, each counterparty will be entitled to receive from the Collection Fund, a sum equal to any payments received by the trust from such counterparty which remain unreimbursed, plus interest, in the manner described below in "Description of the Notes - Flow of Funds." See "LIBOR Note Derivative Product Agreements" in this prospectus supplement.

BOOK-ENTRY REGISTRATION

         The notes will be delivered in book-entry form through the Same Day Settlement System of The Depository Trust Company.

FEDERAL INCOME TAX CONSEQUENCES

         Kutak Rock LLP will deliver an opinion that for federal income tax purposes, the notes will be treated as the trust's indebtedness. You will be required to include in your income, the interest on the notes as paid or accrued, in accordance with your accounting methods and the provisions of the Internal Revenue Code. See "Federal Income Tax Consequences" in the prospectus.

ERISA CONSIDERATIONS

         If the notes are treated as indebtedness without substantial equity features, the notes are eligible for purchase by or on behalf of employee benefit plans, retirement arrangements, individual retirement accounts and Keogh Plans, subject to the considerations discussed under "ERISA Considerations" in this prospectus supplement.

RATING OF THE NOTES

         The class A notes offered pursuant to this prospectus supplement will be rated by at least two nationally recognized statistical rating agencies in their highest rating category. The class B notes offered pursuant to this prospectus supplement will be rated in one of the three highest rating categories of at least two nationally recognized statistical rating agencies.

CUSIP NUMBERS

o
o
o
o
o

INTERNATIONAL SECURITIES IDENTIFICATION
NUMBERS (ISIN)

o
o
o
o
o

                                  RISK FACTORS

         The discussion under the heading "Risk Factors" in the prospectus describes the risks associated with your investment in the notes. In addition, you should consider the following factors:

THE TRUST'S ASSETS MAY NOT BE SUFFICIENT
TO PAY ITS NOTES

         On the date of issuance of the notes, the aggregate principal balance of the student loans the trust owns and the other assets pledged as collateral for the notes will be less than the aggregate principal balance of the notes issued under the indenture.

         As a result, if an event of default should occur under the indenture and the trust was required to redeem all of its notes, the trust's liabilities may exceed its assets. If this were to occur, the trust would be unable to repay in full all of the holders of the notes.

A HIGH RATE OF PREPAYMENTS MAY ADVERSELY
AFFECT THE TRUST'S ABILITY TO REPAY ITS NOTES

         The initial Pool Balance, amounts deposited in the Collection Fund and the Reserve Fund are approximately _____% of the aggregate initial principal amount of the notes. Noteholders must rely primarily on interest payments on the trust's student loans and other assets to reduce the aggregate principal amount of the notes to the Pool Balance. The noteholders, especially class B noteholders, could be adversely affected by a high rate of prepayments, which would reduce the amount of interest available for this purpose.

THE EVENTS OF SEPTEMBER 11, 2001 MAY
RESULT IN DELAYED PAYMENTS FROM BORROWERS
CALLED TO ACTIVE MILITARY SERVICE

         The response of the United States to the terrorist attacks on September 11, 2001 has increased the number of citizens who are in active military service. The Soldiers' and Sailors' Civil Relief Act of 1940 limits the ability of a lender under the Federal Family Education Loan Program to take legal action against a borrower during the borrower's period of active duty and, in some cases, during an additional three month period thereafter.

         We do not know how many student loans have been or may be affected by the application of the Soldiers' and Sailors' Civil Relief Act of 1940 and the United States Department of Education's recent guidelines. Payments on student loans acquired by the trust may be delayed as a result of these requirements, which may reduce the funds available to the trust to pay principal and interest on the notes.

YOUR SECURITIES MAY HAVE GREATER BASIS RISK AND THE TRUST'S ABILITY TO PAY PRINCIPAL AND INTEREST ON YOUR NOTES MAY BE COMPROMISED IF A DERIVATIVE PRODUCT COUNTERPARTY DEFAULTS OR THE AGGREGATE LIMIT ON DERIVATIVE PRODUCT COUNTERPARTY PAYMENTS IS EXCEEDED.

         The trust will enter into an interest rate cap derivative agreement and LIBOR note derivative product agreements with counterparties that are intended to mitigate the basis risk associated with the LIBOR rate notes.

         Basis risk is the risk that shortfalls might occur because the interest rates of the student loans and those of the notes adjust on the basis of different indexes. If a payment is due to the trust under the interest rate cap derivative agreement or a LIBOR note derivative product agreement, a default by the applicable counterparty may reduce the amount of funds available to the trust and thus the trust's ability to pay your principal and interest on the notes. Moreover, the trust's ability to pay principal and interest on the notes also may be adversely affected if the shortfall exceeds a counterparty's obligation under its LIBOR note derivative product agreement or under the interest rate cap derivative agreement.

         In addition, an early termination of the interest rate cap derivative agreement or a LIBOR note derivative product agreement may occur in the event that either:

         o a counterparty fails to make a required payment within three business days of the date that payment was due; or

         o a counterparty fails, within 45 calendar days of the date on which the credit ratings of the counterparty or its credit support provider fall below the required ratings specified in the agreement, to:

                  o obtain a replacement interest rate cap derivative agreement or a replacement LIBOR note derivative product agreement, as the case may be, with terms substantially the same as the agreement; or

                  o establish any other arrangement satisfactory to the trust and the applicable rating agencies.

         If an early termination occurs, the trust may no longer have the benefit of the interest rate cap derivative agreement or that LIBOR note derivative product agreement. You cannot be certain that the trust will be able to enter into a substitute interest rate cap derivative agreement or LIBOR note derivative product agreement.

                        NELNET STUDENT LOAN TRUST 2002-2

GENERAL

         Nelnet Student Loan Trust 2002-2 is a Delaware statutory trust formed by Nelnet Student Loan Funding, LLC pursuant to a Trust Agreement, dated as of September 1, 2002, by and among Nelnet Student Loan Funding, LLC as sponsor, Nelnet, Inc. as administrator, and Wilmington Trust Company, as the Delaware Trustee, for the transactions described in this prospectus supplement. The assets of the trust will include student loans acquired with the proceeds of the notes sold pursuant to this prospectus supplement, investments that we pledge to the trustee and the payments received on those student loans and investments, the interest rate cap derivative agreement and the LIBOR note derivative product agreements. The trust was created for the purpose of facilitating the financing of student loans and other financial assets, and to engage in activity in connection therewith. The trust will not engage in any activity other than:

         o acquiring, holding and managing the student loans and the other assets of the trust, and the proceeds therefrom;

         o        issuing the notes; and

         o engaging in other activities related to the activities listed above.

         Nelnet Student Loan Funding, LLC will hold all of the equity interests in the trust. The mailing address for Nelnet Student Loan Funding, LLC, is 121 South 13th Street, Suite 301, Lincoln, Nebraska 88508 and its telephone number is (402) 458-2300.

         Nelnet, Inc. provides certain administrative services in connection with the operation of the trust. Nelnet, Inc. will receive compensation quarterly for those services in the amount of 0.18% per annum of the outstanding principal balance of the trust's student loans.

ELIGIBLE LENDER TRUSTEE

         Zions First National Bank is the eligible lender trustee for the trust under a trust agreement. Zions First National Bank is a national banking association with offices located at 717 17th Street, Suite 301, Denver, Colorado 80202. The eligible lender trustee will acquire on behalf of the trust legal title to all the student loans acquired under loan purchase agreements. The eligible lender trustee on behalf of the trust has entered into a separate guarantee agreement with each of the guarantee agencies described in this prospectus supplement with respect to the trust's student loans. The eligible lender trustee qualifies as an eligible lender and the holder of the trust's student loans for all purposes under the Higher Education Act and the guarantee agreements. If the trust's student loans were not owned by an eligible lender, the trust's rights to receive guarantor and Department of Education payments on its student loans would be lost.

         THE STUDENT LOAN OPERATIONS OF NELNET STUDENT LOAN TRUST 2002-2

LOAN PURCHASE AGREEMENTS

         The eligible lender trustee will purchase student loans originated under the Federal Family Education Loan Program from "eligible lenders" under the Higher Education Act pursuant to the terms of student loan purchase agreements. The eligible lender trustee will first acquire the student loans on behalf of the sponsor, which will direct that the student loans be sold and transferred to the Acquisition Fund of the trust. The student loan purchase agreements will identify the portfolio of student loans to be purchased and will specify the purchase price to be paid for those loans. Each seller will be obligated under the student loan purchase agreement to deliver each student loan note and related documentation to the servicer or subservicer as custodial agent for the trustee, and to deliver the instruments of transfer for the student loans as necessary for a valid transfer of the loans.

         Each seller will make representations, warranties and covenants with respect to the student loans sold pursuant to its respective student loan purchase agreement, including the following:


         o each loan has been duly executed and delivered and constitutes the legal, valid and binding obligation of the maker and the endorser, if any, thereof, enforceable in accordance with its terms.

         o the seller is the sole owner and holder of each loan and has full right and authority to sell and assign the same free and clear of all liens, pledges or encumbrances.

         o each loan to be sold under the student loan purchase agreement is either insured or guaranteed.

         o the seller and any independent servicer have each exercised and shall continue until the scheduled sale date to exercise due diligence and reasonable care in making, administering, servicing and collecting the loans.

         o the seller, or the lender that originated a loan, has reported the amount of origination fees, if any, authorized to be collected with respect to the loan pursuant to Section 438(c) of the Higher Education Act to the Secretary of the Department of Education for the period in which the fee was authorized to be collected; and the seller or originating lender has made any refund of an origination fee collected in connection with any loan which may be required pursuant to the Higher Education Act.

         At the trust's or the trustee's request, each seller will be obligated to repurchase any loan the trust purchases from the seller if:

         o any representation or warranty made or furnished by the seller in or pursuant to its respective student loan purchase agreement shall prove to have been materially incorrect as to the loan;

         o the Secretary of the Department of Education or a guarantee agency, as the case may be, refuses to honor all or part of a claim filed with respect to a loan, including any claim for interest subsidy, special allowance payments, insurance, reinsurance or guarantee payments on account of any circumstance or event that occurred prior to the sale of the loan to the trust; or

         o on account of any wrongful or negligent act or omission of the seller or its servicing agent that occurred prior to the sale of a loan to the trust, a defense that makes the loan unenforceable is asserted by a maker or endorser, if any, of the loan with respect to his or her obligation to pay all or any part of the loan.

         Upon the occurrence of any of the conditions set forth above and upon the trust's or the trustee's request, the seller will be required to pay to the trustee an amount equal to the then-outstanding principal balance of the loan, plus the percentage of premium paid in connection with the purchase of the loan and interest and special allowance payments accrued and unpaid with respect to the loan, plus any attorneys' fees, legal expenses, court costs, servicing fees or other expenses incurred by the trust, and the trustee in connection with the loan and arising out of the reasons for the repurchase.

SERVICING OF STUDENT LOANS

         The trust is required under the Higher Education Act, the rules and regulations of the guarantee agency and the indenture to use due diligence in the servicing and collection of student loans and to use collection practices no less extensive and forceful than those generally in use among financial institutions with respect to other consumer debt.

         THE TRUSTEE IS ACTING AS "ELIGIBLE LENDER" WITH RESPECT TO THE STUDENT LOANS AS AN ACCOMMODATION TO THE TRUST AND NOT FOR THE BENEFIT OF ANY OTHER PARTY. NOTWITHSTANDING ANY RESPONSIBILITY THAT THE TRUSTEE MAY HAVE TO THE SECRETARY OF EDUCATION OR ANY GUARANTEE AGENCY UNDER THE HIGHER EDUCATION ACT, THE TRUSTEE SHALL NOT HAVE ANY RESPONSIBILITY FOR THE TRUST'S ACTION OR INACTION, OR ANY ACTION OR INACTION OF THE TRUSTEE OR ANY OTHER PARTY IN CONNECTION WITH THE STUDENT LOANS AND THE DOCUMENTS, AGREEMENTS, UNDERSTANDINGS AND ARRANGEMENTS RELATING TO THE STUDENT LOANS.

THE SERVICING AGREEMENTS

         The trust has entered into a master servicing agreement with Nelnet, Inc. which continues until the earlier of

         o        the termination of the indenture,

         o the early termination after material default by the servicer as provided for in the servicing agreement, or

         o the student loans serviced under the servicing agreement are paid in full.

         Nelnet, Inc. has entered into a subservicing agreement with Nelnet Loan Services, Inc., a Nebraska corporation, under which Nelnet Loan Services assumes all of the duties of the servicer under the servicing agreement for the term of the servicing agreement.

         Nelnet Loan Services will provide data processing and other assistance in connection with the servicing of the student loans as required by the Higher Education Act and the guarantee agencies. The trust will cause the trustee to pay from the Collection Fund established under the indenture to Nelnet, Inc. servicing fees, and Nelnet, Inc., pursuant to the subservicing agreement, will pay subservicing fees and certain expenses for the services which Nelnet Loan Services provides. In the event Nelnet, Inc. no longer acts as the master servicer of the student loan portfolio, Nelnet Loan Services has agreed to service the student loans under the terms of and pursuant to the servicing agreement.

         Under the terms of the subservicing agreement, Nelnet Loan Services may be obligated to pay the trust an amount equal to the outstanding principal balance plus all accrued interest and other fees due to the date of purchase of a student loan if it causes the loan to be denied the benefit of any applicable guarantee and is unable to cause the reinstatement of the guarantee within twelve months of denial by the applicable guarantee agency. Upon payment, the loan shall be subrogated to Nelnet Loan Services. In the event Nelnet Loan Services cures any student loan, the trust will repurchase the loan in an amount equal to the then outstanding principal balance plus all accrued interest due on the student loan, less the amount subject to the risk sharing provisions in the Higher Education Act, whereupon the subrogation rights of Nelnet Loan Services will terminate.

         We may designate another master servicer with respect to the trust's student loans. Any master servicer, other than Nelnet, Inc., shall be confirmed in writing by each rating agency rating the notes.

NELNET, INC.

         Nelnet, Inc. was formed with the purpose of creating a network of student loan finance industry participants to provide services to educational institutions, lenders and students across the country. Nelnet, Inc. provides a wide array of education loan finance services, including student loan secondary market operations, administrative management services and asset finance services. Through its operating subsidiaries, Nelnet, Inc. owns and administers over $8.8 billion in student loans.

         Nelnet, Inc. was organized in 1996 under the name Union Financial Services, Inc. Union Financial Services, Inc., subsequently changed its name to National Education Loan Network, Inc. In March, 2000, National Education Loan Network, Inc. merged with Nelnet, Inc., a wholly-owned subsidiary of Nelnet Loan Services, Inc.

NELNET LOAN SERVICES, INC.

         Nelnet Loan Services, Inc., formerly known as UNIPAC Service Corporation, a Nebraska corporation, began its education loan servicing operations on January 1, 1978, and provides education loan servicing, time sharing, administration and other services to lenders, secondary market purchasers and guarantee agencies throughout the United States. Nelnet Loan Services is a privately held corporation. Nelnet Loan Services offers student loan servicing to lending institutions and secondary markets. Nelnet Loan Services has offices located in Aurora, Colorado, Lincoln, Nebraska, Jacksonville, Florida and Indianapolis, Indiana, and, as of July 31, 2002, employed a total of 781 employees. As of July 31, 2002, Nelnet Loan Services services or provides servicing software for more than $36.5 billion in student loans.

         Nelnet Loan Services' due diligence schedule is conducted through automated letter generation. Telephone calls are made by an auto-dialer system. All functions are monitored by an internal quality control system to ensure their performance. Compliance training is provided on both centralized and unit level basis. In addition, Nelnet Loan Services has distinct compliance and internal auditing departments whose functions are to advise and coordinate compliance issues.

         Nelnet Loan Services depends heavily on computer-based data processing systems in servicing student loans. On January 1, 2002, Nelnet Loan Services converted the student loans that it services to a computer hardware and software platform developed and maintained by an affiliated company. The computer conversion was preceded by the development and implementation by Nelnet Loan Services of servicing procedures tailored to the new system, comprehensive training of servicing staff and a number of test conversions. In November 2002, Nelnet Loan Services expects to convert approximately $3 billion of additional student loans to its computer hardware and software platform. Problems or errors may occur in connection with the implementation of the new computer platform and the conversion of additional loans to that platform. If servicing errors do occur, they may result in a failure to collect amounts due on our student loans or to follow procedures required under the Higher Education Act.

                                 USE OF PROCEEDS

         We estimate that the net proceeds from the sale of the notes will be applied as follows:

                     Deposit to Acquisition Fund $_________________ Deposit to Reserve Fund $_________________ Deposit to Collection Fund $_________________
                                      Total       $
                                                   =================

         Approximately $_____________ of the proceeds deposited to the Acquisition Fund will be used to pay the costs of issuing the notes and to purchase the interest rate cap derivative agreement. Additionally, UFS Securities, L.L.C., an affiliate of Nelnet, Inc., will receive a financial advisory fee in the amount of $----------.

                          ACQUISITION OF STUDENT LOANS


         The trust expects to use $______________ of the net proceeds of the notes being offered by this prospectus supplement to purchase student loans on the date of issuance of the notes from an eligible lender trustee holding the student loans on behalf of Nelnet Student Loan Funding, LLC.

         The eligible lender trustee on behalf of Nelnet Student Loan Funding, LLC will acquire the student loans from NELNET Student Loan Corporation-2, an affiliate of the sponsor. See "Relationships Among Financing Participants" in the prospectus. NELNET Student Loan Corporation-2 will make representations and warranties with respect to the student loans to be sold and has agreed to repurchase any student loans for which any representation or warranty is later determined to be materially incorrect. See "The Student Loan Operations of Nelnet Student Loan Trust 2002-2" in this prospectus supplement. NELNET Student Loan Corporation-2 will use the proceeds from the sale of the student loans to redeem certain securities previously issued by NELNET Student Loan Corporation-2.

                             CHARACTERISTICS OF THE
                                  STUDENT LOANS
                            (AS OF THE CUT-OFF DATE)

         As of September 1, 2002 - the cut-off date - the characteristics of the initial pool of student loans that are expected to be purchased on the closing date with the net proceeds of the notes offered by this prospectus supplement were as described below. Since the date for purchase of the loans to be acquired with the net proceeds of the notes is other than the cut-off date, the characteristics of those loans will vary from the information presented below. The aggregate outstanding principal balance of the loans in each of the following tables includes the principal balance due from borrowers, plus accrued interest of $21,629,418, as of the cut-off date, to be capitalized upon commencement of repayment. The percentages set forth in the tables below may not always add to 100% and the balances may not always add to $1,174,265,229 due to rounding.


                    COMPOSITION OF THE STUDENT LOAN PORTFOLIO
                            (AS OF THE CUT-OFF DATE)

Aggregate outstanding principal balance.......................... $1,174,265,229
Number of borrowers..............................................         87,940
Average outstanding principal balance per borrower...............        $13,353
Number of loans..................................................        218,962
Average outstanding principal balance per loan...................         $5,363
Weighted average annual interest rate............................          4.98%
Weighted average remaining term (months).........................            175


                 DISTRIBUTION OF THE STUDENT LOANS BY LOAN TYPE
                            (AS OF THE CUT-OFF DATE)

                                                 Outstanding    Percent of Loans
                               Number of          Principal      by Outstanding
         Loan Type               Loans             Balance           Balance
         ---------               -----             -------           -------
Consolidated                     27,854         $468,614,944          39.91%
PLUS                              7,383           27,770,626           2.36
SLS                               3,170           12,002,583           1.02
Stafford - Subsidized           112,026          347,012,226          29.55
Stafford - Unsubsidized          68,529          318,864,850          27.15
                                -------       --------------         -------
         Total                  218,962       $1,174,265,229         100.00%
                                =======       ==============         =======

               DISTRIBUTION OF THE STUDENT LOANS BY INTEREST RATE
                            (AS OF THE CUT-OFF DATE)

                                                 Outstanding    Percent of Loans
                               Number of          Principal      by Outstanding
     Interest Rate               Loans             Balance           Balance
     -------------               -----             -------           -------
Less than 4%                        793      $    13,834,181           1.18%
4.00% to 4.49%                  108,920          501,056,765          42.67
4.50% to 4.99%                   73,906          295,178,231          25.14
5.00% to 5.49%                   14,338           50,916,826           4.34
5.50% to 5.99%                    2,229           44,282,063           3.77
6.00% to 6.49%                    4,802           83,790,059           7.14
6.50% to 6.99%                    6,219          123,012,635          10.48
7.00% to 7.49%                    2,187           28,205,307           2.40
7.50% to 7.99%                    1,666           27,679,138           2.36
8.00% to 8.99%                    3,356            5,195,261           0.44
Greater than 9%                     546            1,114,762           0.09
                                -------       --------------         -------
         Total                  218,962       $1,174,265,229         100.00%
                                =======       ==============         =======

                DISTRIBUTION OF THE STUDENT LOANS BY SCHOOL TYPE
                            (AS OF THE CUT-OFF DATE)

                                                 Outstanding    Percent of Loans
                               Number of          Principal      by Outstanding
      School Type                Loans             Balance           Balance
      -----------                -----             -------           -------
2-year institution               17,859         $ 43,556,846           3.71%
4-year institution/Post-grad    157,638          769,059,130          65.49
Consolidation/Uncoded*           15,580          278,424,053          23.71
Vocational/Trade                 21,244           58,414,989           4.97
Other                             6,641           24,810,211           2.11
                                -------       --------------         -------
         Total                  218,962       $1,174,265,229         100.00%
                                =======       ==============         =======
-------------------
         *Refers to consolidation loans for which the school type applicable to the loans the borrower consolidated is unavailable.

          DISTRIBUTION OF THE STUDENT LOANS BY SAP INTEREST RATE INDEX
                            (AS OF THE CUT-OFF DATE)

                                                 Outstanding    Percent of Loans
       SAP Interest            Number of          Principal      by Outstanding
        Rate Index               Loans             Balance           Balance
       -------------             -----             -------           -------
91 Day T-Bill Index             142,480      $   521,046,976          44.37%
90 Day CP Index                  76,482          653,218,253          55.63
                                -------       --------------         -------
            Total               218,962       $1,174,265,229         100.00%
                                =======       ==============         =======

          DISTRIBUTION OF THE STUDENT LOANS BY BORROWER PAYMENT STATUS
                            (AS OF THE CUT-OFF DATE)

                                                 Outstanding    Percent of Loans
         Borrower              Number of          Principal      by Outstanding
     Payment Status              Loans             Balance           Balance
     --------------              -----             -------           -------
School                           35,206         $173,474,235          14.77%
Grace                            15,707           86,279,599           7.35
Deferment                        24,516          115,906,247           9.87
Forbearance                      31,314          162,782,028          13.86
Repayment*
     First Year Repayment        82,293          487,570,465          41.52
     Second Year Repayment        8,997           39,672,257           3.38
     Third Year Repayment         5,514           25,270,981           2.15
     More Than Three Years       14,337           79,610,802           6.78
Claim                             1,078            3,698,615           0.31
                                -------       --------------         -------
         Total                  218,962       $1,174,265,229         100.00%
                                =======       ==============         =======
--------------------
         *The weighted average number of months in repayment for all student loans currently in repayment is 13.8, calculated as the term to maturity at the commencement of repayment less the number of months remaining to scheduled maturity as of the cut-off date.

         DISTRIBUTION OF THE STUDENT LOANS BY NUMBER OF DAYS DELINQUENT
                            (AS OF THE CUT-OFF DATE)

                                                 Outstanding    Percent of Loans
                               Number of          Principal      by Outstanding
    Days Delinquent              Loans             Balance           Balance
    ---------------               -----             -------           -------
0-30                            201,912       $1,108,063,937          94.36%
31-60                             7,596           30,668,534           2.61
61-90                             3,504           14,810,237           1.26
91-120                            1,175            4,620,316           0.39
121 and above                     4,775           16,102,205           1.37
                                -------       --------------         -------
         Total                  218,962       $1,174,265,229         100.00%
                                =======       ==============         =======

            DISTRIBUTION OF THE STUDENT LOANS BY DATE OF DISBURSEMENT
                            (AS OF THE CUT-OFF DATE)

                                                Outstanding     Percent of Loans
                               Number of          Principal      by Outstanding
   Disbursement Date             Loans             Balance           Balance
   -----------------             -----             -------           -------
Pre-October, 1993                19,385       $   39,103,358           3.33%
October 1, 1993 and thereafter  199,577        1,135,161,871          96.67
                                -------        -------------          -----
         Total                  218,962       $1,174,265,229         100.00%
                                =======       ==============         =======


         Student loans disbursed prior to October 1, 1993 are 100% guaranteed by the guarantee agency and are 100% reinsured against default by the Department of Education. Student loans disbursed after October 1, 1993 are 98% guaranteed by the guarantee agency and are reinsured by the Department of Education up to a maximum of 98% of the guarantee payments.


         DISTRIBUTION OF THE STUDENT LOANS BY RANGE OF PRINCIPAL BALANCE
                            (AS OF THE CUT-OFF DATE)

                                                 Outstanding    Percent of Loans
                               Number of          Principal      by Outstanding
   Principal Balance             Loans             Balance           Balance
   -----------------             -----             -------           -------
Less than $500.00                12,478       $    3,342,466           0.28%
$500.00       -$999.99           16,649           12,616,521           1.07
$1,000.00     -$1,999.99         35,785           53,227,107           4.53
$2,000.00     -$2,999.99         41,610          104,680,965           8.91
$3,000.00     -$3,999.99         24,691           85,726,209           7.30
$4,000.00     -$5,999.99         35,910          178,260,258          15.18
$6,000.00     -$7,999.99         10,928           74,949,310           6.38
$8,000.00     -$9,999.99         13,984          121,556,090          10.35
$10,000.00    -$14,999.99        12,072          146,619,720          12.49
$15,000.00    -$19,999.99         5,892          100,913,450           8.59
$20,000.00    -$24,999.99         3,273           72,877,124           6.21
$25,000.00    -$29,999.99         1,900           51,681,788           4.40
$30,000.00    -$34,999.99         1,308           42,478,982           3.62
$35,000.00    -$39,999.99           805           29,961,850           2.55
$40,000.00    -$44,999.99           518           21,887,821           1.86
$45,000.00    -$49,999.99           308           14,532,496           1.24
$50,000.00 or greater               851           58,953,072           5.02
                                -------       --------------         -------
         Total                  218,962       $1,174,265,229         100.00%
                                =======       ==============         =======

                      DISTRIBUTION OF THE STUDENT LOANS BY
               NUMBER OF MONTHS REMAINING UNTIL SCHEDULED MATURITY
                            (AS OF THE CUT-OFF DATE)

                                                 Outstanding    Percent of Loans
                               Number of          Principal      by Outstanding
  Number of Months*             Loans             Balance           Balance
  -----------------             -----             -------           -------
1 to 23                           2,746           $1,261,913           0.11%
24 to 35                          3,051            2,847,180           0.24
36 to 47                          4,285            5,896,102           0.50
48 to 59                          6,205           11,578,964           0.99
60 to 71                          7,506           16,709,416           1.42
72 to 83                         10,353           26,050,938           2.22
84 to 95                         14,686           43,196,911           3.68
96 to 107                        18,144           58,100,720           4.95
108 to 119                       40,205          147,939,594          12.60
120 to 131                       47,962          237,423,154          20.22
132 to 143                       19,537           96,300,284           8.20
144 to 155                       11,048           52,749,359           4.49
156 to 167                        5,982           24,045,675           2.05
168 to 179                        5,919           46,219,784           3.94
180 to 191                        2,869           25,783,216           2.20
192 to 203                          915            7,912,208           0.67
204 to 215                          776            8,431,941           0.72
216 to 227                          851           11,166,004           0.95
228 to 239                        6,464           94,997,486           8.09
240 to 251                        2,728           42,434,360           3.61
252 to 263                          170            2,834,554           0.24
264 to 275                          136            2,769,017           0.24
276 to 287                          207            4,653,026           0.40
288 to 299                        2,516           60,901,753           5.19
300 to 311                        1,169           28,980,284           2.47
312 to 323                           56            1,596,548           0.14
324 to 335                           89            3,363,518           0.29
336 to 347                          156            6,327,978           0.54
348 to 359                        1,959           88,290,567           7.52
360 to 371                          272           13,502,776           1.15
                                -------       --------------         -------
Total                           218,962       $1,174,265,229         100.00%
                                =======       ==============         =======


----------------
         *Does not give effect to any deferral or forbearance periods that may be granted in the future.

            DISTRIBUTION OF THE STUDENT LOANS BY GEOGRAPHIC LOCATION
                            (AS OF THE CUT-OFF DATE)

         The following chart shows the geographic distribution of the student loans based on the permanent billing addresses of the borrowers as shown on the servicer's records:

                                                Outstanding     Percent of Loans
                               Number of          Principal      by Outstanding
       Location                  Loans             Balance           Balance
       --------                  -----             -------           -------
Alabama                           1,324          $ 7,607,063           0.65%
Alaska                            1,463            5,801,587           0.49
Arizona                          12,752           65,571,872           5.58
Arkansas                            535            2,980,252           0.25
California                       37,694          214,482,424          18.27
Colorado                         16,379           72,247,119           6.15
Connecticut                         488            4,633,834           0.39
Delaware                             76              657,442           0.06
District of Columbia                602            3,026,654           0.26
Florida                           3,877           30,018,148           2.56
Georgia                           1,662           12,072,522           1.03
Hawaii                            8,745           33,928,675           2.89
Idaho                               735            4,235,673           0.36
Illinois                          2,418           21,440,217           1.83
Indiana                             997            9,999,873           0.85
Iowa                              5,324           44,591,935           3.80
Kansas                           10,473           42,940,258           3.66
Kentucky                            579            5,331,407           0.45
Louisiana                         1,142            7,394,691           0.63
Maine                             1,794           17,075,347           1.45
Maryland                          1,289            9,655,547           0.82
Massachusetts                     1,037           10,601,087           0.90
Michigan                          2,484           20,745,271           1.77
Minnesota                        11,551           33,552,363           2.86
Mississippi                         244            1,822,684           0.16
Missouri                          6,324           41,410,474           3.53
Montana                             366            2,190,506           0.19
Nebraska                         11,816           92,423,873           7.87
Nevada                            3,789           19,043,002           1.62
New Hampshire                       417            3,151,899           0.27
New Jersey                          884            8,526,815           0.73
New Mexico                        1,963           10,619,027           0.90
New York                         18,004           68,854,754           5.86
North Carolina                    1,054            7,211,840           0.61
North Dakota                        495            1,640,437           0.14
Ohio                              1,213           12,050,028           1.03
Oklahoma                         20,118           65,977,423           5.62

                                                Outstanding     Percent of Loans
                               Number of          Principal      by Outstanding
       Location                  Loans             Balance           Balance
       --------                  -----             -------           -------
Oregon                            7,892          $33,722,848           2.87
Pennsylvania                      1,634           16,671,324           1.42
Rhode Island                        125              935,574           0.08
South Carolina                      425            3,407,897           0.29
South Dakota                        496            2,650,837           0.23
Tennessee                           758            5,092,298           0.43
Texas                             6,796           40,193,788           3.42
Utah                                809            6,648,264           0.57
Vermont                             134              994,047           0.08
Virginia                          1,451           10,446,626           0.89
Washington                        2,934           17,703,219           1.51
West Virginia                       149            1,211,295           0.10
Wisconsin                         1,773           11,379,542           0.97
Wyoming                             467            2,293,439           0.20
Guam                                 70              244,105           0.02
Puerto Rico                          71              626,448           0.05
Virgin Islands                       31              155,749           0.01
Other/Uncoded                       840            4,373,903           0.37
                                -------            ---------         -------
Total                           218,962       $1,174,265,229         100.00%
                                =======       ==============         =======

              DISTRIBUTION OF THE STUDENT LOANS BY GUARANTEE AGENCY
                            (AS OF THE CUT-OFF DATE)


                                                Outstanding     Percent of Loans
                               Number of          Principal      by Outstanding
    Guarantee Agency             Loans             Balance           Balance
    ----------------             -----             -------           -------
NSLP                            76,134         $ 534,375,076          45.51%
USAF                            49,373           183,352,799          15.61
CSAC                            13,877           173,776,851          14.80
ICSAC                            6,971            64,385,515           5.48
OGSLP                           20,752            62,438,365           5.32
CSLP                            15,019            46,976,685           4.00
HESC                            16,628            44,084,340           3.75
GLHEC                           11,822            24,815,087           2.11
OSSC                             4,210            17,418,031           1.48
FAME                             1,951            14,464,650           1.23
KHEAA                              535             2,190,822           0.19
ECMC                               458             1,715,672           0.15
MSLP                               439             1,680,672           0.14
NELA                               344             1,079,398           0.09
TGSLC                              161               680,691           0.06
EAC                                169               442,483           0.04
SLGFA                               87               248,384           0.02
OSFA                                11                58,145           0.00*
ISAC                                 7                43,085           0.00*
FISL                                12                35,753           0.00*
LOSFA                                2                 2,724           0.00*
                               -------        --------------         -------
Total                          218,962        $1,174,265,229         100.00%
                               =======        ==============         =======

-----------------------
         *Less than 0.01%.

                 INFORMATION RELATING TO THE GUARANTEE AGENCIES

         The payment of principal and interest on all of the student loans held in the trust estate created under the indenture will be guaranteed by designated guarantee agencies and will be reinsured by the United States Department of Education. The guarantee provided by each guarantee agency is an obligation solely of that guarantee agency and is not supported by the full faith and credit of the federal or any state government. However, the Higher Education Act provides that if the Secretary of Education determines that a guarantee agency is unable to meet its insurance obligations, the Secretary shall assume responsibility for all functions of the guarantee agency under its loan insurance program. For further information on the Secretary of Education's authority in the event a guarantee agency is unable to meet its insurance obligations see "Description of the Guarantee Agencies" in the prospectus.

As of the cut-off date, of the student loans held in the trust estate approximately

         o        45.51% are guaranteed by National Student Loan Program, Inc.
                  ("NSLP"), a non-profit corporation organized in Nebraska and guaranteeing student loans since 1987,

         o 15.61% are guaranteed by United States Aid Funds, Inc., a non-profit corporation organized in Indiana ("USAF"), and guaranteeing student loans since 1960,

         o 14.80% are guaranteed by California Student Aid Commission ("CSAC"), an agency of the State of California guaranteeing student loans since 1979,

         o and the remaining 24.08% are guaranteed by one of the following guarantee agencies:

                  o        Colorado Student Loan Program (CSLP),
                  o        Education Assistance Corporation (EAC),
                  o        Educational Credit Management Corporation (ECMC),
                  o        Finance Authority of Maine (FAME),
                  o        Federally Insured Student Loan (FISL),
                  o Florida Department of Education, Office of Student Financial Assistance (OSFA),
                  o        Great Lakes Higher Education Guaranty Corporation
                           (GLHEC),
                  o        Illinois Student Assistance Commission (ISAC),
                  o        Iowa College Student Aid Commission (ICSAC),
                  o        Kentucky Higher Education Assistance Authority
                           (KHEAA),
                  o        Louisiana Office of Student Financial Assistance
                           (LOSFA),
                  o        Missouri Student Loan Program (MSLP),
                  o        New York State Higher Education Services Corporation
                           (HESC),
                  o        Northwest Education Loan Association (NELA),
                  o        Oklahoma Guaranteed Student Loan Program (OGSLP),
                  o        Oregon State Scholarship Commission (OSSC),

                  o        Student Loan Guarantee Foundation of Arkansas
                           (SLGFA),
                  o        Texas Guaranteed Student Loan Corporation (TGSLC).

         See "Description of the Guarantee Agencies" in the prospectus for more detailed information concerning the characteristics of the guarantee agencies.

         Presented below is information with respect to each guarantee agency expected to guaranty 10% or more of the student loans as of September 1, 2002. Except as otherwise indicated, the information regarding each guarantee agency has been obtained from the guarantee agency and has not been independently verified.

         GUARANTY VOLUME. The following table sets forth the approximate aggregate principal amount of federally reinsured education loans (including PLUS Loans but excluding Federal Consolidation Loans) that have first become guaranteed by NSLP, USAF and CSAC in the federal fiscal years indicated:

                                 GUARANTY VOLUME
                                  (IN MILLIONS)

         FEDERAL FISCAL YEAR              NSLP           USAF           CSAC
         -------------------              ----           ----           ----

         1997.....................        $397          $6,228         $1,583
         1998.....................        $629          $6,196         $1,963
         1999.....................        $674          $6,473         $2,077
         2000.....................        $810          $6,869         $2,371
         2001.....................        $831          $7,379         $2,792


         RESERVE RATIO. Each guarantee agency's reserve ratio is determined by dividing its cumulative cash reserves by the original principal amount of the outstanding loans it has agreed to guarantee.

         On October 7, 1998, President Clinton signed a bill to reauthorize the Higher Education Act for the next five years. The reauthorization bill requires guarantee agencies to establish two separate funds, a Federal Student Loan Reserve Fund and an Agency Operating Fund. Under the new funding model, the Federal Reserve Fund is considered the property of the Federal government and the Agency Operating Fund is considered the property of the guarantee agency.

         The Federal Reserve Fund was established on October 1, 1998 through the deposit of all existing funds, securities and other liquid assets previously identified as Federal Family Education Loan Program. The guarantee agencies will deposit into this fund all guarantee fees, the reinsurance received from the Department of Education, and the recovery of the non-reinsured portion of defaults and investment earnings. The Federal Reserve Fund is only to pay lender claims and default aversion fees into the Agency Operating Fund and for other limited purposes. Under certain circumstances, at the instruction of the Department of Education, account maintenance fees are paid to the Agency Operating Fund from this fund.

         The term "cumulative cash reserves" is equal to the difference of sources less uses of funds for the Federal Reserve Funds. Prior to enactment of the new model, "cumulative cash reserves" referred to cash reserves plus (i) the guarantee agency's quarterly report on sources of funds (including insurance premiums, state appropriations, federal advances, federal reinsurance payments, administrative cost allowances, collections on claims paid and investment earnings) minus (ii) the guarantee agency's quarterly report on uses of funds (including claims paid to lenders, operating expenses, lender fees, the Department of Education's share of collections on claims paid, returned advances and reinsurance fees).

         The "original principal amount of outstanding loans" consists of the original principal amount of loans guaranteed by such guarantee agency minus (i) the original principal amount of loans canceled, claims paid, loans paid in full and loan guarantees transferred from such guarantee agency to other guarantee agencies, plus (ii) the original principal amount of loan guarantees transferred to such guarantee agency from other guarantee agencies, excluding loan guarantees transferred to another agency pursuant to a plan of the Secretary in response to the insolvency of the agency. The following table sets forth the respective reserve ratios for NSLP, USAF and CSAC for the federal fiscal years indicated:

                                  RESERVE RATIO

         FEDERAL FISCAL YEAR              NSLP*          USAF           CSAC
         -------------------              -----          ----           ----

         1997.....................        1.2%          1.5%            2.5%
         1998.....................        1.3%          1.4%            1.8%
         1999.....................        1.1%          1.2%            1.7%
         2000.....................        0.9%          0.95%           1.4%
         2001.....................        0.8%          0.74%           0.91%

*To determine federal reserves, NSLP includes cash and investments plus net short term receivables of the Federal Fund.

         RECOVERY RATES. A guarantee agency's recovery rate, which provides a measure of the effectiveness of the collection efforts against defaulting borrowers after the guarantee claim has been satisfied, is determined by dividing the aggregate amount recovered from borrowers by the aggregate amount of default claims paid by the guarantee agency. The table below sets forth the recovery rates for NSLP, USAF and CSAC:

                                 RECOVERY RATES

         FEDERAL FISCAL YEAR               NSLP          USAF           CSAC
         -------------------               ----          ----           ----

         1997........................     31.5%          40.9%          39.2%
         1998........................     38.4%          44.4%          41.8%
         1999........................     46.9%          52.5%          49.3%
         2000........................     55.3%          64.2%          56.4%
         2001........................     62.5%          73.3%          64.8%

         CLAIMS RATES. For the federal fiscal years 1997-2001, NSLP's, USAF's and CSAC's respective claims rates listed below have not exceeded 5%, and as a result, all claims of NSLP, USAF and CSAC have been fully reimbursed at the maximum allowable level by the Department. See "Description of the Federal Family Education Loan Program" in the prospectus for more detailed information concerning the federal program. Nevertheless, there can be no assurance the guarantee agencies will continue to receive full reimbursement for such claims. The following table sets forth the claims rates of NSLP, USAF and CSAC for the federal fiscal years indicated:

                                  CLAIMS RATES

         FEDERAL FISCAL YEAR               NSLP            USAF          CSAC
         -------------------               ----            ----          ----

         1997.........................     3.2%            4.7%          4.5%
         1998.........................     3.2%            4.0%          3.1%
         1999.........................     2.2%            2.6%          2.6%
         2000.........................     1.9%            2.0%          2.8%
         2001.........................     1.3%            2.5%          2.6%


                            DESCRIPTION OF THE NOTES

GENERAL

         The notes will be issued pursuant to the terms of an Indenture of Trust dated as of September 1, 2002, between the trust and Zions First National Bank. A form of the indenture, including a form of the notes, has been filed as an exhibit to the registration statement of which this prospectus supplement is a part. The following summary describes some of the terms of the indenture and the notes. However, it is not complete and is qualified in its entirety by the actual provisions of the indenture and the notes.

INTEREST PAYMENTS

         Interest will accrue on the notes at their respective interest rates during each interest accrual period and will be payable to the noteholders quarterly on each distribution date, commencing December 26, 2002. Subsequent distribution dates will be on the 25th of each March, June, September and December, or if any such day is not a business day, the next business day. Interest accrued but not paid on any distribution date will be due on the next distribution date together with an amount equal to interest on the unpaid amount at the applicable rate per annum described below. Any such shortfall will be allocated pro rata to the noteholders, based on the total amount of interest due on each class of notes.

         The interest rate on the class A-1 notes for each interest accrual period will be equal to three-month LIBOR, except for the initial interest accrual period, as determined on the second business day prior to such interest accrual period, plus _____%. The interest rate on the class A- 2 notes for each interest accrual period will be equal to three-month LIBOR, except for the initial interest accrual period, as determined on the second business day prior to such interest accrual period, plus ___%. The interest rate on the class A-3 notes for each interest accrual period will be equal to three-month LIBOR, except for the initial interest accrual period, as determined on the second business day prior to such interest accrual period, plus ___%. The interest rate on the class A-4L notes for each interest accrual period will be equal to three-month LIBOR, except for the initial interest accrual period, as determined on the second business day prior to such interest accrual period, plus ___%. The interest rate on the class B notes for each interest accrual period will be equal to three-month LIBOR, except for the initial interest accrual period, as determined on the second business day prior to such interest accrual period, plus ___%.

         LIBOR for the initial interest accrual period will be determined by the following formula:

                  x + [_/_ * (y-x)]

         where:   x = two-month LIBOR, and

                  y = three-month LIBOR, in each case, as of the second business day before the start of the initial interest accrual period.

         The interest rate on the class A-4CP notes for each interest accrual period will be equal to the daily weighted average of the CP rates within that interest accrual period, plus ___%. The CP rate will be adjusted daily on each day based on the three-month commercial paper rate published for the corresponding day in the immediately preceding calendar week as described below under "-- Calculation of the CP Rate." If the corresponding day in the immediately preceding calendar week is not is a business day, the CP Rate will adjust based upon the rate published for the business day immediately preceding that corresponding business day.

CALCULATION OF LIBOR

         For each interest accrual period, LIBOR will be determined by the administrator by reference to the London interbank offered rate for deposits in U.S. dollars having a maturity of three months which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the related LIBOR determination date. The LIBOR determination date will be the second business day before the beginning of each interest accrual period. If this rate does not appear on Telerate Page 3750, the rate for that day will be determined on the basis of the rates at which deposits in U.S. dollars, having the relevant maturity and in a principal amount of not less than U.S. $1,000,000, are offered at approximately 11:00 a.m., London time, on that LIBOR determination date, to prime banks in the London interbank market by four major banks selected by the administrator. The administrator will request the principal London office of each bank to provide a quotation of its rate. If the banks provide at least two quotations, the rate for that day will be the arithmetic mean of the quotations. If the banks provide fewer than two quotations, the rate for that day will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the administrator, at approximately 11:00 a.m., New York time, on that LIBOR determination date, for loans in U.S. Dollars to leading European banks having the relevant maturity and in a principal amount of not less than U.S. $1,000,000. If the banks selected as described above are not providing quotations, three-month LIBOR in effect for the applicable interest accrual period will be three-month LIBOR in effect for the previous accrual period.

CALCULATION OF THE CP RATE

         The CP rate will be the rate, expressed on a bond equivalent basis, set forth in the H.15 Daily Update or any recognized electronic source used for the purpose of displaying that rate, opposite the 3-month maturity and under the caption "Commercial Paper - Financial." If, by 5:00 p.m., New York City time, on any day this rate is not yet published in the H.15 Daily Update, the rate for that day will be the bond equivalent yield of the rate published in H.15(519) or any recognized electronic source used for the purpose of displaying that rate for that day opposite the 3-month maturity and under the caption "Commercial Paper - Financial." If for any day such rate does not appear on the H.15 Daily Update, the H.15(519) or any recognized electronic source used for the purpose of displaying that rate, the rate for that day will be determined on the basis of the commercial paper rates - financial for that day with a maturity of three-months quoted to the administrator by at least three leading dealers of U.S. Dollar commercial paper in New York City. If for any day such rate does not appear on the H.15 Daily Update, the H.15(519) or any recognized electronic source used for the purpose of displaying that rate and the administrator is unable to obtain rate quotes from at least three commercial paper reference dealers, then the rate for that day will be the rate for the first preceding day for which such rate could be determined.

         Interest on the class A-4CP notes will be adjusted daily on each day within any accrual period based on the CP rate determined for the corresponding day in the immediately preceding week. For each Saturday, Sunday or other non-business day, the CP rate will be the rate in effect for the immediately preceding business day. Interest due for any accrual period for the class A-4CP notes will be determined based on the actual number of days elapsed in the interest accrual period divided by 365, or 366 in the case of any interest accrual period ending in a leap year.

         The bond equivalent yield will be calculated as follows:
                                                N * D        * 100
                                            --------------
                   Bond Equivalent Yield =  360 - (D * 90)

where "D" refers to the per annum rate determined as set forth above, quoted on a bank discount basis and expressed as a decimal, and "N" refers to 365 or 366, as applicable.

         "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the United States Federal Reserve System.

         "H.15 Daily Update" means the daily update for H.15(519), available through the world wide web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publications.

PRINCIPAL DISTRIBUTIONS

         Principal payments will be made to the noteholders on each distribution date in an amount generally equal to the lesser of:

         o the principal distribution amount for that distribution date, which includes any shortfall in the payment of the principal distribution amount on the preceding distribution date; and

         o funds available for the payment of principal as described below under "Flow of Funds."

         There may not be sufficient funds available to pay the full principal distribution amount on each distribution date. Amounts on deposit in the Reserve Fund, other than amounts in excess of the Reserve Fund minimum balance that are transferred to the Collection Fund, will not be available to make principal payments on the notes except upon their final maturity.

         Principal payments on the class A notes will be applied on each distribution date, first to the outstanding principal balance on the class A-1 notes until paid in full, second to the outstanding principal balance of the class A-2 notes until paid in full, third to the outstanding balance of the class A-3 notes until paid in full and fourth to the class A-4 notes, pro rata, until paid in full. The aggregate outstanding principal balance of the class A-1 notes will be due and payable in full by the distribution date, the aggregate outstanding principal balance of the class A-2 notes will be due and payable in full by the distribution date, the aggregate outstanding principal balance of the class A-3 notes will be due and payable in full by the distribution date and the aggregate outstanding principal balance of the class A-4 notes will be due and payable in full by the distribution date. Principal payments on the class B notes will be made to noteholders on each distribution date after the class A-1, class A-2, class A-3 and class A-4 notes are paid in full in an amount generally equal to the principal distribution amount for that distribution date. The aggregate outstanding principal balance of the class B notes will be due and payable in full by the distribution date. The actual date on which the final distribution on the class A-1, class A-2, class A-3, class A-4 and class B notes will be made may be earlier than the maturity dates set forth above as a result of a variety of factors.

         The term "Principal Distribution Amount" means:

         o on the initial distribution date, the amount by which the aggregate outstanding principal amount of the notes exceeds the Adjusted Pool Balance, as of the last day of the initial collection period, or

         o on each subsequent distribution date, the amount by which the Adjusted Pool Balance, as of the last day of the preceding collection period, exceeds the Adjusted Pool Balance, as of the last day of that collection period, plus the amount of any Principal Distribution Amount due on the prior distribution date that was not paid.

         For this purpose, "Adjusted Pool Balance" means, for any distribution date,

         o if the Pool Balance is greater than 50% of the initial Pool Balance, the sum of that Pool Balance and the required minimum balance of the Reserve Fund for that distribution date, or

         o if the Pool Balance is less than or equal to 50% of the initial Pool Balance, that Pool Balance.

         "Pool Balance" for any date means the aggregate principal balance of the student loans held by the trust on that date, including accrued interest that is expected to be capitalized, as reduced by the principal portion of:

         o all payments received by the trust through that date from borrowers, the guarantee agencies and the Department of Education,

         o all amounts received by the trust through that date from purchases of student loans,

         o all liquidation proceeds and realized losses on the student loans through that date,

         o the amount of any adjustment to balances of the student loans that the servicer makes under the servicing agreement through that date, and

         o the amount by which guarantor reimbursements of principal on defaulted student loans through that date are reduced from 100% to 98%, or other applicable percentage, as required by the risk sharing provisions of the Higher Education Act.

FLOW OF FUNDS

         On the third business day before each distribution date, the administrator will provide the indenture trustee with certain information as to the preceding collection period, including the amount of funds received on account of the trust's student loans and available in the Collection Fund. On each monthly servicing payment date that is not a distribution date, the administrator will instruct the indenture trustee to pay to the servicer any servicing fees due for the period from and including the preceding monthly servicing payment date or distribution date from amounts on deposit in the Collection Fund. On each distribution date prior to an event of default under the indenture, the administrator will instruct the indenture trustee to make the following deposits and distributions, to the extent funds are available, in the following order:

         o to the master servicer, the indenture trustee and the Delaware trustee, pro rata, the servicing fees and the trustees' fees due on that distribution date;

         o to the administrator, any administration fees due on that distribution date and all prior unpaid administration fees;

         o to the LIBOR note derivative product agreement counterparties, any fees due on that distribution date and all prior unpaid fees;

         o to the class A-1, class A-2, class A-3 and class A-4 noteholders, pro rata, to pay interest due on the class A-1, class A-2, class A-3 and class A-4 notes;

         o to the class B noteholders to pay interest due on the class B notes;

         o to the class A-1 noteholders, to pay the principal distribution amount until the outstanding balance on the class A-1 notes is reduced to zero;

         o to the class A-2 noteholders, to pay the principal distribution amount until the outstanding balance on the class A-2 notes is reduced to zero;

         o to the class A-3 noteholders, to pay the principal distribution amount until the outstanding balance on the class A-3 notes is reduced to zero;

         o to the class A-4 noteholders, pro rata, to pay the principal distribution amount until the outstanding balance on the class A-4 notes is reduced to zero;

         o to the class B noteholders, to pay the principal distribution amount until the outstanding balance on the class B notes is reduced to zero;

         o to the Reserve Fund, the amount, if any, necessary to restore the Reserve Fund to the Reserve Fund minimum balance;

         o to the counterparties on the LIBOR note derivative product agreements any unreimbursed payments made by the counterparties under the terms of the related LIBOR note derivative product agreement plus interest on such amounts;

         o        to the master servicer, any unpaid carry-over servicing fee;
                  and

         o        to the sponsor, any remaining amounts.

         If an event of default occurs under the indenture, payments will not be made in the order described above. Instead, payments will be made as described in the prospectus under "Summary of the Indenture Provisions - Remedies on Default."

                               CREDIT ENHANCEMENT

RESERVE FUND

         A deposit will be made to the Reserve Fund on the date the notes are issued in an amount equal to $____________. On each distribution date, to the extent that money in the Collection Fund is not sufficient to pay certain of the trust's operating expenses, including servicing fees, trustees' fees, administration fees, LIBOR note derivative product agreement fees, and the interest then due on the notes, the amount of the deficiency will be paid directly from the Reserve Fund. Money withdrawn from the Reserve Fund will be restored through transfers from the Collection Fund as available. The Reserve Fund is subject to a minimum amount equal to the greater of ____% of the outstanding Pool Balance as of the close of business on the last day of the related collection period, or $____________, which amount may be satisfied with cash or permitted securities.

         The Reserve Fund is intended to enhance the likelihood of timely distributions of interest to the noteholders and to decrease the likelihood that the noteholders will experience losses. In some circumstances, however, the Reserve Fund could be reduced to zero. Except on the final maturity date of a class of notes, amounts on deposit in the Reserve Fund, other than amounts in excess of the Reserve Fund minimum balance that are transferred to the Collection Fund, will not be available to cover any principal payment shortfalls. On the final maturity date of a class of notes, amounts on deposit in the Reserve Fund will be available to pay principal on the notes and accrued interest.

SUBORDINATED NOTES

         The class B notes are subordinate notes. The rights of the class B noteholders to receive payments of interest are subordinated to the rights of the class A noteholders to receive payments of interest. Similarly, the rights of the class B noteholders to receive payments of principal are subordinated to the rights of the class A noteholders to receive payments of principal. This subordination is intended to enhance the likelihood of regular receipt by the class A noteholders of the full amount of the payments of interest and principal due them and to protect the class A noteholders against losses. See "Description of Credit Enhancement - Subordinate Notes" in the prospectus.

                     INTEREST RATE CAP DERIVATIVE AGREEMENT

         On the closing date the trust will enter into an interest rate cap derivative agreement with JPMorgan Chase Bank. The interest rate cap derivative agreement will be documented under a 1992 ISDA Master Agreement
(Multicurrency-Cross Border) modified to reflect the terms of the notes, the indenture and the trust agreement.

         The interest rate cap derivative agreement will terminate on the earlier of the _________________ distribution date and the date on which the interest rate cap derivative agreement terminates in accordance with its terms due to an early termination.

         Under the terms of the interest rate cap derivative agreement, the trust will pay JPMorgan Chase Bank, as the derivative counterparty, from the net proceeds of the sale of the notes a payment of $__________ to purchase the interest rate cap derivative agreement. On the third business day before each distribution date to and including the _________________ distribution date, JPMorgan Chase Bank will pay to the trust for deposit into the collection fund an amount, calculated on a quarterly basis, equal to the product of (a) the excess, if any, of (i) three-month LIBOR as determined for the interest accrual period related to the applicable distribution date, over (ii) ____% and (b) a notional amount equal to $_________________.

         For this purpose, three-month LIBOR for each interest accrual period will be determined using the same formula as described above in "Description of the Notes - Interest Payments" and as of the LIBOR determination date for that interest accrual period as described in "Description of the Notes - Calculation of LIBOR."

MODIFICATIONS AND AMENDMENT OF THE INTEREST RATE CAP DERIVATIVE AGREEMENT

         No amendment, modification or waiver to the interest rate cap derivative agreement may be entered into or will be effective unless written confirmation is received from the rating agencies then rating the notes that such amendment, modification or waiver will not cause a reduction, suspension or withdrawal of the then-current ratings of the notes.

DEFAULT UNDER THE INTEREST RATE CAP DERIVATIVE AGREEMENT

         Events of default under the interest rate cap derivative agreement are limited to:

         o the failure of the derivative counterparty to pay any amount when due under the derivative agreement after giving effect to the applicable grace period,

         o the occurrence of events of insolvency or bankruptcy of the trust or the derivative counterparty,

         o the acceleration of the principal of the notes following an event of default under the indenture, and

         o the following other standard events of default under the 1992 ISDA Master Agreement: "Credit Support Default" (not applicable to the trust) and "Merger Without Assumption" (not applicable to the trust), as described in Sections 5(a)(iii) and 5(a)(viii) of the 1992 ISDA Master Agreement.

TERMINATION EVENTS

         Termination events under the interest rate cap derivative agreement include the following standard events under the 1992 ISDA Master Agreement (none of which applies to the trust): "Illegality," which generally relates to changes in law causing it to become unlawful for either party to perform its obligations under the interest rate cap derivative agreement; "Tax Event," which generally relates to either party to the interest rate cap derivative agreement receiving a payment under the interest rate cap derivative agreement from which an amount has been deducted or withheld for or on account of taxes; "Tax Event Upon Merger"; "Credit Event Upon Merger"; and the additional termination event described below.

ADDITIONAL TERMINATION EVENT

         The interest rate cap derivative agreement will include an additional termination event relating to withdrawal or downgrade of the derivative counterparty's credit rating. This additional termination event will occur if:

         o the counterparty, financial program or long-term senior debt rating, as the case may be, of the derivative counterparty is withdrawn or downgraded below "A" by Standard & Poor's Credit Market Services, a division of the McGraw-Hill Companies, Inc., or by Fitch Ratings (to the extent available) or any successor rating agency or "A2" by Moody's Investors Services, Inc. or any successor rating agency; and

         o the derivative counterparty has not, within 45 days of the withdrawal or downgrade, procured a collateral arrangement, a replacement transaction or a rating affirmation.

         For purposes of this additional termination event:

         o        A collateral arrangement means any of:

                  o An executed collateral agreement between the parties providing for the collateralization of the derivative counterparty's obligations under the interest rate cap derivative agreement as measured by the net present value of the derivative counterparty's marked-to-market obligations. The collateral, collateral levels, collateral agent, if any, and other terms of the collateral agreement must be satisfactory to the derivative counterparty and the trust in their reasonable judgment and to the rating agency whose rating was lowered or withdrawn.

                  o A letter of credit, guaranty or surety bond or insurance policy covering the derivative counterparty's obligations under the interest rate cap derivative agreement from a bank, guarantor or insurer having a debt rating, or a financial program or counterparty rating or claims paying rating, of at least "A" by S&P and "A2" by Moody's.

         o A replacement transaction means a transaction with a replacement counterparty who assumes the derivative counterparty's position under the interest rate cap derivative agreement on substantially the same terms or with such other amendments to the terms of the interest rate cap derivative agreement as may be approved by the parties and each of the rating agencies. S-38

         o A rating affirmation means a written acknowledgement from the rating agency whose rating was lowered or withdrawn that, notwithstanding the withdrawal or downgrade, the then-current ratings of the notes will not be lowered.

EARLY TERMINATION OF THE INTEREST RATE CAP DERIVATIVE AGREEMENT

         Upon the occurrence of any default under the interest rate cap derivative agreement or a termination event, the non-defaulting party or the non-affected party, as the case may be, will have the right to designate an early termination date upon the occurrence of that default or termination event.

         Upon any early termination of the interest rate cap derivative agreement, either the trust or the counterparty may be liable to make a termination payment to the other, regardless of which party has caused that termination. The amount of that termination payment will be based on the value of the transaction under the interest rate cap derivative agreement computed in accordance with the procedures in, and limited by the terms of, the interest rate cap derivative agreement. In the event that the trust is required to make a termination payment, the termination payment will be subordinate to the right of the noteholders to receive full payment of principal of and interest on the notes and to the replenishment of the Reserve Fund to the minimum required balance.

DERIVATIVE COUNTERPARTY

         For a description of the interest rate cap derivative agreement counterparty, JPMorgan Chase Bank, see "LIBOR Note Derivative Product Agreements
- Counterparties" below.

                    LIBOR NOTE DERIVATIVE PRODUCT AGREEMENTS

PAYMENTS UNDER THE AGREEMENTS

         On the closing date, the trust will enter into LIBOR note derivative product agreements with each of JPMorgan Chase Bank and Morgan Stanley Capital Services Inc. for its class A-1, class A-2, class A-3, class A-4L and class B notes. Each agreement will be documented under a 1992 ISDA Master Agreement (Multicurrency-Cross Border) modified to reflect the terms of the notes, the indenture and the trust agreement. These LIBOR note derivative product agreements will terminate on the final distribution date or, if earlier, the date on which the agreements terminate in accordance with their terms due to an early termination.

         Under the terms of the LIBOR note derivative product agreements, each counterparty will pay to the trust, on or before the third business day preceding each distribution date while the LIBOR note derivative product agreements are still in effect, an amount calculated on a quarterly basis equal to 50% of the sum of:

         o the excess, if any, of the interest rate on the class A-1 notes over the adjusted student loan rate, multiplied by the Notional Principal Amount for the class A-1 notes; plus

         o the excess, if any, of the interest rate on the class A-2 notes over the adjusted student loan rate, multiplied by the Notional Principal Amount for the class A-2 notes; plus

         o the excess, if any, of the interest rate on the class A-3 notes over the adjusted student loan rate, multiplied by the Notional Principal Amount for the class A-3 notes; plus o the excess, if any, of the interest rate on the class A-4L notes over the adjusted student loan rate, multiplied by the Notional Principal Amount for the class A-4L notes; plus

         o the excess, if any, of the interest rate on the class B notes over the adjusted student loan rate, multiplied by the Notional Principal Amount for the class B notes.

         The maximum amount payable to the trust under the LIBOR note derivative product agreements will equal 50% of the outstanding principal balance of the class B notes. Each counterparty's maximum obligation, as of any date, under its LIBOR note derivative product agreement will equal one-half of that maximum amount, less the payments made previously under its LIBOR note derivative product agreement net of the amount of any payments (other than interest) made by the trust to reimburse payments made by that counterparty.

For this purpose:

         o The "adjusted student loan rate" for any interest accrual period will be the percentage equivalent of a fraction,

                  o the numerator of which is equal to Expected Interest Collections for the collection period related to such interest accrual period, less the servicing fee, the trustees' fees, the administration fee and any fees due to LIBOR note derivative product counterparties with respect to the interest accrual period and

                  o the denominator of which is the Pool Balance as of the first day of the collection period related to such interest accrual period,

                  multiplied by the quotient obtained by dividing 360 by the actual number of days in the interest accrual period.

         o        "Expected Interest Collections" means the sum of:

                  o the amount of interest accrued, net of amounts required to be paid to the Department of Education or to be repaid to guarantors or borrowers, for the trust's student loans for the collection period related to such interest accrual period, whether or not actually paid;

                  o all interest benefit payments and special allowance payments for the trust's student loans for the collection period related to such interest accrual period, whether or not actually received; and

                  o investment earnings of the trust for the collection period related to such interest accrual period preceding the related distribution date.

         o The "Notional Principal Amount" for any distribution date for each of the class A-1, class A-2, class A-3, class A-4L, or class B notes will be the outstanding principal balance of those notes on the first day of the interest accrual period immediately preceding that distribution date.

FEES AND REIMBURSEMENT

         Under the LIBOR note derivative product agreements the trust will pay to the counterparties from the Collection Fund, on each distribution date while the agreements are still in effect, a fee in the aggregate equal to:

         o ____% per annum on the Notional Principal Amount for the class A-1 notes; plus

         o ____% per annum on the Notional Principal Amount for the class A-2 notes; plus

         o ____% per annum on the Notional Principal Amount for the class A-3 notes; plus

         o ____% per annum on the Notional Principal Amount for the class A-4L notes; plus

         o        ____% per annum on the Notional Principal Amount for the class
                  B notes.

         In addition, each counterparty will be entitled to be reimbursed by the trust for payments made by such counterparty under the terms of the related LIBOR note derivative product agreement, together with interest, in the priority described under "Description of the Notes - Flow of Funds."

MODIFICATIONS AND AMENDMENT OF THE LIBOR NOTE DERIVATIVE PRODUCT AGREEMENTS

         No amendment, modification or waiver to the LIBOR note derivative product agreements may be entered into or will be effective unless written confirmation is received from the rating agencies then rating the notes that such amendment, modification or waiver will not cause a reduction, suspension or withdrawal of the then-current ratings of the notes.

CONDITIONS PRECEDENT

         The obligation of the trust to pay amounts due under the LIBOR note derivative product agreements will be subject to the condition that no default under the LIBOR note derivative product agreements has occurred and is continuing.

         Each counterparty's obligation to pay amounts they owe will not be subject to such a condition unless principal of the notes has been accelerated following an event of default under the indenture or an early termination under the LIBOR note derivative product agreements has occurred.

DEFAULT UNDER THE LIBOR NOTE DERIVATIVE PRODUCT AGREEMENTS

         Events of default under the LIBOR note derivative product agreements are limited to:

         o the failure of the trust or a counterparty to pay any amount when due under a LIBOR note derivative product agreement after giving effect to the applicable grace period; provided, that with respect to the trust, the trust has available, after all prior obligations of the trust, sufficient funds to make the payment,

         o the occurrence of events of insolvency or bankruptcy of the trust or a counterparty,

         o the failure of the trust to comply with certain terms and provisions of the indenture if such failure is continuing after any applicable grace period has elapsed,

         o an acceleration of the principal of the notes following an event of default under the indenture, and

         o the following other standard events of default under the 1992 ISDA Master Agreement: "Credit Support Default" and "Merger Without Assumption" (not applicable to the trust), as described in Sections 5(a)(iii) and 5(a)(viii) of the 1992 ISDA Master Agreement.

TERMINATION EVENTS

         Termination events under the LIBOR note derivative product agreements include the following standard events under the 1992 ISDA Master Agreement:
"Illegality," which generally relates to changes in law causing it to become unlawful for either party to perform its obligations under a derivative product agreement; "Tax Event," which generally relates to either party to a derivative product agreement receiving a payment under a derivative product agreement from which an amount has been deducted or withheld for or on account of taxes; "Tax Event Upon Merger" (not applicable to the trust); "Credit Event Upon Merger" (not applicable to the trust); and the additional termination event described below.

ADDITIONAL TERMINATION EVENT

         Each LIBOR note derivative product agreement will include an additional termination event relating to withdrawal or downgrade of a counterparty's credit rating. This additional termination event will occur if:

         o a long-term certificates of deposit or long-term senior debt rating, as the case may be, of the counterparty is withdrawn or downgraded below "A" by Standard & Poor's Credit Market Services, a division of The McGraw-Hill Companies, Inc., or by Fitch Ratings (to the extent available) or any successor rating agency or "A2" by Moody's Investors Service, Inc. or any successor rating agency; and

         o a counterparty has not, within 45 days of the withdrawal or downgrade, procured a collateral arrangement, a replacement transaction or a rating affirmation.

                  For purposes of this additional termination event:

         o        A collateral arrangement means either:

                  o An executed collateral agreement between the parties providing for the collateralization of the counterparty's obligations under an agreement as measured by the net present value of the counterparty's marked-to-market obligations. The collateral, collateral levels, collateral agent and other terms of the collateral agreement must be satisfactory to the counterparty and the trust in their reasonable judgment and to the rating agency whose rating was lowered or withdrawn.

                  o A letter of credit, guaranty or surety bond or insurance policy covering the counterparty's obligations under an agreement from a bank, guarantor or insurer having a debt rating, or a financial program or counterparty rating or claims paying rating, of at least "A" by S&P and "A2" by Moody's.

         o A replacement transaction means a transaction with a replacement counterparty who assumes the counterparty's position under a LIBOR note derivative product agreement on substantially the same terms or with such other amendments to the terms of the LIBOR note derivative product agreement as may be approved by the parties and each of the rating agencies.

         o A rating affirmation means a written acknowledgment from the rating agency whose rating was lowered or withdrawn that, notwithstanding the withdrawal or downgrade, the then-current ratings of the notes will not be lowered.

EARLY TERMINATION OF A LIBOR NOTE DERIVATIVE PRODUCT AGREEMENT

         Upon the occurrence of any default under a LIBOR note derivative product agreement or a termination event, the non-defaulting party or the non-affected party, as the case may be, will have the right to designate an early termination date upon the occurrence of that default or termination event. The trust may not designate an early termination date without the consent of the administrator.

         Upon any early termination of a LIBOR note derivative product agreement, either the trust or a counterparty may be liable to make a termination payment to the other, regardless of which party has caused that termination. The amount of that termination payment will be based on the value of the transactions under the LIBOR note derivative product agreement computed in accordance with the procedures in, and limited by the terms of, the LIBOR note derivative product agreement. In the event that the trust is required to make a termination payment following a default resulting from a default by the trust in payment of the fee, the payment will be payable in the same order of priority as any amount payable to the applicable counterparty. However, in the event that a termination payment is owed to the applicable counterparty following any other default of the trust, a default resulting from a default of that counterparty or a termination event, the termination payment will be subordinate to the right of the noteholders to receive full payment of principal of and interest on the notes and to the replenishment of the Reserve Fund to the minimum required balance.

COUNTERPARTIES

         JPMorgan Chase Bank is a wholly owned bank subsidiary of J.P. Morgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMorgan Chase Bank is a commercial bank offering a wide range of banking services to its customers both domestically and internationally. Its business is subject to examination and regulation by Federal and New York State banking authorities. JPMorgan Chase Bank resulted from the merger on November 10, 2001, of The Chase Manhattan Bank and Morgan Guaranty Trust Company of New York. As of December 31, 2001, JPMorgan Chase Bank had total assets of $537.8 billion, total net loans of $174.9 billion, total deposits of $280.5 billion, and total stockholder's equity of $33.3 billion. As of June 30, 2002, JPMorgan Chase Bank had total assets of $581.4 billion, total net loans of $176.6 billion, total deposits of $287.8 billion, and total stockholder's equity of $35.1 billion.

         JPMorgan Chase Bank currently has long term credit ratings of "AA-" from S&P, "A+" from Fitch Ratings and "Aa2" from Moody's and short term credit ratings of "A-1+" from S&P, "F-1" from Fitch Ratings and "P-1" from Moody's.

         Additional information, including the most recent Form 10-K for the year ended December 31, 2001, of J.P. Morgan Chase & Co. (formerly known as "The Chase Manhattan Corporation"), the 2001 Annual Report of J.P. Morgan Chase & Co. and additional annual, quarterly and current reports filed with the Securities and Exchange Commission by J.P. Morgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus supplement and prospectus are delivered upon the written request of any such person to the Office of the Secretary, J.P. Morgan Chase & Co., 270 Park Avenue, New York, New York 10017.

         Morgan Stanley Capital Services Inc. is a wholly owned, unregulated subsidiary of Morgan Stanley, incorporated in Delaware in 1985. Morgan Stanley Capital Services Inc. conducts over-the-counter derivatives business, including interest rate swaps, currency swaps and interest rate options with institutional claims.

         The obligations of Morgan Stanley Capital Services Inc. under its LIBOR Note Derivative Product Agreement are guaranteed by Morgan Stanley which has a long-term rating of "Aa3" from Moody's, a long-term rating of "AA-" with a negative outlook from S&P and a long-term rating of "AA-" from Fitch Ratings.

THE INFORMATION IN THE PRECEDING PARAGRAPHS HAS BEEN PROVIDED BY JPMORGAN CHASE BANK AND MORGAN STANLEY CAPITAL SERVICES INC. AND IS NOT GUARANTEED AS TO ACCURACY OR COMPLETENESS, AND IS NOT TO BE CONSTRUED AS REPRESENTATIONS BY THE SELLER OR THE UNDERWRITERS. EXCEPT FOR THE FOREGOING PARAGRAPHS, JPMORGAN CHASE BANK AND MORGAN STANLEY CAPITAL SERVICES INC. HAVE NOT BEEN INVOLVED IN THE PREPARATION OF, AND DO NOT ACCEPT RESPONSIBILITY FOR, THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.

                              ERISA CONSIDERATIONS

         The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain fiduciary obligations and prohibited transaction restrictions on employee pension and welfare benefit plans subject to ERISA ("ERISA Plan" or collectively "ERISA Plans"). Section 4975 of the Code imposes substantially similar prohibited transaction restrictions on certain employee benefit plans, including tax-qualified retirement plans described in Section 401(a) of the Code ("Qualified Retirement Plans") and individual retirement accounts and annuities described in Sections 408(a) and (b) of the Code ("IRAs," collectively with Qualified Retirement Plans, "Tax-Favored Plans"). Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), are not subject to the requirements set forth in ERISA or the prohibited transaction restrictions under
Section 4975 of the Code. Accordingly, the assets of such governmental plans and non-electing church plans may be invested in the notes without regard to the ERISA or Code considerations described below, provided that such investment is not otherwise subject to the provisions of other applicable federal and state law ("Similar Laws"). Any governmental plan or church plan that is qualified under Section 401(a) and exempt from taxation under Section 501(a) of the Code is, nevertheless, subject to the prohibited transaction rules set forth in
Section 503 of the Code.

         In addition to the imposition of general fiduciary requirements including those of investment prudence and diversification and the requirement that the investment of plan assets be made in accordance with the documents governing such ERISA Plan, Section 406 of ERISA and Section 4975 of the Code prohibit a broad range of transactions involving assets of ERISA Plans and Tax-Favored Plans ("Plan" or collectively "Plans") and entities whose underlying assets include "plan assets" by reason of Plans investing in such entities and persons ("Parties in Interest" or "Disqualified Persons" as such terms are defined in ERISA and the Code, respectively) who have certain specified relationships to the Plans, unless a statutory or administrative exemption is available. Parties in Interest and Disqualified Persons that participate in a prohibited transaction may be subject to a penalty (or an excise tax) imposed pursuant to Section 502(i) of ERISA or Section 4975 of the Code unless a statutory or administrative exemption is available. Section 502(l) of ERISA requires the Secretary of the U.S. Department of Labor (the "DOL") to assess a civil penalty against a fiduciary who violates any fiduciary responsibility under ERISA or commits any other violation of part 4 of Title I of ERISA or any other person who knowingly participates in such breach or violation.

         The investment in a security by a Plan may, in certain circumstances, be deemed to include an investment in the assets of Nelnet Student Loan Trust 2002-2 of such security. The DOL has promulgated a regulation set forth at 29 C.F.R. ss. 2510.3-101 (the "Plan Assets Regulation") concerning whether or not the assets of an ERISA Plan would be deemed to include an interest in the underlying assets of an entity (such as a Trust Fund) for purposes of the general fiduciary responsibility provisions of ERISA and for the prohibited transaction provisions of ERISA and the Code. Any ERISA Plan fiduciary that is considering whether to invest in the notes on behalf of a Plan should consult with its counsel regarding the applicability of the Plan Assets Regulation, the Code and any applicable exceptions.

         The acquisition or holding of notes by or on behalf of a Plan could be considered to give rise to a prohibited transaction if Nelnet Student Loan Trust 2002-2 or any of their respective affiliates is or becomes a Party in Interest or Disqualified Person with respect to such Plan, or in the event that a note is purchased in the secondary market by a Plan from a Party in Interest or Disqualified Person with respect to such Plan. There can be no assurance that Nelnet Student Loan Trust 2002-2 or any of their respective affiliates will not be or become a Party in Interest or a Disqualified Person with respect to a Plan that acquires notes. However, one or more of the following prohibited transaction class exemptions may apply to the acquisition, holding and transfer of the notes: Prohibited Transaction Class Exemption ("PTCE") 84-14 (regarding investments by qualified professional asset managers), PTCE 90-1 (relating to investments by insurance company pooled separate accounts), PTCE 91-38 (regarding investments by bank collective investment funds), PTCE 95-60 (regarding investments by insurance company general accounts) and PTCE 96-23 (regarding investments by in-house asset managers).

         ANY ERISA PLAN FIDUCIARY CONSIDERING WHETHER TO PURCHASE ONE OR MORE NOTES ON BEHALF OF AN ERISA PLAN OR WITH "PLAN ASSETS" SHOULD CONSULT WITH ITS COUNSEL REGARDING THE APPLICABILITY OF THE FIDUCIARY RESPONSIBILITY AND PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE WITH RESPECT TO SUCH INVESTMENT AND THE AVAILABILITY OF ANY EXEMPTIONS. PERSONS RESPONSIBLE FOR INVESTING THE ASSETS OF TAX-FAVORED PLANS THAT ARE NOT ERISA PLANS SHOULD CONSULT WITH ITS COUNSEL REGARDING THE APPLICABILITY OF THE PROHIBITED TRANSACTION PROVISIONS OF THE CODE AND SIMILAR LAW WITH RESPECT TO SUCH INVESTMENT.

         Each purchaser and each transferee of a note shall be deemed to represent that either: (a) the purchaser is not acquiring the note directly or indirectly for, or on behalf of, a Plan or any entity whose underlying assets are deemed to be plan assets of such Plan, or (b) the acquisition and holding of the notes qualifies for prohibited transaction exemptive relief under PTCE 95-60, PTCE 96-23, PTCE 91-38, PTCE 90-1, PTCE 84-14 or some other applicable exemption.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         On the closing date, Kutak Rock LLP will render, with respect to the notes, its opinion to the effect that the notes will be treated as debt of the trust, rather than as an interest in the student loans, and that the trust will not be characterized as an association or publicly traded partnership taxable as a corporation each for federal income tax purposes. Such opinion is not binding on the Internal Revenue Service and there is no assurance that such characterization would prevail if challenged. See "Federal Income Tax Consequences" in the prospectus.

                             REPORTS TO NOTEHOLDERS

         Quarterly reports concerning Nelnet Student Loan Trust 2002-2 will be delivered to noteholders. Generally, you will receive those reports not from the trust, but through Cede & Co., as nominee of The Depository Trust Company and registered holder of the notes. See "Book-Entry Registration" in the prospectus.

         The trust will file with the SEC periodic reports required under the Securities Exchange Act of 1934 and SEC rules.

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

         Statements in this prospectus supplement and the prospectus, including those concerning expectations as to the trust's ability to purchase eligible student loans, to structure and to issue competitive securities, the trust's ability to pay notes, and certain other information presented in this prospectus supplement and the prospectus, constitute "forward looking statements," which represent the sponsor's expectations and beliefs about future events. Actual results may vary materially from such expectations. For a discussion of the factors which could cause actual results to differ from expectations, please see the caption entitled "Risk Factors" in this prospectus supplement and in the prospectus.

                              PLAN OF DISTRIBUTION

         Subject to the terms and conditions set forth in the underwriting agreement dated as of September __, 2002, among the trust and the underwriters named below, the trust has agreed to sell to each of the underwriters, and each of the underwriters has agreed to purchase from the trust, the principal amount of the notes set forth opposite its name.



                               Class A-1 Class A-2 Class A-3 Class A-4L Class
A-4CP Class B
        Underwriter           Notes      Notes       Notes      Notes     Notes     Notes
        -----------           -----      -----       -----      -----     -----     -----

J.P. Morgan Securities, Inc.  $           $           $           $       $         $
Morgan Stanley & Co.
Incorporated
Banc of America Securities
LLC
Deutsche Bank Securities
Inc.
Mellon Financial Markets,
LLC
RBC Dain Rauscher Inc.
Total                         $           $           $           $       $         $
                              =           =           =           =       =         =


         The underwriters have agreed to purchase all of the notes listed above if any of the notes are purchased. The underwriters have advised that they propose to offer the notes to the public initially at the respective offering prices set forth below and on the cover page of this prospectus supplement, and to certain dealers at these prices less concessions not in excess of the concessions listed below. The underwriters may allow and such dealers may reallow concessions to other dealers not in excess of the reallowances listed below. After the initial public offering, these prices and concessions may change.

                    Initial Public
                     Offering       Underwriting     Proceeds to
                      Price           Discount        the Seller       Concession    Reallowance
                      -----           --------        ----------       ----------    -----------
Per class A-1 note
Per class A-2 note
Per class A-3 note
Per class A-4L note
Per class A-4CP note
Per class B note
Total                $                 $               $


         The prices and proceeds shown in the table do not include any accrued interest. The actual prices and proceeds will include interest, if any, from the closing date.

         Until the distribution of notes is completed, the rules of the SEC may limit the ability of the underwriters and selling group members to bid for and purchase the notes. As an exception to these rules, the underwriters are permitted to engage in transactions that stabilize the price of the notes. These transactions consist of bids of purchase for the purpose of pegging, fixing or maintaining the price of the notes.

         Purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases.

         In addition, the underwriters may impose a penalty bid on the broker-dealers who sell the notes. This means that if an underwriter purchases notes in the open market to reduce a broker-dealer's short position or to stabilize the prices of the notes, it may reclaim the selling concession from the broker-dealer who sold those notes as part of the offering.

         In general, over-allotment transactions and open market purchases of the notes for the purpose of stabilization or to reduce a short position could cause the price of a note to be higher than it might be in the absence of such transactions.

         Neither the trust nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither the trust nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

         The underwriters have advised that they presently intend to make a market in the notes; however, they are not obligated to do so. In addition, any market-making may be discontinued at any time, and an active public market for the notes may not develop.

         From time to time, the underwriters or their affiliates may perform investment banking and advisory services for, and may provide general financing and banking services to, the trust's affiliates.

         The underwriting agreement provides that Nelnet Student Loan Funding, LLC will indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, and the trust has agreed to reimburse the underwriters for the fees and expenses of their counsel.

                                  LEGAL MATTERS

         Certain legal matters, including certain income tax matters, will be passed upon for Nelnet Student Loan Trust 2002-2 by Kutak Rock LLP. Certain legal matters will be passed upon for the underwriters by Stroock & Stroock & Lavan LLP, New York, New York, and for Nelnet Student Loan Trust 2002-2 by Ballard Spahr Andrews & Ingersoll, LLP.

PROSPECTUS




                           NELNET STUDENT LOAN TRUSTS
                                     ISSUER

NELNET STUDENT LOAN FUNDING, LLC                         NELNET, INC.
            SPONSOR                            MASTER SERVICER AND ADMINISTRATOR



                         STUDENT LOAN ASSET-BACKED NOTES

Nelnet Student Loan Funding, LLC, will periodically establish trusts that will issue notes in one or more series. The specific terms of the notes included in each series will be described in a supplement to this prospectus.

Proceeds from the sale of the notes will be used to acquire portfolios of student loans originated by eligible lenders under the Federal Family Education Loan Program. Those student loans will be pledged to secure repayment of the notes. The notes will represent obligations of the issuing trust only and are not guaranteed by Nelnet Student Loan Funding, LLC, Nelnet, Inc. or any of their affiliates. The notes will be limited obligations of the trusts payable solely from the student loans each trust acquires and the other assets of each trust.

You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may be used to offer and sell the notes only if it is accompanied by a prospectus supplement.

Offers of the notes may be made by different methods, including offerings through underwriters, as more fully described under "Plan of Distribution" below and in the related prospectus supplement. Unless otherwise indicated for a series of the notes, the notes will not be listed on a national securities exchange.


               The date of this prospectus is September 20, 2002.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement filed with the Securities and Exchange Commission. Notes may be sold in one or more offerings pursuant to the registration statement.

         Nelnet Student Loan Funding, LLC will establish one or more trusts in connection with the issuance of notes. Each trust will issue one or more series of notes, the repayment of which are secured by student loans the trust will acquire with the proceeds from the sale of the notes. This prospectus provides you with a general description of the notes the trusts may offer. Each time notes are sold, we will provide a prospectus supplement relating to the series of notes being offered that will include:

         o a description of the aggregate principal amount, authorized denominations and interest rate or rates, or the manner of determining the interest rate or rates, of each class of the notes to be sold

         o information concerning the student loans that will be purchased with the proceeds of the notes

         o information with respect to any notes the trust may have previously issued that are secured by a common pool of assets that secure payment of the notes described in the prospectus supplement

         o information concerning the guarantee agencies providing guarantees for the student loans that will be acquired with note proceeds

         o information concerning the companies that will be engaged to service the student loans that will be acquired with note proceeds

         o information with respect to any credit or cash flow enhancements designed to reduce the risk to investors caused by shortfalls in payments on the related student loans.

         o any updates or changes to the information presented in this prospectus.

         You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. No person is authorized to provide you with different information. Notes will not be offered for sale in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date appearing on the front cover of those documents.

         ---------------------------------------------------------------

                         TABLE OF CONTENTS TO PROSPECTUS
         ---------------------------------------------------------------


About This Prospectus..........................................................i
Summary of the Offering......................................................iii
Risk Factors...................................................................1
Special Note Regarding Forward Looking Statements..............................7
Formation of the Trusts........................................................8
Description of the Notes.......................................................9
Security and Sources of Payment for the Notes.................................16
Book-Entry Registration.......................................................19
Additional Notes..............................................................23
Summary of the Indenture Provisions...........................................23
Description of Credit Enhancement and Derivative Products.....................33
Description of the Federal Family Education Loan Program......................35
Description of the Guarantee Agencies.........................................47
Federal Income Tax Consequences...............................................53
Relationships Among Financing Participants....................................57
Plan of Distribution..........................................................57
Legal Matters.................................................................58
Financial Information.........................................................58
Ratings.......................................................................58
Incorporation of Documents by Reference; Where to Find More Information.......59
Glossary of Terms.............................................................60
APPENDIX I - GLOBAL CLEARANCE, SETTLEMENT AND TAX DOCUMENTATION PROCEDURES....64

                             SUMMARY OF THE OFFERING

         The following summary highlights selected information from this prospectus but does not contain all of the information you should consider before making an investment decision. Before deciding to purchase the notes, you should read the more detailed information appearing in this prospectus and in the related prospectus supplement.

OVERVIEW

Nelnet Student Loan Funding, LLC will from time to time establish separate trusts that will sell notes in one or more series and in one or more classes, and will purchase a pool or pools of student loans with the proceeds received from these sales. Each trust will be formed pursuant to a trust agreement and will pledge the student loans it purchases with the proceeds from the sale of its notes as collateral for repayment of such notes. The priority of payments among the various series and classes of notes each trust sells will be described in the related prospectus supplement. These payments will come principally from amounts received on the student loans held by the related trust.

PARTIES

ISSUER: A Delaware statutory trust to be formed under a trust agreement among the sponsor, the administrator and the Delaware trustee.

SPONSOR: Nelnet Student Loan Funding, LLC. You may contact Nelnet Student Loan Funding, LLC at 121 South 13th Street, Suite 301, Lincoln, Nebraska 68508, or by phone at (402) 458-2303.

MASTER SERVICER AND ADMINISTRATOR: Nelnet, Inc. will act as master servicer of each trust's student loans. Nelnet, Inc. expects to engage Nelnet Loan Services, Inc., InTuition, Inc. and EFS Services, Inc. to act as subservicers for the student loans each trust acquires. Other entities may also act as a servicer or subservicer of the student loans if approved by the rating agencies rating the notes. Nelnet, Inc. also will perform administrative services for each trust.

ELIGIBLE LENDER TRUSTEE AND INDENTURE TRUSTEE: The prospectus supplement for each series of notes will identify the eligible lender trustee for each trust's student loans and the trustee under an indenture governing a trust's issuance of notes.

DELAWARE TRUSTEE: The prospectus supplement for each series of notes will identify the Delaware trustee for each trust.

INTEREST RATES

The prospectus supplement will describe the interest that will be paid on the notes. The interest rate may be fixed for the full term of the notes, or the interest rate may be subject to periodic adjustment as described below.

AUCTION RATE NOTES. A trust may issue classes of notes that bear interest at a rate determined by auction. The initial interest rate for these auction rate notes, or the method for determining the initial interest rate, will be described in the related prospectus supplement. The interest rates for the auction rate notes will be reset at the end of each interest period pursuant to the auction procedures.

The auction procedures are summarized and an example of an auction is included under "Description of the Notes - Auction rate notes."

INDEX RATE NOTES. A trust may issue classes of notes that bear interest at a rate determined by reference to LIBOR, by reference to United States Treasury Securities or by reference to another index described in a prospectus supplement. These notes will bear interest at an initial rate described in the prospectus supplement. Thereafter, the interest rate for LIBOR rate notes will be determined periodically by reference to the designated LIBOR rate, the interest rate for treasury rate notes will be determined periodically by reference to the rate of interest paid on designated U.S. Treasury securities, and the interest rate for other index rate notes will be determined periodically by reference to the index described in a prospectus supplement. See "Description of the Notes - LIBOR rate notes" and "- Treasury rate notes."

ACCRUAL NOTES. A trust may issue one or more classes of accrual notes. Accrual notes will not be entitled to receive payments of interest during the designated accrual period. Instead, interest accrued on the accrual notes will be capitalized and added to their principal balance. The rate of interest to be accrued and the accrual period will be specified in the related prospectus supplement. See "Description of the Notes - Accrual notes."

ORIGINAL ISSUE DISCOUNT NOTES. A trust may issue classes of notes at a discount from the principal amount payable at maturity that pay no interest or interest at a rate that is below market rates at the time of issuance. The interest paid on these original issue discount notes, if any, and the yield to maturity of the original issue discount notes, will be described in the related prospectus supplement. See "Description of the Notes - Original issue discount notes."

PAYMENTS ON THE NOTES

The indenture trustee will make payments of principal and interest due on the notes on behalf of each trust solely from the assets held by the trust. The assets of the trust will consist of a pool of student loans, payments made on the student loans and funds in accounts held by the trustee under the indenture. Interest and principal on the notes will be paid on the dates specified in the related prospectus supplement. The principal balance of the notes of each series will be payable in full on the stated maturity date, unless earlier redeemed or repaid as described in this prospectus or in the related prospectus supplement. Principal payments received on student loans will be used to make principal payments on the notes.

OPTIONAL PURCHASE

If provided in the applicable prospectus supplement, the sponsor may, at its option, purchase, or arrange for the purchase of, all remaining student loans owned by a trust on any distribution date when their pool balance is 10% or less of the initial pool balance. The sponsor's exercise of this purchase option will result in the early retirement of the notes issued by that trust. See "Summary of the Indenture Provisions - Sale of student loans held in trust estate" in this prospectus.

MANDATORY AUCTION

If provided in the applicable prospectus supplement, the indenture trustee will offer for sale all of the student loans remaining in a trust at the end of a collection period when their pool balance reduces to 10% or less of the initial pool balance. An auction will occur only if the sponsor does not exercise its right to repurchase all of the student loans remaining in a trust. The auction of the student loans remaining in a trust will result in the early retirement of the notes issued by that trust. See "Summary of the Indenture Provisions - Sale of student loans held in trust estate" in this prospectus.

REDEMPTION PROVISIONS

MANDATORY REDEMPTION. If so provided in the related prospectus supplement, if the proceeds from the sale of a series of notes are not used to purchase student loans within the period of time specified in a prospectus supplement, those remaining proceeds will be used to redeem notes.

OPTIONAL REDEMPTION. If so provided in the related prospectus supplement, notes may be redeemed from interest payments received on student loans that are not needed to pay interest on the notes and the trust's expenses. After a date specified in the prospectus supplement, a trust may sell the student loans it acquires with the proceeds of the notes it issues for not less than their principal balance plus accrued interest and use the proceeds to redeem its outstanding notes.

EXTRAORDINARY OPTIONAL REDEMPTION. If so provided in the related prospectus supplement, notes may be redeemed in our sole discretion if we determine that the rate of return on student loans has materially decreased or that the costs of administering a trust have placed unreasonable burdens upon that trust's ability to perform its obligations under the applicable indenture.

PARTIAL REDEMPTION. If less than all of the notes of any series are to be redeemed, we will determine the classes of notes that will be redeemed. Generally, Class A notes will be redeemed before Class B notes. An indenture may provide for the issuance of Class C notes, and if so, Class B notes will be redeemed before Class C notes. However, we may have the option of redeeming some or all of the Class B notes before all of the Class A notes are redeemed, and may redeem some or all of the Class C notes before the Class A notes and Class B notes are redeemed, if the applicable trust's ratio of assets to liabilities exceeds levels specified in the prospectus supplement. See "Description of the Notes - Notice and partial redemption of notes".

STUDENT LOAN ASSETS

The student loans that comprise the assets of each trust will be held by the eligible lender trustee on behalf of the trust. The student loans will have been originated under the Federal Family Education Loan Program to pay costs incurred by students enrolled in qualified, accredited institutions of higher education.

The characteristics of the portfolio of student loans to be acquired by a trust with the proceeds of the notes of any series, and the characteristics of any existing portfolio held by the trustee for the trust, will be described in the related prospectus supplement.

STUDENT LOAN GUARANTEES

The payment of principal and interest on all of the student loans that comprise the assets of a trust will be guaranteed by designated guarantee agencies and will be reinsured by the United States Department of Education pursuant to the Higher Education Act. This guarantee, however, is contingent upon compliance with a variety of regulations concerning origination and servicing of the loans. Failure to follow these regulations may result in the guarantee claim for a loan being denied.

Student loans originated prior to October 1, 1993 are fully guaranteed as to principal and accrued interest. Student loans originated after October 1, 1993 are guaranteed as to 98% of principal and accrued interest.

The Higher Education Act provides that if the Secretary of Education determines that a guarantee agency is unable to meet its obligations to holders of loans, such as the trustee, then the holders may submit guarantee claims directly to the Department of Education. The Department of Education is required to pay the guarantee agency's full insurance obligation to the holders until the obligations are transferred to a new guarantee agency capable of meeting the obligations, or until a qualified successor guarantee agency assumes the obligations. Delays in receiving reimbursement could occur if a guarantee agency fails to meet its obligations.

SUBORDINATED NOTES

The rights of the owners of Class B notes to receive payments of principal and interest will be subordinated to the rights of the owners of Class A notes issued by that trust to receive payments of principal and interest. The rights of the owners of any Class C notes issued by a trust to receive payments of principal and interest will be subordinated to the rights of the owners of Class B notes and Class A notes issued by that trust to receive payments of principal and interest. This subordination is intended to enhance the likelihood that the owners of more senior notes will regularly receive the full amount of payments of principal and interest due them and to protect the owners against losses.

FUNDS

The indenture governing the issuance of notes by a trust will create the following funds, unless otherwise described in the related prospectus supplement. Funds held by the trustee for one trust will not be available to pay the notes or expenses of another trust.

COLLECTION FUND. All funds received with respect to student loans will be deposited into a Collection Fund under an indenture. Generally, funds on deposit in the Collection Fund will be used to pay the fees and expenses of the trust and principal and interest on the notes issued by that trust. An indenture may provide for the establishment of a capitalized interest account in the Collection Fund, if so provided in the related prospectus supplement. Amounts in the Collection Fund will be transferred to the Reserve Fund to the extent necessary to restore the Reserve Fund to its required minimum balance, and any remaining amounts will be used in accordance with the terms of the indenture and as described in the related prospectus supplement.

ACQUISITION FUND. Most of the proceeds from the issuance of a series of notes will be deposited into an Acquisition Fund. These funds will be used to acquire the student loans identified in the related prospectus supplement, and to pay certain costs related to the issuance of the notes.

If so provided in the prospectus supplement, a specified percentage of the proceeds will be deposited in a prefunding account in the Acquisition Fund. During the prefunding period, we will use funds in the prefunding account to purchase additional portfolios of student loans, to purchase serial loans and originate consolidation loans to the extent provided in the related prospectus supplement. The prefunding period will begin on the date the notes are issued and end on the earlier of a date specified in the prospectus supplement or upon our determination that we are unable to acquire additional student loans.

Funds in the Acquisition Fund that are not used by a trust to acquire student loans will be used to make payments on the notes or to redeem notes issued by that trust as described in the related prospectus supplement.

RESERVE FUND. In connection with the issuance of each series of notes, a deposit will be made to a Reserve Fund in an amount specified in the related prospectus supplement. The Reserve Fund will be maintained at a balance specified in the related prospectus supplement from extra amounts in the Collection Fund. Moneys in the Reserve Fund will be used to pay the trust's operating expenses and interest on the notes if funds in the Collection Funds are insufficient to make those payments. A reserve fund insurance policy may be provided in lieu of a deposit of moneys to the Reserve Fund if so provided in a prospectus supplement.

CREDIT ENHANCEMENT AND DERIVATIVE PRODUCTS

Credit enhancement for a series of notes may be established in the form of:

      o  insurance policies or surety bonds;
      o  subordination of certain classes or subclasses of notes;
      o  one or more reserve funds;
      o  letters of credit; or
      o other arrangements acceptable to each rating agency rating the notes to provide for coverage of risks of defaults or losses.

A trust may also enter into a derivative product agreement with respect to a series of notes, such as interest rate, currency or other swaps, exchange agreements, interest rate protection agreements, repurchase obligations, put or call options and other yield protection agreements.

Any credit enhancement or derivative product for a series of notes will be described in the related prospectus supplement. See "Description of Credit Enhancement and Derivative Products" in this prospectus.

REPORTS TO NOTEHOLDERS

Periodic reports concerning the notes and the security for the notes will be provided to the noteholders. Those reports will not be reviewed by a certified public accounting firm. If notes are issued in book-entry form and registered in the name of Cede & Co., the nominee of The Depository Trust Company, then all reports will be provided to those entities which in turn will provide the reports to their eligible participants. Those participants will then forward the reports to the beneficial owners of notes. See "Book-Entry Registration."

                                  RISK FACTORS

         You should consider the following factors regarding your purchase of the notes.

THE NOTES ARE PAYABLE SOLELY FROM
THE TRUST ESTATE AND YOU WILL HAVE
NO OTHER RECOURSE AGAINST US

         Interest and principal on the notes will be paid solely from the funds and assets held in the trust estate created under the indenture. No insurance or guarantee of the notes will be provided by any government agency or instrumentality, by any affiliate of a trust, by any insurance company or by any other person or entity, except to the extent that credit enhancement is provided for a series or class of notes as described in a prospectus supplement. Therefore, your receipt of payments on the notes will depend solely

         o on the amount and timing of payments and collections on the student loans held in the trust estate and interest paid or earnings on the funds held in the accounts established pursuant to the related indenture;

         o amounts on deposit in the Reserve Fund and other funds held in the related trust estate; and

         o any form of credit enhancement described in the prospectus supplement.

You will have no additional recourse against any other party if those sources of funds for repayment of the notes are insufficient.

FAILURE TO COMPLY WITH LOAN ORIGINATION
AND SERVICING PROCEDURES FOR STUDENT
LOANS MAY RESULT IN LOSS OF GUARANTEE
AND OTHER BENEFITS

         The Higher Education Act and its implementing regulations require holders of student loans and guarantee agencies guaranteeing student loans to follow specified procedures in making and collecting student loans.

         Failure to follow the specified procedures, as a result of computer software errors or otherwise, may result in:

         o the Department of Education's refusal to make insurance payments to the applicable guarantor or to make interest subsidy payments and special allowance payments on the student loans of a trust; or

         o the guarantors' inability or refusal to make guarantee payments on the student loans of a trust.

         Each student loan purchase agreement requires the seller to repurchase its loans if the representations and warranties made by the seller prove not to be true or if a claim for a loan is denied because of events occurring before the sale. However, a seller may not be financially able to repurchase loans if called upon to do so.

BANKRUPTCY OR INSOLVENCY OF NELNET STUDENT
LOAN FUNDING, LLC OR THE BANKRUPTCY OR
INSOLVENCY OF THE SELLERS OF STUDENT LOANS COULD
RESULT IN PAYMENT DELAYS

         Nelnet Student Loan Funding, LLC will be the sponsor of each trust and will sell to each trust all of the loans acquired by the trust with the proceeds of the notes. If Nelnet Student Loan Funding, LLC seeks relief under the bankruptcy or related laws, a bankruptcy court could attempt to consolidate each trust's assets into the bankruptcy estate of Nelnet Student Loan Funding, LLC. If that occurs, you can expect delays in receiving payments on your notes and even a reduction in payments on your notes.

         We have taken steps to structure each loan purchase by the sponsor from a seller as a "true sale" under law. A true sale helps to establish that the loans would not continue to be the property of the seller if the seller becomes bankrupt or insolvent. If a court disagrees with this position, we could experience delays in receiving payments on its student loans and you could then expect a delay in receiving payments on your notes or even a reduction in payments on your notes. A court could also subject the student loans to a superior tax or government lien arising before the sale of the student loans to a trust.

         If student loans are purchased from a bank and the bank becomes insolvent, it would become subject to receivership by the Federal Deposit Insurance Corporation. In that case, the FDIC could treat the transfer of the student loans as a secured loan rather than as a sale. If that were to happen, we would have only a security interest in the student loans and could experience delays in receiving payments with respect to those loans. In addition, the FDIC may seek a release of the loans to itself, as receiver, which would accelerate and prepay the "loan."

BANKRUPTCY OR INSOLVENCY OF NELNET, INC.
OR ANY SUBSERVICER COULD RESULT IN PAYMENT
DELAYS TO YOU

         Nelnet, Inc. will act as the master servicer with respect to the student loans acquired by each trust and may engage one or more other entities to act as subservicer with respect to such student loans. In the event of a default by the master servicer or any subservicer resulting from events of insolvency or bankruptcy, a court, conservator, receiver or liquidator may have the power to prevent the indenture trustee or the noteholders from appointing a successor servicer and delays in collections in respect of the student loans may occur. Any delay in the collections of student loans may delay payments to you.

THE STUDENT LOANS THE TRUST PURCHASES MAY
BE EVIDENCED BY A MASTER PROMISSORY NOTE

         Beginning July 1, 1999, loans made under The Federal Family Education Loan Program may be evidenced by a master promissory note. Once a borrower executes a master promissory note with a lender, additional loans made by the lender are evidenced by a confirmation sent to the borrower, and all loans are governed by the single master promissory note.

         A loan evidenced by a master promissory note may be sold independently of the other loans governed by the master promissory note. If a trust purchases a loan governed by a master promissory note and does not acquire possession of the master promissory note, other parties could claim an interest in the loan. This could occur if the holder of the master promissory note were to take an action inconsistent with the trust's rights to a loan, such as delivery of a duplicate copy of the master promissory note to a third party for value. Although such action would not defeat the trust's rights to the loan or impair the security interest held by the trustee for your benefit, it could delay receipt of principal and interest payments on the loan.

YOU MAY INCUR LOSSES OR DELAYS IN PAYMENT
ON YOUR NOTES IF BORROWERS DEFAULT ON THEIR
STUDENT LOANS

         For a variety of economic, social and other reasons, all the payments that are actually due on student loans may not be made. Borrowers' failures to make timely payments of the principal and interest due on the loans will affect the revenues of the trust estate for a trust, which may reduce the amounts available to pay principal and interest due on the notes.

         In general, a guarantee agency reinsured by the Department of Education will guarantee 98% of each student loan. As a result, if a borrower of a student loan defaults, the trust will experience a loss of approximately 2% of the outstanding principal and accrued interest on each of the defaulted loans. The trust does not have any right to pursue the borrower for the remaining 2% unguaranteed portion. If any credit enhancement described in the related prospectus supplement is not sufficient, you may suffer a delay in payment or a loss on your investment.

THE RATE OF PAYMENTS ON STUDENT
LOANS MAY AFFECT THE MATURITY AND
YIELD OF THE NOTES

         Student loans may be prepaid at any time without penalty. If a trust receives prepayments on its student loans, those amounts will be used to make principal payments on notes as described in the related prospectus supplement, which could shorten the average life of each class of its notes. Factors affecting prepayment of loans include general economic conditions, prevailing interest rates and changes in the borrower's job, including transfers and unemployment. Refinancing opportunities which may provide more favorable repayment terms, including those offered under consolidation loan programs like the federal direct consolidation loan program, also affect prepayment rates. There is insufficient information available to be able to estimate the rate of prepayment with respect to the student loans in each trust estate.

         Scheduled payments with respect to, and the maturities of, student loans may be extended as authorized by the Higher Education Act. Also, periods of forbearance or refinancings through consolidation loans having longer maturities may lengthen the remaining term of the loans and the average life of each class of notes. You will bear entirely any reinvestment risks resulting from a faster or slower incidence of prepayment of loans.

         The rate of principal payments to you on the notes and the yield to maturity of the notes will be directly related to the rate of payments of principal on the student loans each trust acquires. Changes in the rate of prepayments may significantly affect your actual yield to maturity, even if the average rate of principal prepayments is consistent with your expectations. In general, the earlier a prepayment of principal of a loan, the greater the effect on your yield to maturity. The effect on your yield as a result of principal payments occurring at a rate higher or lower than the rate anticipated by you during the period immediately following the issuance of the notes will not be offset by a subsequent like reduction, or increase, in the rate of principal payments.

THE CHARACTERISTICS OF THE PORTFOLIO OF
STUDENT LOANS HELD IN THE TRUST ESTATE
MAY CHANGE

         If so provided in a prospectus supplement, a trust may issue several series of notes and use the proceeds to add additional student loans to the trust estate. The prospectus supplement for a series of notes will describe the characteristics of our student loan portfolio at that time. However, the actual characteristics of the loans in our portfolio will change from time to time due to factors such as repayment of the loans in the normal course of business, purchase of additional loans during a prefunding period or the occurrence of delinquencies or defaults.

         Our cash flow, and our ability to make payments due on our notes will be reduced to the extent interest is not currently payable on our student loans. The borrowers on most student loans are not required to make payments during the period in which they are in school and for certain authorized periods thereafter as described in the Higher Education Act. The Department of Education will make all interest payments while payments are deferred under the Higher Education Act on certain of the student loans. For all other student loans, interest generally will be capitalized and added to the principal balance of the loans. The trust estate will consist of student loans for which payments are deferred as well as student loans for which the borrower is currently required to make payments of principal and interest. The proportions of the loans in our portfolio for which payments are deferred and currently in repayment will vary during the period that the notes are outstanding.

STUDENT LOANS ARE UNSECURED
AND THE ABILITY OF THE GUARANTEE AGENCIES TO
HONOR THEIR GUARANTEES MAY BECOME IMPAIRED

         The Higher Education Act requires that all student loans be unsecured. As a result, the only security for payment of the student loans held in each trust estate are the guarantees provided by the guarantee agencies.

         A deterioration in the financial status of a guarantee agency and its ability to honor guarantee claims on defaulted student loans could delay or impair the guarantee agency's ability to make claims payments to the trustee. The financial condition of a guarantee agency can be adversely affected if it submits a large number of reimbursement claims to the Department of Education, which results in a reduction of the amount of reimbursement that the Department of Education is obligated to pay the guarantee agency. The Department of Education may also require a guarantee agency to return its reserve funds to the Department of Education upon a finding that the reserves are unnecessary for the guarantee agency to pay its program expenses or to serve the best interests of the federal student loan program. The inability of any guarantee agency to meet its guarantee obligations could reduce the amount of principal and interest paid to you as the owner of the notes or delay those payments past their due date.

         If the Department of Education has determined that a guarantee agency is unable to meet its guarantee obligations, the loan holder may submit claims directly to the Department of Education and the Department of Education is required to pay the full guaranty claim amount due with respect thereto. See "Description of the Guarantee Agencies" in this prospectus. However, the Department of Education's obligation to pay guarantee claims directly in this fashion is contingent upon the Department of Education making the determination that a guarantee agency is unable to meet its guarantee obligations. The Department of Education may not ever make this determination with respect to a guarantee agency and, even if the Department of Education does make this determination, payment of the guarantee claims may not be made in a timely manner.

PAYMENT OFFSETS BY GUARANTEE AGENCIES OR THE
DEPARTMENT OF EDUCATION COULD PREVENT THE
TRUST FROM PAYING YOU THE FULL AMOUNT OF THE
PRINCIPAL AND INTEREST DUE ON YOUR SECURITIES

         The eligible lender trustee may use the same Department of Education lender identification number for student loans in a trust as it uses for other student loans it holds on behalf of other trusts established by the sponsor. If so, the billings submitted to the Department of Education and the claims submitted to guarantee agencies will be consolidated with the billings and claims for payments for student loans under other trusts using the same lender identification number. Payments on those billings by the Department of Education as well as claim payments by the applicable guarantee agencies will be made to the eligible lender trustee, or to the servicer on behalf of the eligible lender trustee, in lump sum form. Those payments must be allocated by the eligible lender trustee among the various trusts that reference the same lender identification number.

         If the Department of Education or a guarantee agency determines that the eligible lender trustee owes it a liability on any student loan held in a trust, the Department or the applicable guarantee agency may seek to collect that liability by offsetting it against payments due to the eligible lender trustee in respect of the student loans pledged to secure your notes. Any offsetting or shortfall of payments due to the eligible lender trustee could adversely affect the amount of funds available to the trust and thus the trust's ability to pay you principal and interest on the notes.

         The servicing agreement for the student loans of each trust will contain provisions for cross-indemnification concerning those payments and offsets. Even with cross-indemnification provisions, however, the amount of funds available to the trust from indemnification may not be adequate to compensate the trust for any previous reduction in the available funds.

IF A TRUST CANNOT PURCHASE STUDENT LOANS,
IT WILL PAY PRINCIPAL ON OR REDEEM NOTES

         We will use the proceeds of the notes sold by a trust to acquire student loans. If the student loan purchases are not completed, or if a trust is not able to use note proceeds to purchase student loans that meet its requirements, the trust will use those amounts to pay principal on or to redeem your notes as provided in the related prospectus supplement.

A SECONDARY MARKET FOR YOUR NOTES
MAY NOT DEVELOP, AND THIS COULD
DIMINISH THEIR VALUE

         Each series of notes will be a new issue without an established trading market. We do not intend to list any series of notes on any national exchange. As a result, we cannot assure you that a secondary market for the notes will develop, and therefore it may be difficult for you to resell your notes at the time and at a price you desire. If a secondary market does not develop, the spread between the bid price and the asked price for the notes may widen, thereby reducing the net proceeds to you from the sale of your notes.

CONGRESSIONAL ACTIONS MAY AFFECT A
TRUST'S STUDENT LOAN PORTFOLIO

         The Department of Education's authority to provide interest subsidies and federal insurance for loans originated under the Higher Education Act terminates on a date specified in the Higher Education Act. The Higher Education Act Amendments of 1998 extended the authorization for the Federal Family Education Loan Program to loans made on or before September 30, 2004. While

Congress has consistently extended the effective date of the Higher Education Act and the Federal Family Education Loan Program, it may elect not to reauthorize the Department's ability to provide interest subsidies and federal insurance for loans. While this failure to reauthorize would not affect the student loans a trust then owned, it would reduce the number of loans available for purchase in the future.

         Funds for payment of interest subsidies and other payments under the Federal Family Education Loan Program are subject to annual budgetary appropriation by Congress. Federal budget legislation has in the past contained provisions that restricted payments made under the Federal Family Education Loan Program to achieve reductions in federal spending. Future federal budget legislation may adversely affect expenditures by the Department of Education, and the financial condition of the guarantee agencies.

         Congressional amendments to the Higher Education Act or other relevant federal laws, and rules and regulations promulgated by the Secretary of Education, may adversely impact holders of student loans. For example, changes might be made to the rate of interest paid on student loans, to the level of insurance provided by guarantee agencies or to the servicing requirements for student loans. See "Description of the Federal Family Education Loan Program" and "Description of the Guarantee Agencies."

THE CLASS B AND CLASS C
NOTES ARE SUBORDINATED TO
THE CLASS A NOTES

         A trust may issue one or more series of notes, in one or more classes. Payments of interest and principal on Class B notes are subordinated in priority of payment to payments of interest and principal due on Class A notes. An indenture may also provide for the issuance of Class C notes which will be subordinated in priority of payment to payments of interest and principal due on Class B notes. Class B notes and Class C notes are subordinated to Class A notes, and Class C notes are also subordinate to Class B notes, as to the direction of remedies upon an event of default. Consequently, holders of Class B notes and Class C notes may bear a greater risk of losses or delays in payment.

A TRUST MAY ISSUE ADDITIONAL NOTES
SECURED BY THE TRUST ESTATE

         A trust may issue additional series of notes, in one or more classes if so provided in the related prospectus supplement. The proceeds from the sale of such additional notes will be used to acquire additional student loans, and the additional student loans together with the existing student loans will secure all series of notes issued by the same trust. Those additional notes may be issued without the consent or approval of the owners of any notes then outstanding and may be on a parity with or subordinate to any Class A notes and senior to, on a parity with or subordinate to Class B or Class C notes issued by the trust. However, before issuing additional notes, a trust must receive written evidence from each rating agency then rating any outstanding notes of that trust that the rating or ratings will not be reduced or withdrawn as a result of the issuance of the proposed additional notes. See "Additional Notes."

DIFFERENT RATES OF CHANGE IN INTEREST RATE INDEXES MAY AFFECT A TRUST'S CASH
FLOW

         The interest rates on the notes may fluctuate from one interest period to another in response to changes in LIBOR rates, Treasury security rates or other rate indexes, or as a result of the auction procedures described in this prospectus. The student loans that will be purchased with the proceeds from the sale of notes bear interest at rates which are generally based upon the bond equivalent yield of the 91 day Treasury Bill rate and a trust may be entitled to receive special allowance payments on its student loans from the Department of Education based upon a three month commercial paper rate. See "Description of the Federal Family Education Loan Program." If there is a decline in the rates payable on student loans a trust acquires, the amount of funds representing interest deposited into the Collection Fund may be reduced. If the interest rates payable on notes issued by a trust do not decline in a similar manner and time, the trust may not have sufficient funds to pay interest on its notes when it becomes due. Even if there is a similar reduction in the rates applicable to the notes, there may not necessarily be a reduction in the other amounts required to be paid out of the trust estate, such as administrative expenses, causing interest payments to be deferred to future periods. Sufficient funds may not be available in future periods to make up for any shortfalls in the current payments of interest on the notes or expenses of the trust estate.

THE NOTES MAY BE ISSUED ONLY IN BOOK-ENTRY FORM

         Usually, each class of notes of any series will be initially represented by one or more certificates registered in the name of Cede & Co., the nominee for The Depository Trust Company, and will not be registered in your name or the name of your nominee. If we elect to issue definitive notes registered in the name of the holder in connection with the sale of a class or series of notes, that election will be contained in the related prospectus supplement unless and until definitive securities are issued, holders of the notes will not be recognized by the trustee as registered owners as that term is used in the indenture. Until definitive securities are issued, holders of the notes will only be able to exercise the rights of registered owners indirectly through The Depository Trust Company and its participating organizations. See "Book-Entry Registration."

THE RATINGS OF THE NOTES ARE NOT A RECOMMENDATION
TO PURCHASE AND MAY CHANGE

         It is a condition to issuance of the notes that they be rated as indicated in the related prospectus supplement. Ratings are based primarily on the creditworthiness of the underlying student loans, the level of subordination, the amount of credit enhancement and the legal structure of the transaction. The ratings are not a recommendation to you to purchase, hold or sell any class of notes inasmuch as the ratings do not comment as to the market price or suitability for you as an investor. An additional rating agency may rate the notes, and that rating may not be equivalent to the initial rating described in the related prospectus supplement. Ratings may be lowered or withdrawn by any rating agency if in the rating agency's judgment circumstances so warrant.

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

         Statements in this prospectus and the prospectus supplement, including those concerning expectations as to our ability to purchase eligible student loans, to structure and to issue competitive securities, and certain of the information presented in this prospectus and the prospectus supplement, constitute forward looking statements, which represent the expectations and beliefs of Nelnet Student Loan Funding, LLC about future events. Actual results may vary materially from expectations. For a discussion of the factors which could cause actual results to differ from expectations, please see the caption entitled "Risk Factors" in this prospectus and in the prospectus supplement.

                             FORMATION OF THE TRUSTS

THE TRUSTS

         Each trust will be established as a Delaware statutory trust pursuant to a trust agreement by and among Nelnet Student Loan Funding, LLC, as sponsor, Nelnet, Inc. as administrator and a Delaware trustee. Each trust will issue notes in one or more series, and in one or more classes. The trust agreement will limit the operations of a trust to the following activities:

         o acquire, hold, manage and sell student loans, other assets of the trust and any proceeds therefrom;

         o        issue notes

         o        make payments of principal and interest on the notes; and

         o        engage in any incidental or related activities.

         Each trust will have only nominal initial capital.

         The notes will be issued pursuant to an indenture of trust and any supplemental indenture of trust described in the related prospectus supplement that each trust will enter into with the trustee. The notes will represent indebtedness of the issuing trust only secured by the assets of that trust.

         The eligible lender trustee will acquire legal title to the student loans on behalf of each trust and will enter into a guarantee agreement with each of the guarantee agencies for the student loans. The eligible lender trustee will use the proceeds from the sale of notes to purchase student loans on behalf of the related trust.

         Following the acquisition of student loans, the assets of a trust will include:

         o student loans purchased with the proceeds from the issuance of the notes, legal title to which will be held by the eligible lender trustee;

         o revenues, consisting of all principal and interest payments, proceeds, charges and other income the trustee receives on account of any student loan, including interest benefit payments and any special allowance payments with respect to any student loan, and investment income from all funds created under the indenture, and any proceeds from the sale or other disposition of the student loans;

         o all moneys and investments held in the funds created under the indenture;

         o rights under any loan purchase agreement and servicing agreement, including the right to require any seller or servicer to repurchase student loans or to substitute student loans under certain circumstances;

         o any other property described in the related prospectus supplement, including any credit enhancement for the notes and rights to receive payments under derivative product agreements.

                            DESCRIPTION OF THE NOTES

         The following description of the notes is only a summary of their principal terms. It is not complete. You should refer to the provisions of the indenture for a complete description of the terms of the notes. Definitions of some of the terms used in this description can be found in the Glossary of Terms appearing at page 60 of this prospectus.

FIXED RATE NOTES

         The fixed rate notes will have a stated maturity set forth in the applicable prospectus supplement. The notes will bear interest from the date and at the rate per annum specified in the applicable prospectus supplement. The dates on which the holders of fixed rate notes will receive payments of principal and interest will be specified in the applicable prospectus supplement.

AUCTION RATE NOTES

         The auction rate notes will have a stated maturity set forth in the applicable prospectus supplement and will bear interest at the rate per annum specified in the prospectus supplement through the first auction date. The interest period for auction rate notes will initially consist of a number of days set forth in the applicable prospectus supplement. The interest rate for the auction rate notes will be reset on interest rate adjustment dates specified in the applicable prospectus supplement at the interest rate determined pursuant to the auction procedures described below, but the rate will not exceed the maximum auction rate per annum set forth in the applicable prospectus supplement. Interest on the auction rate notes will accrue daily and will be computed for the actual number of days elapsed on the basis of a year consisting of 360 days or 365 days as specified in the prospectus supplement. Interest on the auction rate notes will be payable on the first business day following the expiration of each interest period for the notes, and principal on the auction rate notes will also be payable as specified in the applicable prospectus supplement.

         DETERMINATION OF NOTE INTEREST RATE. The procedures that will be used in determining the interest rates on the auction rate notes are summarized in the following paragraphs.

         The interest rate on each class of auction rate notes will be determined periodically on interest rate determination dates specified in the applicable prospectus supplement by means of a "Dutch Auction." In this Dutch Auction, investors and potential investors submit orders through an eligible broker-dealer as to the principal amount of auction rate notes they wish to buy, hold or sell at various interest rates. The broker-dealers submit their clients' orders to the auction agent. The auction agent processes all orders submitted by all eligible broker-dealers and determines the interest rate for the upcoming interest period. The broker-dealers are notified by the auction agent of the interest rate for the upcoming interest period and are provided with settlement instructions relating to purchases and sales of auction rate notes. Auction rate notes will be purchased and sold between investors and potential investors at a price equal to their then-outstanding principal balance plus any accrued interest.

         In the auction, the following types of orders may be submitted:

         o "bid/hold orders" - specify the minimum interest rate that a current investor is willing to accept in order to continue to hold auction rate notes for the upcoming interest period;

         o "sell orders" - an order by a current investor to sell a specified principal amount of auction rate notes, regardless of the upcoming interest rate; and

         o "potential bid orders" - specify the minimum interest rate that a potential investor, or a current investor wishing to purchase additional auction rate notes, is willing to accept in order to buy a specified principal amount of auction rate notes.

         If an existing investor does not submit orders with respect to all its auction rate notes, the investor will be deemed to have submitted a hold order at the new interest rate for that portion of the auction rate notes for which no order was received.

         The following example helps illustrate how the auction procedures are used in determining the interest rate on the auction rate notes.

         (a)    Assumptions:

                1.  Denominations (Units)          =  $50,000
                2.  Interest period                =  28 days
                3.  Principal amount outstanding   =  $50 Million (1000 Units)

         (b)    Summary of all orders received for the auction

                 Bid/Hold Orders       Sell Orders      Potential Bid Orders
                 ---------------       -----------      --------------------
                 20 Units at 2.90%    100 Units Sell      40 Units at 2.95%
                 60 Units at 3.02%    100 Units Sell      60 Units at 3.00%
                120 Units at 3.05%    200 Units Sell     100 Units at 3.05%
                200 Units at 3.10%    ==============     100 Units at 3.10%
                200 Units at 3.12%       400 Units       100 Units at 3.11%
                ==================                       100 Units at 3.14%
                      600 Units                          200 Units at 3.15%
                                                         ==================
                                                            700 Units



         The total units under bid/hold orders and sell orders always equal the issue size (in this case 1000 units).

         (c)    Auction agent organizes orders in ascending order


     Order     Number     Cumulative              Order    Number     Cumulative
     Number   Of Units  Total (Units)  Percent    Number  of Units  Total (Units)   Percent
     ------   --------  ------------   -------    ------  --------  -------------   -------
  1.             20(W)       20         2.90%        7.     200(W)       600         3.10%
  2.             40(W)       60         2.95%        8.     100(W)       700         3.10%
  3.             60(W)      120         3.00%        9.     100(W)       800         3.11%
  4.             60(W)      180         3.02%       10.     200(W)      1000         3.12%
  5.            100(W)      280         3.05%       11.     100(L)                   3.14%
  6.            120(W)      400         3.05%       12.     200(L)                   3.15%

(W)  Winning Order         (L)  Losing Order

         Order #10 is the order that clears the market of all available units. All winning orders are awarded the winning rate (in this case, 3.12%) as the interest rate for the next interest period, at the end of which another auction will be held. Multiple orders at the winning rate are allocated units on a pro rata basis. Regardless of the results of the auction, the interest rate will not exceed the maximum rate specified in the applicable prospectus supplement.

         The example assumes that a successful auction has occurred, that is, that all sell orders and all bid/hold orders below the new interest rate were fulfilled. However, there may be insufficient potential bid orders to purchase all the auction rate notes offered for sale. In these circumstances, the interest rate for the upcoming interest period will equal the maximum rate. Also, if all the auction rate notes are subject to hold orders (i.e., each holder of auction rate notes wishes to continue holding its auction rate notes, regardless of the interest rate), the interest rate for the upcoming interest period will equal the all hold rate specified in the related prospectus supplement.

         If a payment default has occurred, the rate will be the non-payment rate specified in the related prospectus supplement.

         MAXIMUM RATE AND INTEREST CARRY-OVERS. If the auction rate for a class of auction rate notes is greater than the net loan rate described in the indenture, then the interest rate applicable to those auction rate notes will be the net loan rate. Under the indenture, the net loan rate is the greater of the interest rate on specified U.S. Treasury Securities plus a margin, or the weighted average interest rate on the student loans held by the trust less a program expense percentage that will be calculated annually and will equal the estimated annual expenses of the trust divided by the outstanding principal balance of all of its notes. If the interest rate for a class of auction rate notes is set at the net loan rate, the difference between the auction rate and the net loan rate will be carried over for that class of auction rate notes. The carry-over amount will bear interest calculated at the one-month LIBOR rate, until paid.

         The carry-over amount, and interest accrued thereon, for a class of auction rate notes will be paid by the trustee on the date of defeasance of the auction rate notes or an interest payment date if there are sufficient moneys in the Collection Fund to pay all interest due on the notes on that interest payment date, and in the case of subordinate notes, payment of the interest carry-over on more senior notes. Any carry-over amount, and any interest accrued on the carry-over amount, due on any auction rate note which is to be redeemed will be paid to the registered owner on the redemption date to the extent that moneys are available. Any carry-over amount, and any interest accrued on that carry-over amount, which is not yet due and payable on a date on which an auction rate note is to be redeemed will be canceled and will not be paid.

         The interest to be paid on auction rate notes will not exceed the maximum rate described in the related prospectus supplement. There will be no carry-over of interest if the auction rate for a class of auction rate notes is limited by the maximum rate.

         CHANGES IN AUCTION PERIOD. We may, from time to time, change the length of the auction period for a class of auction rate notes in order to conform with then current market practice with respect to similar securities or to accommodate economic and financial factors that may affect or be relevant to the length of the auction period and the interest rate borne by the auction rate notes. We may initiate the auction period adjustment by giving written notice to the trustee, the auction agent, the applicable broker-dealer, each rating agency and the registered owners of the notes at least 10 days prior to auction date for the notes. Any adjusted auction period will be at least 7 days but not more than 366 days. The auction period adjustment will take effect only if the auction agent receives orders sufficient to complete the auction for the new auction period at a rate of interest below the maximum rate.

         CHANGES IN THE AUCTION DATE. The applicable broker-dealer, with our written consent, may specify a different auction date for a class of auction rate notes in order to conform with then current market practice with respect to similar securities or to accommodate economic and financial factors that may affect or be relevant to the day of the week constituting an auction date for the auction rate notes. If we consent to the change, the broker-dealer agent will provide notice of its determination to specify an earlier auction date in writing at least 10 days prior to the proposed changed auction date to the trustee, the auction agent, the trust, each rating agency and the registered owner.

LIBOR RATE NOTES

         The LIBOR rate notes will be dated their date of issuance and will have a stated maturity set forth in the applicable prospectus supplement. Interest on the LIBOR rate notes will be paid in arrears on each distribution date. The distribution date for the LIBOR rate notes will be the business day specified in the prospectus supplement following the end of the interest accrual period for the notes specified in the prospectus supplement. The amount of interest payable to registered owners of LIBOR rate notes for any interest accrual period will be calculated on the basis of a 360-day year for the number of days actually elapsed. The interest rate will be the LIBOR rate for the interest accrual period for the notes plus the margin specified in the related prospectus supplement. Principal on the LIBOR rate notes will be payable as specified in the applicable prospectus supplement.

         If so provided in the related prospectus supplement, the interest rate payable on the LIBOR rate notes may be subject to a limitation based on an "adjusted student loan rate." The adjusted student loan rate is the percentage equivalent of a fraction:

         o The numerator of which is equal to the sum of the expected interest collections on the applicable trust's student loans and reciprocal payments such trust receives on a derivative product, if any, less the sum of the servicing fee, the administration fee, and reciprocal payments such trust makes on derivative products, if any, with respect to an interest accrual period; and

         o The denominator of which is the aggregate principal amount of the notes as of the last day of the interest accrual period.

         If so provided in the related prospectus supplement, a trust may enter into a LIBOR note derivative product agreement. Under the terms of the agreement, the counterparty will pay to the trust the excess, if any, of the LIBOR rate for the notes over the adjusted student loan rate as provided by the terms of the agreement. The trustee will use those funds to make interest payments on the notes at the LIBOR rate. If such payments are made by the counterparty, the counterparty will become entitled to reimbursement from money remaining in the Collection Fund on any distribution date after payment of interest and principal due on the notes and, if necessary, replenishment of the Reserve Fund to the required minimum balance.

TREASURY RATE NOTES

         The treasury rate notes will be dated their date of issuance and will have a stated maturity set forth in the applicable prospectus supplement. Interest on the treasury rate notes will be paid in arrears on each interest payment date. An interest payment date for the treasury rate notes means the first business day following the end of the interest period specified in the applicable prospectus supplement, unless another date is specified in the prospectus supplement. Principal will be payable on the treasury rate notes as specified in the applicable prospectus supplement.

         The amount of interest payable on the treasury rate notes will generally be adjusted weekly on the calendar day following each auction of 91-day Treasury Bills which are direct obligations of the United States with a maturity of 13 weeks. The rate will be calculated to be the sum of the bond equivalent yield for auctions of 91-day Treasury Bills on a rate determination date for an interest period, plus a spread described in the related prospectus supplement. Interest on the treasury rate notes will be computed for the actual number of days elapsed on the basis of a year consisting of 365 or 366 days, as applicable.

         If so provided in the related prospectus supplement, the interest rate payable on the treasury rate notes for any interest period may be subject to a limitation based on an "adjusted student loan rate." The adjusted student loan rate is the percentage equivalent of a fraction:

         o The numerator of which is equal to the sum of the expected interest collections on the applicable trust's student loans and reciprocal payments that such trust receives on a derivative product, if any, less the sum of the servicing fee, the administration fee, and reciprocal payments such trust makes on any derivative product, if any, with respect to an interest period; and

         o The denominator of which is the aggregate principal amount of the notes as of the last day of the interest period.

ACCRUAL NOTES

         Accrual notes will be entitled to payments of accrued interest commencing only on the interest payment date, or under the circumstances specified in the related prospectus supplement. Prior to the time interest is payable on any class of accrual notes, the amount of accrued interest will be added to the note principal balance thereof on each interest payment date. The principal balance of the accrual notes will begin to be paid from available funds received with respect to the student loans after the date that accrued interest is no longer being added to the principal balance of the notes. Accrued interest for each interest payment date will be equal to interest at the applicable interest rate accrued for a specified period (generally the period between interest payment dates) on the outstanding note principal balance thereof immediately prior to such interest payment date.

ORIGINAL ISSUE DISCOUNT NOTES

         Original issue discount notes will have a stated maturity set forth in the applicable prospectus supplement. The notes will be issued at a discount from the principal amount payable at maturity. The notes may have a "zero coupon" and currently pay no interest, or may pay interest at a rate that is below market rates at the time of issuance. For original issue discount notes, all or some portion of the interest due will accrue during the life of the note and be paid only at maturity or upon earlier redemption. Upon redemption or optional purchase, the amount payable on an original issue discount note will be determined as described under the heading "Description of the Notes - Redemption Price." Each holder of an original issue discount note will be required to include in current income a ratable portion of the original issue discount, even though the holder may not receive any payment of interest during the period. See "Federal Income Tax Consequences - Taxation of Interest Income of Registered Owners."

OUTSTANDING PRINCIPAL BALANCE OF THE NOTES

         If the prospectus supplement for a series of notes provides for payments of principal prior to maturity, the remaining outstanding balance of the notes, after giving effect to distributions of principal, will be determined through use of a note pool factor. The pool factor for each class of notes will be a seven-digit decimal computed by the administrator before each distribution date. Each pool factor will initially be 1.0000000. Thereafter, it will decline to reflect reductions in the outstanding balance of the notes. Your portion of the aggregate outstanding balance of a class of notes will be the product of:

         o        the original denomination of your note; and

         o        the applicable pool factor.

         Noteholders will receive reports each month concerning various matters, including the payments the trust has received on its student loans, the pool balance, the applicable pool factor and various other items of information. See "Summary of the Indenture Provisions-Further Covenants" in this prospectus.

PAYMENTS OF THE NOTES

         The principal of the notes due at maturity or redemption in whole will be payable at the principal office of the trustee upon presentation and surrender of the notes. Payment of principal on any notes, payments in connection with a partial redemption and all interest payments will be made to the registered owner by check or draft mailed on the interest payment date by the trustee to the registered owner at his address as it last appears on the registration books kept by the trustee at the close of business on the record date for such interest payment date. Payment of principal and interest to a securities depository or its nominee, and to any other registered owner owning at least $1,000,000 principal amount of the notes upon written request delivered to the trustee, will be paid by wire transfer within the United States to the bank account number filed no later than the record date or special record date with the trustee. All payments on the notes will be made in United States dollars.

MANDATORY REDEMPTION

         If so provided in the related prospectus supplement, the notes of a series may be subject to mandatory redemption on the interest payment date following the end of the prefunding period described in the related prospectus supplement in an amount equal to the proceeds held in the Acquisition Fund from the sale of notes that have not been used to purchase student loans. Mandatory redemptions will be made solely from moneys available for redemption in the Acquisition Fund.

         See "Notice and partial redemption of notes" below for a discussion of the order in which notes of any trust will be redeemed.

OPTIONAL REDEMPTION

         If so provided in the related prospectus supplement, the notes of a series may be subject to redemption, from funds received by the trustee constituting interest on student loans remaining in the Collection Fund after all other prior required payments have been made. The notes may be optionally redeemed in whole or in part, on or after the date set forth in the prospectus supplement. Any limitations on optional redemptions of the notes of any trust will be described in the prospectus supplement related to that trust. See "Notice and partial redemption of notes" below for a discussion of the order in which notes will be redeemed.

EXTRAORDINARY OPTIONAL REDEMPTION

         If so provided in the related prospectus supplement, the notes are also subject to extraordinary optional redemption, at our sole discretion, from any unallocated and available moneys remaining in the applicable trust estate, on any interest payment date, if we reasonably determine that the rate of return on student loans has materially decreased or that the costs of administering the trust estate have placed unreasonable burdens upon the trust's ability to perform its obligations under the applicable indenture. An extraordinary optional redemption of the notes may be made in whole or in part. See "Notice and partial redemption of notes" below for a discussion of the order in which the notes of a trust will be redeemed. Generally, the extraordinary optional redemption provision will be exercised only if changes are made to the Higher Education Act or changes occur in the financial markets or student loan markets that we deem to be materially adverse to the trust estate. In determining whether to exercise the extraordinary optional redemption provision, we will consider all of the facts and circumstances that exist at the time, including any changes to the Higher Education Act which would be materially adverse to the trust estate such that the noteholders, of any or all series, in our reasonable determination, would suffer a loss or material delay in the receipt of principal or interest payments when due.

REDEMPTION OR PURCHASE PRICE

         Upon redemption, the price to be paid to the holder of a note, other than an original issue discount note, will be an amount equal to the aggregate current principal balance plus accrued interest. If a note is an original issue discount note, the amount payable upon redemption or optional purchase will be the amortized face amount on the redemption or purchase date. The amortized face value of an original issue discount note will be equal to the issue price plus that portion of the difference between the issue price and the principal amount of the note that has accrued at the yield to maturity described in the prospectus supplement by the redemption or purchase date. The amortized face value of an original issue discount note will never be greater than its principal amount.

NOTICE AND PARTIAL REDEMPTION OF NOTES

         The trustee will provide notice of any redemption or purchase by mailing a copy of the redemption or purchase notice to the registered owner of any note being redeemed or purchased, and to the auction agent with respect to the auction rate notes designated for redemption or purchase, not less than 15 days prior to the redemption or purchase date.

         If less than all of the notes of any trust are to be redeemed or purchased, we will determine which notes will be redeemed or purchased. Generally, all of the Class A notes will be redeemed prior to redemption of any Class B notes. If an indenture provides for the issuance of Class C notes, generally all of the Class B notes will be redeemed before any of the Class C notes are redeemed. However, a trust may redeem Class B notes while Class A notes remain outstanding if after the redemption of the Class B notes, the aggregate market value of the trust's assets will equal the percentage of all Class A notes then outstanding under the indenture that is specified in the related prospectus supplement. Similarly, a trust may redeem any Class C notes while Class A notes and Class B notes remain outstanding if after the redemption of the Class C notes, the aggregate market value of the trust's assets will equal the percentage of all Class A notes and Class B notes then outstanding under the indenture that is specified in the related prospectus supplement.

SALE OF STUDENT LOANS HELD IN TRUST ESTATE

         Student loans may be sold or otherwise disposed of by the trustee free from the lien of the indenture only in limited circumstances, such as in connection with loan consolidation, serialization or transfer to a guarantee agency for payment.

         If so provided in the related prospectus supplement, the sponsor, at its option, may repurchase or arrange for the purchase of all student loans remaining in a trust as of the end of any collection period if the outstanding pool balance is 10% or less of the initial pool balance or at such other times as may be described in the related prospectus supplement. The purchase price for the loans will not be less than the minimum purchase amount specified in the related prospectus supplement. These amounts will be used to retire the related notes.

         In addition, if the sponsor does not exercise its option described above and if so provided in the related prospectus supplement, the indenture trustee will conduct an auction of any student loans remaining in a trust at the end of the collection period preceding the trust auction date specified in the related prospectus supplement. Nelnet, Inc., its affiliates and unrelated third parties may make bids to purchase these student loans.

                  SECURITY AND SOURCES OF PAYMENT FOR THE NOTES

GENERAL

         The notes are limited obligations of the issuing trust, secured by and payable solely from that trust's assets as set forth in a related indenture of trust. The following assets will serve as security for the notes:

         o revenues, consisting of all principal and interest payments, proceeds, charges and other income received by the trustee or the trust on account of any student loan, including interest benefit payments and any special allowance payments with respect to any student loan, and investment income from all funds created under the indenture and any proceeds from the sale or other disposition of the student loans;

         o all moneys and investments held in the funds created under the indenture; and

         o student loans purchased with money from the Acquisition Fund or otherwise acquired or originated and pledged or credited to the Acquisition Fund.

         In addition, a trust's assets may include rights that provide credit enhancement (for example, the right to draw under any letter of credit or note insurance) or cash flow enhancement as described in this prospectus and in the related prospectus supplement.

         The assets of one trust will not be available to pay the debts and obligations of another trust.

FLOW OF FUNDS

         The following funds will be created by the trustee under the indenture for the benefit of the registered owners:

         o        Collection Fund

         o        Acquisition Fund

         o        Reserve Fund

ACQUISITION FUND; PURCHASE AND SALE OF STUDENT LOANS

         We will deposit most of the proceeds from the sale of any notes by a trust into the Acquisition Fund created under its indenture. As described in the related prospectus supplement, money on deposit in the Acquisition Fund may be used to pay costs of issuance of the notes, to make payments of principal on the notes, to redeem notes, and to acquire student loans. Student loans acquired with funds deposited in the Acquisition Fund that are pledged to the trust estate of a trust will be held by the trustee or its agent or bailee and accounted for as a part of the Acquisition Fund. If money held in the

Acquisition Fund cannot be used to purchase student loans, then the trust will transfer such moneys to the Collection Fund or use those funds to redeem notes as described in the related prospectus supplement. See "Description of the Notes
- Mandatory redemption."

         The eligible lender trustee will be the legal owner of the student loans transferred to the trust estate and will have a security interest in the student loans for and on behalf of the registered owners. The student loans will be held in the name of the eligible lender trustee for the account of each trust, for the benefit of the registered owners.

         A trust, pursuant to the terms of its indenture, may establish a prefunding account as a separate subaccount of the Acquisition Fund. The trust will use funds on deposit in the prefunding account from time to time - as described in the related prospectus supplement, including:

         o to purchase portfolios of student loans during a time period specified in the related prospectus supplement.

         o to originate federal consolidation loans, each made for the purpose of consolidating one or more federal student loans at least one of which is already held by the trust and to add other loans to existing consolidation loans held by the trust.

         o to purchase serial loans from sellers. For a student loan to qualify as a serial loan it must have been made to a borrower under a student loan held by the trust on the date of issuance, or acquired during a prefunding period, of the notes and must meet other criteria described in the indenture.

The additional student loans may be purchased by the trust or may be originated by the trust, if and to the extent specified in the related prospectus supplement. The related prospectus supplement will also specify a prefunding period during which loans may be originated or purchased. After the amount on deposit in the prefunding account has been reduced to zero, the trust may continue to acquire serial loans if so provided in the related prospectus supplement from collections received on the student loans. If the amount initially deposited into a prefunding account for a series of notes has not been reduced to zero by the end of the related prefunding period, the amounts remaining on deposit in the prefunding account will be used to make principal payments on notes or to redeem notes as described in the related prospectus supplement.

COLLECTION FUND

         The trustee will deposit into the Collection Fund all revenues derived from student loans, from money or assets on deposit in the Acquisition Fund or Reserve Fund, from payments on derivative products and any other amounts as each trust may direct.

         On each distribution date and derivative payment date, money in the Collection Fund will be used and transferred to other funds or persons in the order described in the related prospectus supplement.

RESERVE FUND

         The indenture for each trust will establish a Reserve Fund. In connection with the sale of notes, the trustee will make a deposit to the Reserve Fund of a trust in the amount specified in each indenture. On each distribution date, to the extent money in the Collection Fund is not sufficient to make payment of the trust's expenses and interest then due on the notes of that trust, the amount of the deficiency shall be paid directly from the Reserve Fund. Unless otherwise stated in a prospectus supplement, money in the Reserve Fund may be used to pay principal on the notes only on the date of their maturity or in connection with defeasance of the indenture.

         If the Reserve Fund is used as described above, the trustee will restore the Reserve Fund to the level specified in a prospectus supplement by transfers from the Collection Fund of the related trust. If the full amount required to restore the Reserve Fund to the required level is not available in the Collection Fund on the next distribution date, the trustee shall continue to transfer funds from the Collection Fund as they become available until the deficiency in the Reserve Fund has been eliminated. On any day that the amount in the Reserve Fund exceeds the minimum level specified in a prospectus supplement, the trustee will transfer the excess in accordance with the terms of the indenture and as described in the related prospectus supplement.

         If so provided in a prospectus supplement, the Reserve Fund requirement may be satisfied by the deposit of a Reserve Fund insurance policy to be provided by the credit provider described in the prospectus supplement. The Reserve Fund insurance policy shall be drawn upon by the trustee as necessary to make up on a distribution date any deficiency in the amounts to pay note principal or interest.

TRANSFERS FREE OF THE LIEN OF THE INDENTURE

         If so provided in a prospectus supplement and an indenture, amounts in the Collection Fund established under an indenture may be released from the indenture and transferred in accordance with the administrator's instructions if the balance in the Reserve Fund exceeds the required minimum Reserve Fund balance.

STATEMENTS TO INDENTURE TRUSTEE AND TRUST

         Before each distribution date, the administrator will prepare and provide a statement to the indenture trustee that will include:

         o        the amount of principal distributions on the notes;

         o the amount of interest distributions for each class of notes and the applicable interest rates;

         o        the pool balance at the end of the collection period;

         o the outstanding principal amount and the note pool factor for each class of the notes;

         o the servicing fees, trustees' fees and administrative fees for the collection period;

         o the interest rates, if available, for the next interest accrual period for each class;

         o the amount of any aggregate realized losses for the collection period;

         o the amount of any shortfall in the payment of the Principal Distribution Amount for each class, and any changes in these amounts from the preceding statement;

         o the balance of student loans held by a trust that are delinquent in each delinquency period as of the end of collection period; and

         o the balance of any reserve account, after giving effect to changes in the balance on that distribution date.

INVESTMENT OF FUNDS HELD BY TRUSTEE

         The trustee will invest amounts credited to any fund established under the indenture in investment securities described in the indenture pursuant to orders received from us. In the absence of an order, and to the extent practicable, the trustee will invest amounts held under an indenture in direct obligations of, or in obligations fully guaranteed by, the United States.

         The trustee is not responsible or liable for any losses on investments made by it or for keeping all funds held by it fully invested at all times. Its only responsibility is to comply with investment instructions in a non-negligent manner.

                             BOOK-ENTRY REGISTRATION

         Investors acquiring beneficial ownership interests in the notes issued in book-entry form will hold their notes through The Depository Trust Company in the United States, or Clearstream, Luxembourg or Euroclear (in Europe) if they are participants of these systems, or indirectly through organizations which are participants in these systems. The book-entry notes will be issued in one or more instruments which equal the aggregate principal balance of the series of notes and will initially be registered in the name of Cede & Co., the nominee of The Depository Trust Company. Clearstream, Luxembourg and Euroclear will hold omnibus positions on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's name on the books of its respective depositary which in turn will hold positions in customers' securities accounts in such depositary's name on the books of The Depository Trust Company. Citibank N.A. will act as depositary for Clearstream, Luxembourg and The Chase Manhattan Bank will act as depositary for Euroclear. Except as described below, no person acquiring a book-entry note will be entitled to receive a physical certificate representing the notes. Unless and until Definitive Certificates are issued, it is anticipated that the only holder of the notes will be Cede & Co., as nominee of The Depository Trust Company.

         The Depository Trust Company is a New York-chartered limited-purpose trust company that performs services for its participants, some of which, and/or their representatives, own The Depository Trust Company. In accordance with its normal procedures, The Depository Trust Company is expected to record the positions held by each of its participants in notes issued in book-entry form, whether held for its own account or as nominee for another person. In general, beneficial ownership of book-entry notes will be subject to the rules, regulations and procedures governing The Depository Trust Company and its participants as in effect from time to time.

         Purchases of the notes under The Depository Trust Company system must be made by or through direct participants, which are to receive a credit for the notes on The Depository Trust Company's records. The ownership interest of each actual purchaser of each series of notes, or beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners shall not receive written confirmation from The Depository Trust Company of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners shall not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the series of any notes is discontinued.

         To facilitate subsequent transfers, all notes deposited by participants with The Depository Trust Company are registered in the name of The Depository Trust Company's partnership nominee, Cede & Co. The deposit of such notes with The Depository Trust Company and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depository Trust Company has no knowledge of the actual beneficial owners of notes; The Depository Trust Company's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by The Depository Trust Company to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Redemption notices shall be sent to Cede & Co. If less than all of a class of the notes of any series are being redeemed, The Depository Trust Company's practice is to determine by lot the amount of the interest of each Direct Participant in such class to be redeemed.

         Neither The Depository Trust Company nor Cede & Co. will consent or vote with respect to the notes of any series. Under its usual procedures, The Depository Trust Company mails an omnibus proxy to the applicable Nelnet Student Loan Trust, or the trustee, as appropriate, as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date.

         Principal and interest payments on the notes are to be made to The Depository Trust Company. The Depository Trust Company's practice is to credit direct participant's accounts on the due date in accordance with their respective holdings shown on The Depository Trust Company's records unless The Depository Trust Company has reason to believe that it will not receive payment on the due date. Payments by participants to beneficial owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and shall be the responsibility of the participant and not of The Depository Trust Company, the trustee or the trust, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to The Depository Trust Company is the responsibility of the applicable trust, or the trustee. Disbursement of such payments to direct participants shall be the responsibility of The Depository Trust Company, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

         Depository Trust Company may discontinue providing its services as securities depository with respect to the notes of any series at any time by giving reasonable notice to the trust or the trustee. In the event that a successor securities depository is not obtained, note certificates are required to be printed and delivered.

         Clearstream Banking, societe anonyme, Luxembourg, formerly Cedelbank ("Clearstream, Luxembourg"), has advised that it is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depository. Clearstream, Luxembourg holds securities for its participating organizations. Clearstream, Luxembourg facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg participants through electronic book-entry changes in accounts of Clearstream, Luxembourg participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to its Clearstream, Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depository, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (the "CSSF"). Clearstream, Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg participant, either directly or indirectly.

         Euroclear has advised that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./NV (the "Euroclear operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

         The Euroclear operator has advised that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian Bank, it is regulated by the Belgian Banking Commission.

         Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law. The Terms and Conditions govern transfers of securities and cash within the Euroclear, withdrawals of securities and cash from the Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

         Distributions with respect to notes held through Clearstream, Luxembourg or Euroclear will be credited to the cash accounts of Clearstream, Luxembourg participants or Euroclear participants in accordance with the relevant system's rules and procedures, to the extent received by its depositary. Those distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Clearstream, Luxembourg or the Euroclear operator, as the case may be, will take any other action permitted to be taken by a noteholder under the indenture on behalf of a Clearstream, Luxembourg participant or Euroclear participant only in accordance with the relevant rules and procedures and subject to the relevant Depositary's ability to effect such actions on its behalf through The Depository Trust Company.

         Noteholders may hold their notes in the United States through The Depository Trust Company or in Europe through Clearstream, Luxembourg or Euroclear if they are participants of such systems, or indirectly through organizations which are participants in such systems.

         The notes will initially be registered in the name of Cede & Co., the nominee of The Depository Trust Company. Clearstream, Luxembourg and Euroclear will hold omnibus positions on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their respective depositaries which in turn will hold such positions in customers' securities accounts in the depositaries' names on the books of The Depository Trust Company. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and The Chase Manhattan Bank of New York will act as depositary for Euroclear.

         Transfers between participants will occur in accordance with The Depository Trust Company Rules. Transfers between Clearstream, Luxembourg participants and Euroclear participants will occur in accordance with their respective rules and operating procedures.

         Because of time-zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a participant will be made during subsequent securities settlement processing and dated the business day following The Depository Trust Company settlement date. Such credits or any transactions in such securities settled during such processing will be reported to the relevant Euroclear or Clearstream, Luxembourg participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of securities by or through a Clearstream, Luxembourg participant or Euroclear participant to a participant will be received with value on The Depository Trust Company settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in The Depository Trust Company.

         Cross-market transfers between persons holding directly or indirectly through The Depository Trust Company, on the one hand, and directly or indirectly through Clearstream, Luxembourg participants or Euroclear participants, on the other, will be effected in The Depository Trust Company in accordance with The Depository Trust Company Rules on behalf of the relevant European international clearing system by its depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving securities in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Clearstream, Luxembourg participants and Euroclear participants may not deliver instructions to the depositaries.

         Depository Trust Company has advised that it will take any action permitted to be taken by a noteholder under the indenture only at the direction of one or more participants to whose accounts with The Depository Trust Company the notes are credited. Clearstream, Luxembourg or Euroclear will take any action permitted to be taken by a noteholder under the indenture on behalf of a participant only in accordance with their relevant rules and procedures and subject to the ability of the relevant depositary to effect these actions on its behalf through DTC.

         Although The Depository Trust Company, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among participants of The Depository Trust Company, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

         Neither the trusts, the sellers, the servicer, the sub-servicers, the trustee nor the underwriters will have any responsibility or obligation to any The Depository Trust Company participants, Clearstream, Luxembourg participants or Euroclear participants or the persons for whom they act as nominees with respect to

         o the accuracy of any records maintained by The Depository Trust Company, Clearstream, Luxembourg or Euroclear or any participant,

         o the payment by The Depository Trust Company, Clearstream, Luxembourg or Euroclear or any participant of any amount due to any beneficial owner in respect of the principal amount or interest on the notes,

         o the delivery by any The Depository Trust Company participant, participant or Euroclear participant of any notice to any beneficial owner which is required or permitted under the terms of the indenture to be given to noteholders or

         o        any other action taken by The Depository Trust Company.

         A trust may decide to discontinue use of the system of book entry transfers through The Depository Trust Company or a successor securities depository. In that event, note certificates are to be printed and delivered.

                                ADDITIONAL NOTES

         If so described in the related prospectus supplement, a trust may, upon complying with the provisions of the related indenture, issue from time to time additional notes secured by the assets of the trust on a parity with or subordinate to either Class A notes or Class B notes, or Class C notes if any, then outstanding. In addition, a trust may enter into any derivative product it deems necessary or desirable with respect to any or all of the notes issued by that trust. We may take those actions without the approval of the holders of any outstanding notes.

         A trust will not issue additional notes unless the following conditions have been satisfied:

                  o The trust has entered into a supplemental indenture with the trustee providing the terms and forms of the additional notes.

                  o The trustee has received a rating confirmation from each rating agency which has assigned a rating to any outstanding notes of the trust that such rating will not be reduced or withdrawn as a result of the issuance of the proposed additional notes.

                  o The trustee has received an opinion of counsel to the effect that all of the foregoing conditions to the issuance of the proposed additional notes have been satisfied.

         The trustee will be authorized under the indenture to establish any additional funds or accounts which it deems necessary or convenient in connection with the issuance and delivery of any additional notes.

                       SUMMARY OF THE INDENTURE PROVISIONS

         Each trust will issue notes pursuant to an indenture of trust. The following is a summary of some of the provisions expected to be contained in each indenture. This summary is not comprehensive and reference should be made to the indenture for a full and complete statement of its provisions.

PARITY AND PRIORITY OF LIEN

         The provisions of each trust's indenture are generally for the equal benefit, protection and security of the registered owners of all of the notes issued by that trust. However, the Class A notes have priority over the Class B notes with respect to payments of principal and interest, and the Class B notes have priority over the Class C notes, if any, with respect to payments of principal and interest.

         The revenues and other money, student loans and other assets each trust pledges under its indenture will be free and clear of any pledge, lien, charge or encumbrance, other than that created by the indenture. Except as otherwise provided in the indenture, a trust

         o will not create or voluntarily permit to be created any debt, lien or charge on the student loans which would be on a parity with, subordinate to, or prior to the lien of the indenture;

         o will not take any action or fail to take any action that would result in the lien of the indenture or the priority of that lien for the obligations thereby secured being lost or impaired; and

         o will pay or cause to be paid, or will make adequate provisions for the satisfaction and discharge, of all lawful claims and demands which if unpaid might by law be given precedence to or any equality with the indenture as a lien or charge upon the student loans.

REPRESENTATIONS AND WARRANTIES

         Each trust will represent and warrant in its indenture that:

         o it is duly authorized under the Delaware Statutory Trust Act to create and issue the notes and to execute and deliver the indenture and any derivative product, and to make the pledge to the payment of notes and any company derivative payments under the indenture,

         o all necessary trust action for the creation and issuance of the notes and the execution and delivery of the indenture and any derivative product has been duly and effectively taken,

         o the notes in the hands of the registered owners of the notes and any derivative product are and will be valid and enforceable special limited obligations of the trust secured by and payable solely from the trust estate.

FURTHER COVENANTS

         Each trust will file financing statements and continuation statements in any jurisdiction necessary to perfect and maintain the security interest it grants under its indenture.

         Upon written request of the trustee, a trust will permit the trustee or its agents, accountants and attorneys, to examine and inspect the property, books of account, records, reports and other data relating to the student loans, and will furnish the trustee such other information as it may reasonably request. The trustee shall be under no duty to make any examination unless requested in writing to do so by the registered owners of 66% of the principal amount of the notes, and unless those registered owners have offered the trustee security and indemnity satisfactory to it against any costs, expenses and liabilities which might be incurred in making any examination.

         Each trust will cause an annual audit to be made by an independent auditing firm of national reputation and file one copy of the audit with the trustee and each rating agency within 150 days of the close of each fiscal year. The trustee is not obligated to review or otherwise analyze those audits.

         Each year each trust will deliver to the trustee a certification of its compliance with the terms and conditions of its indenture, and in the event of any noncompliance, a description of the nature and status thereof.

         For each period described in a prospectus supplement, each trust will provide to the trustee, and the trustee will forward to each registered owner, a statement setting forth information with respect to its notes and student loans as of the end of such period, including the following:

         o the amount of principal payments made with respect to each class of notes during the preceding period

         o the amount of interest payments made with respect to each class of notes during the preceding period

         o the principal balance of student loans as of the close of business on the last day of the preceding period

         o the aggregate outstanding principal amount of the notes of each class

         o the interest rate for the applicable class of notes with respect to each distribution date

         o the number and principal amount of student loans that are delinquent or for which claims have been filed with a guarantee agency

         o the outstanding principal amount of the notes as of the close of business on the last day of the preceding period.

         A copy of these reports may be obtained by any noteholder by a written request to the trustee.

ENFORCEMENT OF SERVICING AGREEMENT

         Each trust will diligently enforce all terms, covenants and conditions of all servicing agreements, including the prompt payment of all amounts due to the servicer under the servicing agreements. A trust will not permit the release of the obligations of any servicer under any servicing agreement except in conjunction with permitted amendments or modifications and will not waive any default by the servicer under the servicing agreement without the written consent of the trustee. A trust will not consent or agree to or permit any amendment or modification of any servicing agreement which will in any manner materially adversely affect the rights or security of the registered owners of the notes.

ADDITIONAL COVENANTS WITH
RESPECT TO THE HIGHER EDUCATION ACT

         We will verify that the trustee under an indenture is an eligible lender under the Higher Education Act, and will acquire or cause to be acquired student loans only from an eligible lender.

         Each trust is responsible, directly or through its agents, for each of the following actions with respect to the Higher Education Act:

         o Dealing with the Secretary of Education with respect to the rights, benefits and obligations under the certificates of insurance and the contract of insurance, and dealing with the guarantee agencies with respect to the rights, benefits and obligations under the guarantee agreements with respect to the student loans;

         o Causing to be diligently enforced, and causing to be taken all reasonable steps necessary or appropriate for the enforcement of all terms, covenants and conditions of all student loans and agreements in connection with the student loans, including the prompt payment of all principal and interest payments and all other amounts due under the student loans;

         o Causing the student loans to be serviced by entering into a servicing agreement with the servicer for the collection of payments made for, and the administration of the accounts of, the student loans;

         o Complying with, and causing all of its officers, trustees, employees and agents to comply, with the provisions of the Higher Education Act and any regulations or rulings under the Act, with respect to the student loans;

         o Causing the benefits of the guarantee agreements, the interest subsidy payments and the special allowance payments to flow to the trustee; and

         o Causing student loans that are evidenced by a master promissory note under The Higher Education Act to be acquired in accordance with the terms of a student loan purchase agreement as described in the indenture.

CONTINUED EXISTENCE; SUCCESSOR

         Each trust will preserve and keep in full force and effect its existence, rights and franchises as a Delaware statutory trust. A trust will not sell or otherwise dispose of all or substantially all of its assets, consolidate with or merge into another entity, or permit one or more other entities to consolidate with or merge with such trust. These restrictions do not apply to a transaction where the transferee or the surviving or resulting entity irrevocably and unconditionally assumes the obligation to perform and observe the trust's agreements and obligations under the indenture.

EVENTS OF DEFAULT

         Each indenture will define the following events as events of default:

         o default in the due and punctual payment of any interest on any note when the same becomes due and payable and such default shall continue for a period of five days;

         o default in the due and punctual payment of the principal of any note when the same becomes due and payable on the final maturity date of the note;

         o default in the performance or observance of any other of the trust's covenants, agreements or conditions contained in the indenture or in the notes, and continuation of such default for a period of 90 days after written notice thereof is given to the trust by the trustee; and

         o        the occurrence of an event of bankruptcy.

REMEDIES ON DEFAULT

         POSSESSION OF TRUST ESTATE. Upon the happening of any event of default relating to a trust, the trustee may take possession of any portion of the trust estate of that trust that may be in the custody of others, and all property comprising the trust estate, and may hold, use, operate, manage and control those assets. The trustee may also, in the name of that trust or otherwise, conduct such trust's business and collect and receive all charges, income and revenues of the trust estate. After deducting all expenses incurred and all other proper outlays authorized in the indenture, and all payments which may be made as just and reasonable compensation for its own services, and for the services of its attorneys, agents, and assistants, the trustee will apply the rest and residue of the money received by the trustee as follows:

                  o FIRST, to the trustees for fees and expenses due and owing to the trustees;

                  o SECOND, to the servicer for due and unpaid servicing fees;

                  o THIRD, to the derivative product counterparties, in proportion to their respective entitlements under the applicable derivative products without preference or priority, for any due and unpaid derivative product fees;

                  o FOURTH, to the Class A noteholders for amounts due and unpaid on the Class A notes for interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Class A notes for such interest;

                  o FIFTH, to Class A noteholders for amounts due and unpaid on the Class A notes for principal, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal;

                  o SIXTH, to the Class B noteholders for amounts due and unpaid on the Class B Notes for interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Class B notes for such interest;

                  o SEVENTH, to the Class B noteholders for amounts due and unpaid on the Class B Notes for principal, ratably without preference or priority of any kind, according to the amounts due and payable on the Class B Notes for principal;

                  o EIGHTH, to the derivative product counterparties, in proportion to the respective entitlements under the applicable derivative products without preference or priority, for any reimbursements that are due and unpaid;

                  o NINTH, to the servicer, for any unpaid carryover servicing fees due under a servicing agreement; and

                  o TENTH, to the trust, for distribution in accordance with the terms of the administrative services agreement and the Trust Agreement.

         If an indenture provides for the issuance of Class C notes, interest and principal will be paid on those notes before the payments described in paragraphs eighth, ninth and tenth above.

         SALE OF TRUST ESTATE. Upon the happening of any event of default and if the principal of all of the outstanding notes shall have been declared due and payable, then the trustee may sell the trust estate to the highest bidder in accordance with the requirements of applicable law. In addition, the trustee may proceed to protect and enforce the rights of the trustee or the registered owners in the manner as counsel for the trustee may advise, whether for the specific performance of any covenant, condition, agreement or undertaking contained in the indenture, or in aid of the execution of any power therein granted, or for the enforcement of such other appropriate legal or equitable remedies as may in the opinion of such counsel, be more effectual to protect and enforce the rights aforesaid. The trustee is required to take any of these actions if requested to do so in writing by the registered owners of at least 51% of the principal amount of the highest priority obligations outstanding under the defaulted indenture.

         APPOINTMENT OF RECEIVER. If an event of default occurs, and all of the outstanding obligations under an indenture have been declared due and payable, and if any judicial proceedings are commenced to enforce any right of the trustee or of the registered owners under the indenture, then as a matter of right, the trustee shall be entitled to the appointment of a receiver for the trust estate.

         ACCELERATED MATURITY. If an event of default occurs, the trustee may declare, or upon the written direction by the registered owners of at least 51% of the principal amount of the highest priority obligations then outstanding under the defaulted indenture shall declare, the principal of all obligations issued under the indenture, and then outstanding, and the interest thereon, immediately due and payable. A declaration of acceleration upon the occurrence of a default may be rescinded upon notice to the trust by a majority of the registered owners of the obligations then outstanding if the trust has paid or deposited with the trustee amounts sufficient to pay all principal and interest due on the notes and any other event of default has been cured or waived.

         DIRECTION OF TRUSTEE. If an event of default occurs, the registered owners of at least 51% of the principal amount of the highest priority obligations then outstanding under the defaulted indenture shall have the right to direct and control the trustee with respect to any proceedings for any sale of any or all of the trust estate, or for the appointment of a receiver. The registered owners may not cause the trustee to take any proceedings which in the trustee's opinion would be unjustly prejudicial to non-assenting registered owners of obligations outstanding under the indenture.

         RIGHT TO ENFORCE IN TRUSTEE. No registered owner of any obligation issued under an indenture shall have any right as a registered owner to institute any suit, action or proceedings for the enforcement of the provisions of the indenture or for the appointment of a receiver or for any other remedy under the indenture. All rights of action under an indenture are vested exclusively in the trustee, unless and until the trustee fails to institute an action or suit after the registered owners of the affected trust:

         o have given to the trustee written notice of a default under the indenture, and of the continuance thereof,

         o shall have made written request upon the trustee and the trustee shall have been afforded reasonable opportunity to institute an action, suit or proceeding in its own name, and

         o the trustee shall have been offered indemnity and security satisfactory to it against the costs, expenses, and liabilities to be incurred on an action, suit or proceeding in its own name.

         WAIVERS OF EVENTS OF DEFAULT. The trustee may in its discretion waive any event of default under an indenture and rescind any declaration of acceleration of the obligations due under the indenture. The trustee will waive an event of default upon the written request of the registered owners of at least a majority of the principal amount of the highest priority obligations then outstanding under the indenture. A waiver of any event of default in the payment of the principal or interest due on any obligation issued under the indenture may not be made unless prior to the waiver or rescission, provision shall have been made for payment of all arrears of interest or all arrears of payments of principal, and all expenses of the trustee in connection with such default. A waiver or rescission of one default will not affect any subsequent or other default, or impair any rights or remedies consequent to any subsequent or other default.

THE TRUSTEE

         ACCEPTANCE OF TRUST. The trustee will accept the trusts imposed upon it by an indenture, and will perform those trusts, but only upon and subject to the following terms and conditions:

         o The trustee undertakes to perform only those duties as are specifically set forth in the indenture.

         o In the absence of bad faith on its part, the trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the trustee and conforming to the requirements of the indenture.

         o In case an event of default has occurred and is continuing, the trustee, in exercising the rights and powers vested in it by the indenture, will use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

         o Before taking any action under the indenture requested by registered owners, the trustee may require that it be furnished an indemnity bond or other indemnity and security satisfactory to it by the registered owners for the reimbursement of all expenses to which it may be put and to protect it against liability arising from any action taken by the trustee.

         TRUSTEE MAY ACT THROUGH AGENTS. The trustee may execute any of the trusts or powers under an indenture and perform any duty thereunder either itself or by or through its attorneys, agents, or employees. The trustee will not be answerable or accountable for any default, neglect or misconduct of any such attorneys, agents or employees, if reasonable care has been exercised in the appointment, supervision, and monitoring of the work performed. Each trust will pay all reasonable costs incurred by the trustee and all reasonable compensation to all such persons as may reasonably be employed in connection with that trust.

         INDEMNIFICATION OF TRUSTEE. The trustee is generally under no obligation or duty to perform any act at the request of registered owners or to institute or defend any suit to protect the rights of the registered owners under an indenture unless properly indemnified and provided with security to its satisfaction. The trustee is not required to take notice of any event under an indenture unless and until it shall have been specifically notified in writing of the event of default by the registered owners or a trust's authorized representative.

         However, the trustee may begin suit, or appear in and defend suit, execute any of the trusts, enforce any of its rights or powers, or do anything else in its judgment proper, without assurance of reimbursement or indemnity. In that case the trustee will be reimbursed or indemnified by the registered owners requesting that action, if any, or by the applicable trust in all other cases, for all fees, costs and expenses, liabilities, outlays and counsel fees and other reasonable disbursements properly incurred. If a trust or the registered owners, as appropriate, fail to make such reimbursement or indemnification, the trustee may reimburse itself from any money in its possession under the provisions of the related indenture, subject only to the prior lien of the notes for the payment of the principal and interest thereon from the Collection Fund.

         Each trust will agree to indemnify the trustee for, and to hold it harmless against, any loss, liability or expenses incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties in relation to the trust estate. Each trust will indemnify and hold harmless the trustee against any and all claims, demands, suits, actions or other proceedings and all liabilities, costs and expenses whatsoever caused by any untrue statement or misleading statement or alleged untrue statement or alleged misleading statement of a material fact contained in any offering document distributed in connection with the issuance of that trust's notes or caused by any omission or alleged omission from such offering document of any material fact required to be stated therein or necessary in order to make the statements made therein in the light of the circumstances under which they were made, not misleading.

         COMPENSATION OF TRUSTEE. Each trust will pay to the trustee compensation for all services rendered by it under the applicable indenture, and also all of its reasonable expenses, charges, and other disbursements. The trustee may not change the amount of its annual compensation without giving the applicable trust at least 90 days' written notice prior to the beginning of a fiscal year.

         RESIGNATION OF TRUSTEE. The trustee may resign and be discharged from the trust created by an indenture by giving notice in writing specifying the date on which such resignation is to take effect. A resignation will only take effect on the day specified in such notice if a successor trustee shall have been appointed pursuant to the provisions of the indenture and is qualified to be the trustee under the requirements of the provisions of the indenture.

         REMOVAL OF TRUSTEE.  The trustee may be removed

         o at any time by the registered owners of a majority of the principal amount of the highest priority obligations then outstanding under an indenture,

         o by the administrator for cause or upon the sale or other disposition of the trustee or its trust functions, or

         o by the administrator without cause so long as no event of default exists or has existed within the last 30 days.

         In the event a trustee is removed, removal shall not become effective until

         o        a successor trustee shall have been appointed, and

         o        the successor trustee has accepted that appointment.

         SUCCESSOR TRUSTEE. If the trustee resigns, is dissolved or otherwise is disqualified to act or is incapable of acting, or in case control of the trustee is taken over by any public officer or officers, the administrator may appoint a successor trustee. Each trust will cause notice of the appointment of a successor trustee to be mailed to the registered owners at the address of each registered owner appearing on the note registration books.

         Every successor trustee

         o will be a bank or trust company in good standing, organized and doing business under the laws of the United States or of a state therein,

         o have a reported capital and surplus of not less than $50,000,000,

         o will be authorized under the law to exercise corporate trust powers, be subject to supervision or examination by a federal or state authority, and

         o will be an eligible lender under the Higher Education Act so long as such designation is necessary to maintain guarantees and federal benefits under the Act with respect to the student loans originated under the Act.

         MERGER OF THE TRUSTEE. Any corporation into which the trustee may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the trustee, shall be the successor of the trustee under an indenture, provided such corporation shall be otherwise qualified and eligible under the indenture, without the execution or filing of any paper of any further act on the part of any other parties thereto.

SUPPLEMENTAL INDENTURES

         SUPPLEMENTAL INDENTURES NOT REQUIRING CONSENT OF REGISTERED OWNERS. A trust can agree with the trustee to enter into any indentures supplemental to an indenture for any of the following purposes without notice to or the consent of noteholders:

         o to cure any ambiguity or formal defect or omission in the indenture;

         o to grant to or confer upon the trustee for the benefit of the registered owners any additional benefits, rights, remedies, powers or authorities;

         o to subject to the indenture additional revenues, properties or collateral;

         o to modify, amend or supplement the indenture or any indenture supplemental thereto in such manner as to permit the qualification under the Trust Indenture Act of 1939 or any similar federal statute or to permit the qualification of the notes for sale under the securities laws of the United States of America or of any of the states of the United States of America, and, if they so determine, to add to the indenture or any indenture supplemental thereto such other terms, conditions and provisions as may be permitted by said Trust Indenture Act of 1939 or similar federal statute;

         o to evidence the appointment of a separate or co-trustee or a co-registrar or transfer agent or the succession of a new trustee under the indenture;

         o to add provisions to or to amend provisions of the indenture as may, in the opinion of counsel, be necessary or desirable to assure implementation of the student loan business in conformance with the Higher Education Act;

         o to make any change as shall be necessary in order to obtain and maintain for any of the notes an investment grade rating from a nationally recognized rating service, which changes, in the opinion of the trustee are not to the prejudice of the registered owner of any of the obligations outstanding under the indenture;

         o to make any changes necessary to comply with the Higher Education Act and the regulations thereunder or the Internal Revenue Code and the regulations promulgated thereunder;

         o to make the terms and provisions of the indenture, including the lien and security interest granted therein, applicable to a derivative product;

         o to create any additional funds or accounts under the indenture deemed by the trustee to be necessary or desirable;

         o to make any other change with a confirmation by the rating agencies of their ratings of the notes; or

         o to make any other change which, in the judgment of the trustee is not to the material prejudice of the registered owners of any obligations outstanding under the indenture.

         SUPPLEMENTAL INDENTURES REQUIRING CONSENT OF REGISTERED OWNERS. Any amendment of an indenture other than those listed above must be approved by the registered owners of not less than a majority of the principal amount of the obligations then outstanding under the indenture.

         The changes described below may be made in a supplemental indenture only with the consent of the registered owners of all obligations then outstanding,

         o an extension of the maturity date of the principal of or the interest on any obligation, or

         o a reduction in the principal amount of any obligation or the rate of interest thereon, or

         o a privilege or priority of any obligation under the indenture over any other obligation, or

         o a reduction in the aggregate principal amount of the obligations required for consent to such supplemental indenture, or

         o the creation of any lien other than a lien ratably securing all of the obligations at any time outstanding under the indenture.

TRUSTS IRREVOCABLE

         The trust created by an indenture is irrevocable until the notes and interest thereon and all company derivative payments are fully paid or provision is made for their payment as provided in the applicable indenture.

SATISFACTION OF INDENTURE

         If the registered owners of the notes issued under an indenture are paid all the principal of and interest due on their notes, at the times and in the manner stipulated in an indenture, and if each counterparty on a derivative product is paid all of derivative payments then due, then the pledge of the trust estate will thereupon terminate and be discharged. The trustee will execute and deliver to the trust instruments to evidence the discharge and satisfaction, and the trustee will pay all money held by it under the indenture to the party entitled to receive it under the indenture.

         Notes will be considered to have been paid if money for their payment or redemption has been set aside and is being held in trust by the trustee. Any outstanding note will be considered to have been paid if the note is to be redeemed on any date prior to its stated maturity and notice of redemption has been given as provided in the indenture and on said date there shall have been deposited with the trustee either money or governmental obligations the principal of and the interest on which when due will provide money sufficient to pay the principal of and interest to become due on the note.

         Any derivative payments will be considered to have been paid and the applicable derivative product terminated when payment of all derivative payments due and payable to each counterparty under derivative products have been made or duly provided for to the satisfaction of each counterparty and the respective derivative product has been terminated.

            DESCRIPTION OF CREDIT ENHANCEMENT AND DERIVATIVE PRODUCTS

CREDIT ENHANCEMENT

         Credit enhancement may be provided with respect to one or more classes of the notes of any series of a trust. The amounts and types of credit enhancement arrangements and the provider of the credit enhancement, if any, will be set forth in the related prospectus supplement. Credit enhancement may be in the form of a letter of credit, the subordination of one or more classes of notes, the use of an insurance policy or surety bonds, the establishment of one or more reserve funds, interest rate swaps, or any combination of the foregoing.

         The presence of a Reserve Fund and other forms of credit enhancement for the benefit of any class or series of notes is intended to enhance the likelihood that noteholders of a class or series will receive the full amount of principal and interest due on the notes and to decrease the likelihood that such noteholders will experience losses. The credit enhancement will not provide protection against all risks of loss and will not guarantee payment to such noteholders of all amounts to which they are entitled unless a guarantee against losses is described in the related prospectus supplement. If losses or shortfalls occur that exceed the amount covered by the credit enhancement or that are not covered by the credit enhancement, noteholders will bear their allocable share of deficiencies. Moreover, if a form of credit enhancement covers more than one series of notes, holders of notes of one series will be subject to the risk that the credit enhancement will be exhausted by the claims of the holders of notes of one or more other series.

         SUBORDINATE NOTES. The notes each trust issues will be designated Class A notes, Class B notes or Class C notes in the related prospectus supplement. To the extent specified in the related prospectus supplement, the rights of the Class B noteholders to receive distributions on any distribution date will be subordinated to the corresponding rights of the Class A noteholders, and the rights of the Class C noteholders to receive distributions on any distribution date will be subordinated to the corresponding rights of the Class B noteholders and the Class A noteholders. If so provided in the related prospectus supplement, the subordination of a class may apply only in the event of, or may be limited to, specific types of losses or shortfalls. The related prospectus supplement will set forth information concerning the amount of subordination provided by a class or classes of notes in a series, the circumstances under which such subordination will be available and the manner in which the amount of subordination will be made available.

         LETTER OF CREDIT. If so specified in the prospectus supplement with respect to a series, deficiencies in amounts otherwise payable on the notes or certain classes of the notes will be covered by one or more letters of credit. The bank or financial institution issuing the letter of credit will be identified in a prospectus supplement. Under a letter of credit, the issuer will be obligated to honor draws in an aggregate fixed dollar amount generally equal to a percentage specified in the related prospectus supplement of the principal balance of the student loans on a specified date or of the initial aggregate principal balance of one or more classes of notes. If so specified in the related prospectus supplement, the letter of credit may permit draws only in the event of certain types of losses and shortfalls. The amount available under the letter of credit will, in all cases, be reduced to the extent of the unreimbursed payments under the letter of credit and may otherwise be reduced as described in the related prospectus supplement. The obligations of the issuer of the letter of credit will expire at the earlier of the date specified in the related prospectus supplement or the termination of the trust estate.

         NOTE INSURANCE AND SURETY BONDS. If so specified in the prospectus supplement with respect to a series of the notes, deficiencies in amounts otherwise payable on the notes or certain classes of the notes will be covered by insurance policies or surety bonds provided by one or more insurance companies or sureties. The insurance policies or surety bonds may cover timely distributions of interest and full distributions of principal on the basis of a schedule of principal distributions set forth in or determined in the manner specified in the related prospectus supplement.

         RESERVE FUND. In addition to the Reserve Fund for each trust described in this prospectus under "Security and Sources of Payment for the Notes-Reserve Fund," one or more reserve funds may be established with respect to a series of the notes. Cash, eligible investments, a demand note or a combination thereof, in the amounts so specified in the related prospectus supplement, may be deposited in such reserve fund. The reserve fund for a series may also be funded over time by depositing in the reserve fund a specified amount of the distributions received on the related receivables as specified in the related prospectus supplement.

         Amounts on deposit in any reserve fund for a trust, together with the reinvestment income on those amounts, will be applied by the trustee for the purposes, in the manner and to the extent specified in the related prospectus supplement. A reserve fund may be provided to increase the likelihood of timely payments of principal of and interest on the notes, if required as a condition to the rating of the notes of that series. If so specified in the related prospectus supplement, a reserve fund may be established to provide limited protection, in an amount satisfactory to each rating agency rating the notes, against certain types of losses not covered by insurance policies or other credit support. Following each interest payment date, amounts in a reserve fund in excess of any specified reserve fund requirement may be released from the reserve fund under the conditions specified in the related prospectus supplement and will not be available for further application by the trustee.

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

         Additional information concerning any reserve fund is to be set forth in the related prospectus supplement, including the initial balance of the reserve fund, the reserve fund balance to be maintained, the purposes for which funds in the reserve fund may be applied to make distributions to noteholders and use of investment earnings from the reserve fund, if any.

DERIVATIVE PRODUCTS; DERIVATIVE PAYMENTS

         If so provided in a prospectus supplement, trust may enter into a derivative product, defined to mean a written contract under which the trust becomes obligated to pay to a counterparty on specified payments dates certain amounts in exchange for the counterparty's obligation to make payments to the trust on specified payment dates in specified amounts. A trust's obligation to make payments in connection with a derivative product may be secured by a pledge of and lien on the trust estate. A trust will not enter into a derivative product unless the trustee has received a confirmation from each rating agency providing a rating for the trust's notes that the derivative product will not adversely affect the rating on any of the notes.


            DESCRIPTION OF THE FEDERAL FAMILY EDUCATION LOAN PROGRAM

THE FEDERAL FAMILY EDUCATION LOAN PROGRAM

         The Higher Education Act provides for a program of direct federal insurance for student loans as well as reinsurance of student loans guaranteed or insured by state agencies or private non-profit corporations.

         The Higher Education Act currently authorizes certain student loans to be covered under the Federal Family Education Loan Program. The 1998 Amendments to the Higher Education Act extended the authorization for the Federal Family Education Loan Program through September 30, 2004. Congress has extended similar authorization dates in prior versions of the Higher Education Act. However, the current authorization dates may not again be extended and the other provisions of the Higher Education Act may not be continued in their present form.

         Generally, a student is eligible for loans made under the Federal Family Education Loan Program only if he or she:

         o has been accepted for enrollment or is enrolled in good standing at an eligible institution of higher education;

         o is carrying or planning to carry at least one-half the normal full-time workload for the course of study the student is pursuing as determined by the institution;

         o has agreed to promptly notify the holder of the loan of any address change; and

         o        meets the applicable "needs" requirements.

         Eligible institutions include higher educational institutions and vocational schools that comply with specific federal regulations. Each loan is to be evidenced by an unsecured note.

         The Higher Education Act also establishes maximum interest rates for each of the various types of loans. These rates vary not only among loan types, but also within loan types depending upon when the loan was made or when the borrower first obtained a loan under the Federal Family Education Loan Program. The Higher Education Act allows lesser rates of interest to be charged.

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

TYPES OF LOANS

         Four types of loans are currently available under the Federal Family Education Loan Program:

         o        Stafford Loans,
         o        Unsubsidized Stafford Loans,
         o        PLUS Loans and
         o        Consolidation Loans

These loan types vary as to eligibility requirements, interest rates, repayment periods, loan limits and eligibility for interest subsidies and special allowance payments. Some of these loan types have had other names in the past. References to these various loan types include, where appropriate, their predecessors

         The primary loan under the Federal Family Education Loan Program is the Subsidized Federal Stafford Loan. Students who are not eligible for Subsidized Stafford Loans based on their economic circumstances may be able to obtain Unsubsidized Federal Stafford Loans. Parents of students may be able to obtain Federal PLUS Loans. Consolidation Loans are available to borrowers with existing loans made under the Federal Family Education Loan Program and other federal programs to consolidate repayment of the borrower's existing loans. Prior to July 1, 1994, the Federal Family Education Loan Program also offered Federal Supplemental Loans for Students ("Federal SLS Loans") to graduate and professional students and independent undergraduate students and, under certain circumstances, dependent undergraduate students, to supplement their Stafford Loans.

SUBSIDIZED FEDERAL STAFFORD LOANS

         GENERAL. Subsidized Stafford Loans are eligible for reinsurance under the Higher Education Act if the eligible student to whom the loan is made has been accepted or is enrolled in good standing at an eligible institution of higher education or vocational school and is carrying at least one-half the normal full-time workload at that institution. Subsidized Stafford Loans have limits as to the maximum amount which may be borrowed for an academic year and in the aggregate for both undergraduate and graduate/professional study. Both aggregate limitations exclude loans made under the Federal SLS and Federal PLUS Programs. The Secretary of Education has discretion to raise these limits to accommodate students undertaking specialized training requiring exceptionally high costs of education.

         Subsidized Stafford Loans are generally made only to student borrowers who meet the needs tests provided in the Higher Education Act. Provisions addressing the implementation of needs analysis and the relationship between unmet need for financing and the availability of Subsidized Federal Stafford Loan Program funding have been the subject of frequent and extensive amendment in recent years. Further amendment to such provisions may materially affect the availability of Subsidized Stafford Loan funding to borrowers or the availability of Subsidized Stafford Loans for secondary market acquisition.

         INTEREST RATES FOR SUBSIDIZED FEDERAL STAFFORD LOANS. For a Stafford Loan made prior to July 1, 1994, the applicable interest rate for a borrower who, on the date the promissory note was signed, did not have an outstanding balance on a previous Federal Family Education Loan Program loan:

                  (1) is 7% per annum for a loan covering a period of instruction beginning before January 1,1981;

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

                  (2) is 9% per annum for a loan covering a period of instruction beginning on or before January 1, 1981, but before September 13, 1983;

                  (3) is 8% per annum for a loan covering a period of instruction beginning on or after September 13, 1983, but before July 1, 1988;

                  (4) is 8% per annum for the period from the disbursement of the loan to the date which is four years after the loan enters repayment, for a loan made prior to October 1, 1992, covering a period of instruction beginning on or after July 1, 1988, and thereafter shall be adjusted annually, and for any 12-month period commencing on a July 1 shall be equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.25% per annum (but not to exceed 10% per annum); or

                  (5) for a loan made on or after October 1, 1992 shall be adjusted annually, and for any 12-month period commencing on a July 1 shall be equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.1% per annum (but not to exceed 9% per annum).

         For a Stafford Loan made prior to July 1, 1994, the applicable interest rate for a borrower who, on the date the promissory note evidencing the loan was signed, had an outstanding balance on a previous loan made insured or guaranteed under the Federal Family Education Loan Program:

                  (6) for a loan made prior to July 23, 1992 is the applicable interest rate on the previous loan or, if the previous loan is not a Stafford Loan 8% per annum or

                  (7) for a loan made on or before July 23, 1992 shall be adjusted annually, and for any twelve month period commencing on a July 1 shall be equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.1% per annum but not to exceed:

         o 7% per annum in the case of a Stafford Loan made to a borrower who has a loan described in clause (1) above;

         o        8% per annum in the case of

                  o a Stafford Loan made to a borrower who has a loan described in clause (3) above,

                  o a Stafford Loan which has not been in repayment for four years and which was made to a borrower who has a loan described in clause (4) above,

                  o a Stafford Loan for which the first disbursement was made prior to December 20, 1993 to a borrower whose previous loans do not include a Stafford Loan or an Unsubsidized Stafford Loan;

         o 9% per annum in the case of a Stafford Loan made to a borrower who has a loan described in clauses (2) or (5) above or a Stafford Loan for which the first disbursement was made on or after December 20, 1993 to a borrower whose previous loans do not include a Stafford Loan or an Unsubsidized Stafford Loan; and

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

         o 10% per annum in the case of a Stafford Loan which has been in repayment for four years or more and which was made to a borrower who has a loan described in clause (4) above.

         The interest rate on all Stafford Loans made on or after July 1, 1994 but prior to July 1, 1998, regardless of whether the borrower is a new borrower or a repeat borrower, is the rate described in clause (7) above, except that the interest rate shall not exceed 8.25% per annum. For any Stafford Loan made on or after July 1, 1995, the interest rate is further reduced prior to the time the loan enters repayment and during any deferment periods. During deferment periods, the formula described in clause (7) above is applied, except that 2.5% is substituted for 3.1%, and the rate shall not exceed 8.25% per annum.

         For Stafford Loans made on or after July 1, 1998 but before July 1, 2006, the applicable interest rate shall be adjusted annually, and for any twelve month period commencing on a July 1 shall be equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the proceeding June 1, plus 1.7% per annum prior to the time the loan enters repayment and during any deferment periods, and 2.3% per annum during repayment, but not to exceed 8.25% per annum.

         For loans the first disbursement of which is made on or after July 1, 2006, the applicable interest rate will be 6.8%. There can be no assurance that the interest rate provisions for these loans will not be further amended.

UNSUBSIDIZED FEDERAL STAFFORD LOANS

         GENERAL. The Unsubsidized Federal Stafford Loan Program was created by Congress in 1992 for students who do not qualify for Subsidized Stafford Loans due to parental and/or student income and assets in excess of permitted amounts. These students are entitled to borrow the difference between the Stafford Loan maximum and their Subsidized Stafford eligibility through the Unsubsidized Stafford program. The general requirements for Unsubsidized Stafford Loans are essentially the same as those for Subsidized Stafford Loans. The interest rate, the annual loan limits and the special allowance payment provisions of the Unsubsidized Stafford Loans are the same as the Subsidized Stafford Loans. However, the terms of the Unsubsidized Stafford Loans differ materially from Subsidized Stafford Loans in that the federal government will not make interest subsidy payments and the loan limitations are determined without respect to the expected family contribution. The borrower will be required to either pay interest from the time the loan is disbursed or capitalize the interest until repayment begins. Unsubsidized Stafford Loans were not available before October 1, 1992. A student meeting the general eligibility requirements for a loan under the Federal Family Education Loan Program is eligible for an Unsubsidized Stafford Loan without regard to need.

         INTEREST RATES FOR UNSUBSIDIZED FEDERAL STAFFORD LOANS. Unsubsidized Stafford Loans are subject to the same interest rate provisions as Subsidized Stafford Loans.

FEDERAL PLUS LOANS

         GENERAL. PLUS Loans are made only to borrowers who are parents and, under certain circumstances, spouses of remarried parents, of dependent undergraduate students. For PLUS Loans made on or after July 1, 1993, the parent borrower must not have an adverse credit history as determined pursuant to criteria established by the Department of Education. The basic provisions applicable to PLUS Loans are similar to those of Subsidized Stafford Loans with respect to the involvement of guarantee agencies and the Secretary of Education in providing federal reinsurance on the loans. However, PLUS Loans differ significantly from Subsidized Stafford Loans, particularly because federal interest subsidy payments are not available under the PLUS Loan program and special allowance payments are more restricted.

         INTEREST RATES FOR FEDERAL PLUS LOANS. The applicable interest rate depends upon the date of issuance of the loan and the period of enrollment for which the loan is to apply. The applicable interest rate on a PLUS Loan:

         o made on or after January 1, 1981, but before October 1, 1981, is 9% per annum;

         o made on or after October 1, 1981, but before November 1, 1982, is 14% per annum;

         o made on or after November 1, 1982, but before July 1, 1987, is 12% per annum;

         o made on or after July 1, 1987, but before October 1, 1992 shall be adjusted annually, and for any 12-month period beginning on July 1 shall be equal to the bond equivalent rate of 52-week U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.25% per annum (but not to exceed 12% per annum);

         o made on or after October 1, 1992, but before July 1, 1994, shall be adjusted annually, and for any 12-month period beginning on July 1 shall be equal to the bond equivalent rate of 52-week U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.1% per annum (but not to exceed 10% per annum).

         o made on or after July 1, 1994, but before July 1, 1998, is the same as that for a loan made on or after October 1, 1992, but before July 1, 1994, except that such rate shall not exceed 9% per annum; or

         o made on or after July 1, 1998, but before July 1, 2006, shall be adjusted annually, and for any 12-month period beginning on July 1 shall be equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.1% per annum (but not to exceed 9% per annum).

         o the first disbursement of which is made on or after July 1, 2006, will be 7.9%.

         For any 12-month period beginning on July 1, 2001 or any succeeding year, the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System, for the last calendar week before such June 26, will be substituted for the 52-week Treasury bill as the index for interest rate calculations.

FEDERAL SLS LOANS

         GENERAL. SLS Loans were limited to graduate or professional students, independent undergraduate students, and dependent undergraduate students, if the students' parents were unable to obtain a PLUS Loan and were also unable to provide the students' expected family contribution. Except for dependent undergraduate students, eligibility for SLS Loans was determined without regard to need. SLS Loans are similar to Subsidized Stafford Loans with respect to the involvement of guarantee agencies and the Secretary of Education in providing federal reinsurance on the loans. However, SLS Loans differ significantly from Subsidized Stafford Loans, particularly because federal interest subsidy payments are not available under the SLS Loan program and special allowance payments are more restricted.

         INTEREST RATES FOR FEDERAL SLS LOANS. The applicable interest rates on SLS Loans made prior to October 1, 1992 are identical to the applicable interest rates on PLUS Loans made at the same time. For SLS Loans made on or after October 1, 1992, the applicable interest rate is the same as the applicable interest rate on PLUS Loans, except that the ceiling is 11% per annum instead of 10% per annum.

FEDERAL CONSOLIDATION LOANS

         GENERAL. The Higher Education Act authorizes a program under which certain borrowers may consolidate their various student loans into a single loan insured and reinsured on a basis similar to Subsidized Stafford Loans. Federal Consolidation Loans may be obtained in an amount sufficient to pay outstanding principal, unpaid interest and late charges on federally insured or reinsured student loans incurred under the Federal Family Education Loan Program, excluding Federal PLUS Loans made to "parent borrowers", selected by the borrower, as well as loans made pursuant to the Perkins (formally "National Direct Student Loan") and Health Professional Student Loan Programs. To be eligible for a Consolidation Loan, a borrower must:

         o have outstanding indebtedness on student loans made under the Federal Family Education Loan Program and/or certain other federal student loan programs, and

         o        be in repayment status or in a grace period, or

         o be a defaulted borrower who has made arrangements to repay any defaulted loan satisfactory to the holder of the defaulted loan.

         If requested by the borrower, an eligible lender may consolidate SLS or PLUS Loans of the same borrower held by the lender under a single repayment schedule. The repayment period for each included loan shall be based on the commencement of repayment of the most recent loan. The consolidated loan shall bear interest at a rate equal to the weighted average of the rates of the included loans. Such a consolidation shall not be treated as the making of a new loan. In addition, at the request of the borrower, a lender may refinance an existing fixed rate SLS or PLUS Loan, including an SLS or PLUS Loan held by a different lender who has refused to refinance the loan, at a variable interest rate. In this case, proceeds of the new loan are used to discharge the original loan.

         A married couple who agree to be jointly liable on a Consolidation Loan, for which the application is received on or after January 1, 1993, may be treated as an individual for purposes of obtaining a Consolidation Loan. For Consolidation Loans disbursed prior to July 1, 1994 the borrower was required to have outstanding student loan indebtedness of at least $7,500. Prior to the adoption of the Higher Education Technical Amendments Act of 1993, PLUS Loans could not be included in the Consolidation Loan. For Consolidation Loans for which the applications were received prior to January 1, 1993, the minimum student loan indebtedness was $5,000 and the borrower could not be delinquent more than 90 days in the payment of such indebtedness. For applications received on or after January 1, 1993, borrowers may add additional loans to a Federal Consolidation Loan during the 180-day period following the origination of the Federal Consolidation Loan.

         INTEREST RATES FOR FEDERAL CONSOLIDATION LOANS. A Consolidation Loan made prior to July 1, 1994 bears interest at a rate equal to the weighted average of the interest rates on the loans retired, rounded to the nearest whole percent, but not less than 9% per annum. Except as described in the next sentence, a Consolidation Loan made on or after July 1, 1994 bears interest at a rate equal to the weighted average of the interest rates on the loans retired, rounded upward to the nearest whole percent, but with no minimum rate. For a Consolidation Loan for which the application is received by an eligible lender on or after November 13, 1997 and before October 1, 1998, the interest rate shall be adjusted annually, and for any twelve-month period commencing on a July 1 shall be equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.1% per annum, but not to exceed 8.25% per annum. Notwithstanding these general interest rates, the portion, if any, of a Consolidation Loan that repaid a loan made under title VII, Sections 700-721 of the Public Health Services Act, as amended, has a different variable interest rate. Such portion is adjusted on July 1 of each year, but is the sum of the average of the T-Bill Rates auctioned for the quarter ending on the preceding June 30, plus 3.0%, without any cap on the interest rate. Consolidation Loans made on or after October 1, 1998 and before July 1, 2006 will bear interest at a per annum rate equal to the lesser of 8.25% or the weighted average of the interest rates on the loans being consolidated, rounded to the nearest higher 1/8th of 1%. Consolidation Loans for which the application is received on or after July 1, 2006, will bear interest also at a rate per annum equal to the lesser of 8.25% or the weighted average of the interest rates on the loans being consolidated, rounded to the nearest higher 1/8th of 1%. For a discussion of required payments that reduce the return on Consolidation Loans, see "Fees - Rebate Fees on Consolidation Loans" in this prospectus.

MAXIMUM LOAN AMOUNTS

         Each type of loan is subject to limits on the maximum principal amount, both with respect to a given year and in the aggregate. Consolidation Loans are limited only by the amount of eligible loans to be consolidated. All of the loans are limited to the difference between the cost of attendance and the other aid available to the student. Stafford Loans are also subject to limits based upon needs analysis. Additional limits are described below.

         LOAN LIMITS FOR STAFFORD AND UNSUBSIDIZED STAFFORD LOANS. Stafford and Unsubsidized Stafford Loans are generally treated as one loan type for loan limit purposes. A student who has not successfully completed the first year of a program of undergraduate education may borrow up to $2,625 in an academic year. A student who has successfully completed the first year, but who has not successfully completed the second year may borrow up to $3,500 per academic year. An undergraduate student who has successfully completed the first and second year, but who has not successfully completed the remainder of a program of undergraduate education, may borrow up to $5,500 per academic year. For students enrolled in programs of less than an academic year in length, the limits are generally reduced in proportion to the amount by which the programs are less than one year in length. A graduate or professional student may borrow up to $8,500 in an academic year. The maximum aggregate amount of Stafford and Unsubsidized Stafford Loans, including that portion of a Consolidation Loan used to repay such loans, which an undergraduate student may have outstanding is $23,000. The maximum aggregate amount for a graduate and professional student, including loans for undergraduate education, is $65,500. The Secretary of Education is authorized to increase the limits applicable to graduate and professional students who are pursuing programs which the Secretary of Education determines to be exceptionally expensive.

         Prior to the enactment of the Higher Education Amendments of 1992, an undergraduate student who had not successfully completed the first and second year of a program of undergraduate education could borrow Stafford Loans in amounts up to $2,625 in an academic year. An undergraduate student who had successfully completed the first and second year, but who had not successfully completed the remainder of a program of undergraduate education could borrow up to $4,000 per academic year. The maximum for graduate and professional students was $7,500 per academic year. The maximum aggregate amount of Stafford Loans which a borrower could have outstanding, including that portion of a Consolidation Loan used to repay such loans, was $17,250. The maximum aggregate amount for a graduate or professional student, including loans for undergraduate education, was $54,750. Prior to the 1986 changes, the annual limits were generally lower.

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

         LOAN LIMITS FOR PLUS LOANS. For PLUS Loans made on or after July 1, 1993, the amounts of PLUS Loans are limited only by the student's unmet need. Prior to that time PLUS Loans were subject to limits similar to those of SLS Loans applied with respect to each student on behalf of whom the parent borrowed.

         LOAN LIMITS FOR SLS LOANS. A student who had not successfully completed the first and second year of a program of undergraduate education could borrow an SLS Loan in an amount of up to $4,000. A student who had successfully completed the first and second year, but who had not successfully completed the remainder of a program of undergraduate education could borrow up to $5,000 per year. Graduate and professional students could borrow up to $10,000 per year. SLS Loans were subject to an aggregate maximum of $23,000 ($73,000 for graduate and professional students). Prior to the 1992 changes, SLS Loans were available in amounts of $4,000 per academic year, up to a $20,000 aggregate maximum. Prior to the 1986 changes, a graduate or professional student could borrow $3,000 of SLS Loans per academic year, up to a $15,000 maximum, and an independent undergraduate student could borrow $2,500 of SLS Loans per academic year minus the amount of all other Federal Family Education Loan Program loans to such student for such academic year, up to the maximum amount of all Federal Family Education Loan Program loans to that student of $12,500. In 1989, the amount of SLS Loans for students enrolled in programs of less than an academic year in length were limited in a manner similar to the limits described above under "Subsidized Federal Stafford Loans".

DISBURSEMENT REQUIREMENTS

         The Higher Education Act now requires that virtually all Stafford Loans and PLUS Loans be disbursed by eligible lenders in at least two separate installments. The proceeds of a loan made to any undergraduate first-year student borrowing for the first time under the program must be delivered to the student no earlier than thirty days after the enrollment period begins.

REPAYMENT

         REPAYMENT PERIODS. Loans made under the Federal Family Education Loan Program, other than Consolidation Loans, must provide for repayment of principal in periodic installments over a period of not less than five nor more than ten years. After the 1998 Amendments, lenders are required to offer extended repayment schedules to new borrowers who accumulate outstanding loans of more than $30,000, in which case the repayment period may extend up to 25 years subject to certain minimum repayment amounts. A Consolidation Loan must be repaid during a period agreed to by the borrower and lender, subject to maximum repayment periods which vary depending upon the principal amount of the borrower's outstanding student loans, but may not be longer than 30 years. For Consolidation Loans for which the application was received prior to January 1, 1993, the repayment period could not exceed 25 years. Repayment of principal on a Stafford Loan does not commence while a student remains a qualified student, but generally begins upon expiration of the applicable grace period. Grace periods may be waived by borrowers. For Stafford Loans for which the applicable rate of interest is 7% per annum, the repayment period commences not more than twelve months after the borrower ceases to pursue at least a half-time course of study. For other Stafford Loans and Unsubsidized Stafford Loans, the repayment period commences not more than six months after the borrower ceases to pursue at least a half-time course of study. The six month or twelve month periods are the "grace periods".

         In the case of SLS, PLUS and Consolidated Loans, the repayment period commences on the date of final disbursement of the loan, except that the borrower of an SLS Loan who also has a Stafford Loan may defer repayment of the SLS Loan to coincide with the commencement of repayment of the Stafford or Unsubsidized Stafford Loan. During periods in which repayment of principal is required, payments of principal and interest must in general be made at a rate of not less than the greater of $600 per year or the interest that accrues during the year, except that a borrower and lender may agree to a lesser rate at any time before or during the repayment period. A borrower may agree, with concurrence of the lender, to repay the loan in less than five years with the right subsequently to extend his minimum repayment period to five years. Borrowers may accelerate, without penalty, the repayment of all or any part of the loan.

         INCOME SENSITIVE REPAYMENT SCHEDULES. Since 1992, lenders of Consolidation Loans have been required to establish graduated or income-sensitive repayment schedules and lenders of Stafford and SLS Loans have been required to offer borrowers the option of repaying in accordance with graduated or income-sensitive repayment schedules. A trust may implement graduated repayment schedules and income-sensitive repayment schedules. Use of income-sensitive repayment schedules may extend the ten-year maximum term for up to five years. In addition, if the repayment schedule on a loan that has been converted to a variable interest rate does not provide for adjustments to the amount of the monthly installment payments, the ten-year maximum term may be extended for up to three years.

         DEFERMENT PERIODS. No principal repayments need be made during certain periods of deferment prescribed by the Higher Education Act. For loans to a borrower who first obtained a loan which was disbursed before July 1, 1993, deferments are available:

         o during a period not exceeding three years while the borrower is a member of the Armed Forces, an officer in the Commissioned Corps of the Public Health Service or, with respect to a borrower who first obtained a student loan disbursed on or after July 1, 1987, or a student loan to cover the cost of instruction for a period of enrollment beginning on or after July 1, 1987, an active duty member of the National Oceanic and Atmospheric Administration Corps;

         o during a period not in excess of three years while the borrower is a volunteer under the Peace Corps Act;

         o during a period not in excess of three years while the borrower is a full-time volunteer under the Domestic Volunteer Act of 1973;

         o during a period not exceeding three years while the borrower is in service, comparable to the service described above as a full-time volunteer for an organization which is exempt from taxation under Section 501(c)(3) of the Code;

         o during a period not exceeding two years while the borrower is serving an internship necessary to receive professional recognition required to begin professional practice or service, or a qualified internship or residency program;

         o during a period not exceeding three years while the borrower is temporarily totally disabled, as established by sworn affidavit of a qualified physician, or while the borrower is unable to secure employment by reason of the care required by a dependent who is so disabled;

         o during a period not to exceed twenty-four months while the borrower is seeking and unable to find full-time employment;

         o during any period that the borrower is pursuing a full-time course of study at an eligible institution (or, with respect to a borrower who first obtained a student loan disbursed on or after July 1, 1987, or a student loan to cover the cost of instruction for a period of enrollment beginning on or after July 1, 1987, is pursuing at least a half-time course of study for which the borrower has obtained a loan under the Federal Family Education Loan Program), or is pursuing a course of study pursuant to a graduate fellowship program or a rehabilitation training program for disabled individuals approved by the Secretary of Education;

         o during a period, not in excess of 6 months, while the borrower is on parental leave; and

         o only with respect to a borrower who first obtained a student loan disbursed on or after July 1, 1987, or a student loan to cover the cost of instruction for a period of enrollment beginning on or after July 1, 1987, during a period not in excess of three years while the borrower is a full-time teacher in a public or nonprofit private elementary or secondary school in a "teacher shortage area" (as prescribed by the Secretary of Education), and during a period not in excess of 12 months for mothers, with preschool age children, who are entering or re-entering the work force and who are compensated at a rate not exceeding $1 per hour in excess of the federal minimum wage.

         For loans to a borrower who first obtains a loan on or after July 1, 1993, deferments are available:

         o during any period that the borrower is pursuing at least a half-time course of study at an eligible institution or a course of study pursuant to a graduate fellowship program or rehabilitation training program approved by the Secretary;

         o during a period not exceeding three years while the borrower is seeking and unable to find full-time employment; and

         o during a period not in excess of three years for any reason which the lender determines, in accordance with regulations under the Higher Education Act, has caused or will cause the borrower economic hardship. Economic hardship includes working full time and earning an amount not in excess of the greater of the minimum wage or the poverty line for a family of two. Additional categories of economic hardship are based on the relationship between a borrower's educational debt burden and his or her income.

         Prior to the 1992 changes, only certain of the deferment periods described above were available to PLUS Loan borrowers, and only certain deferment periods were available to Consolidation Loan borrowers. Prior to the 1986 changes, PLUS Loan borrowers were not entitled to certain deferment periods. Deferment periods extend the ten-year maximum term.

         FORBEARANCE PERIOD. The Higher Education Act also provides for periods of forbearance during which the borrower, in case of temporary financial hardship, may defer any payments. A borrower is entitled to forbearance for a period not to exceed three years while the borrower's debt burden under Title IV of the Higher Education Act (which includes the Federal Family Education Loan Program) equals or exceeds 20% of the borrower's gross income, and also is entitled to forbearance while he or she is serving in a qualifying medical or dental internship program or in a "national service position" under the National and Community Service Trust Act of 1993. In addition, mandatory administrative forbearances are provided in exceptional circumstances such as a local or national emergency or military mobilization, or when the geographical area in which the borrower or endorser resides has been designated a disaster area by the President of the United States or Mexico, the Prime Minister of Canada, or by the governor of a state. In other circumstances, forbearance is at the lender's option. Forbearance also extends the ten year maximum term.

         INTEREST PAYMENTS DURING GRACE, DEFERMENT AND FORBEARANCE PERIODS. The Secretary of Education makes interest payments on behalf of the borrower of certain eligible loans while the borrower is in school and during grace and deferment periods. Interest that accrues during forbearance periods and, if the loan is not eligible for interest subsidy payments, while the borrower is in school and during the grace and deferment periods, may be paid monthly or quarterly or capitalized not more frequently than quarterly.

FEES

         GUARANTEE FEE. A guarantee agency is authorized to charge a premium, or guarantee fee, of up to 1% of the principal amount of the loan, which must be deducted proportionately from each installment payment of the proceeds of the loan to the borrower. Guarantee fees may not currently be charged to borrowers of Consolidation Loans. However, borrowers may be charged an insurance fee to cover the costs of increased or extended liability with respect to Consolidation Loans. For loans made prior to July 1, 1994, the maximum guarantee fee was 3% of the principal amount of the loan, but no such guarantee fee was authorized to be charged with respect to Unsubsidized Stafford Loans.

         ORIGINATION FEE. An eligible lender is authorized to charge the borrower of a Stafford Loan, an Unsubsidized Stafford Loan or PLUS Loan an origination fee in an amount not to exceed 5% of the principal amount of the loan, and is required to charge the borrower of an Unsubsidized Stafford Loan or a PLUS Loan an origination fee in the amount of 3% of the principal amount of the loan. These fees must be deducted proportionately from each installment payment of the loan proceeds prior to payment to the borrower. These fees are not retained by the lender, but must be passed on to the Secretary of Education.

         LENDER ORIGINATION FEE. The lender of any loan under the Federal Family Education Loan Program made on or after October 1, 1993 is required to pay to the Secretary of Education a fee equal to 0.5% of the principal amount of such loan.

         REBATE FEE ON CONSOLIDATION LOANS. The holder of any Consolidation Loan made on or after October 1, 1993 is required to pay to the Secretary of Education a monthly fee equal to .0875% (1.05% per annum) of the principal amount of, and accrued interest on the Consolidation Loan. For loans made pursuant to applications received on or after October 1, 1998, and on or before January 31, 1999 the fee on consolidation loans of 1.05% is reduced to .62%.

INTEREST SUBSIDY PAYMENTS

         Interest subsidy payments are interest payments paid with respect to an eligible loan before the time that the loan enters repayment and during grace and deferment periods. The Secretary of Education and the guarantee agencies enter into interest subsidy agreements whereby the Secretary of Education agrees to pay interest subsidy payments to the holders of eligible guaranteed loans for the benefit of students meeting certain requirements, subject to the holders' compliance with all requirements of the Higher Education Act. Only Stafford Loans and Consolidation Loans for which the application was received on or after January 1, 1993, are eligible for interest subsidy payments. Consolidation Loans made after August 10, 1993 are eligible for interest subsidy payments only if all loans consolidated thereby are Stafford Loans, except that Consolidation Loans for which the application is received by an eligible lender on or after November 13, 1997 and before October 1, 1998, are eligible for interest subsidy payments on that portion of the Consolidation Loan that repays Stafford Loans or similar subsidized loans made under the direct loan program. In addition, to be eligible for interest subsidy payments, guaranteed loans must be made by an eligible lender under the applicable guarantee agency's guarantee program, and must meet requirements prescribed by the rules and regulations promulgated under the Higher Education Act.

         The Secretary of Education makes interest subsidy payments quarterly on behalf of the borrower to the holder of a guaranteed loan in a total amount equal to the interest which accrues on the unpaid principal amount prior to the commencement of the repayment period of the loan or during any deferment period. A borrower may elect to forego interest subsidy payments, in which case the borrower is required to make interest payments.

SPECIAL ALLOWANCE PAYMENTS

         The Higher Education Act provides for special allowance payments to be made by the Secretary of Education to eligible lenders. The rates for special allowance payments are based on formulas that differ according to the type of loan, the date the loan was originally made or insured and the type of funds used to finance the loan (taxable or tax-exempt).

         FEDERAL SUBSIDIZED AND UNSUBSIDIZED STAFFORD LOANS. The effective formulas for special allowance payment rates for Stafford and Unsubsidized Stafford Loans are summarized in the following chart. The T-Bill Rate mentioned in the chart refers to the average of the bond equivalent yield of the 91-day Treasury bills auctioned during the preceding quarter.

                Date of Loans                                      Annualized SAP Rate
                -------------                                      -------------------
On or after October 1, 1981                             T-Bill Rate less Applicable Interest Rate + 3.5%
On or after November 16, 1986                           T-Bill Rate less Applicable Interest Rate + 3.25%
On or after October 1, 1992                             T-Bill Rate less Applicable Interest Rate + 3.1%
On or after July 1, 1995                                T-Bill Rate less Applicable Interest Rate + 2.5%(1)
On or after July 1, 1998                                T-Bill Rate less Applicable Interest Rate + 2.8%(2)
On or after January 1, 2000 and before July 1, 2003     3 Month Commercial Paper Rate less Applicable(3)
                                                        Interest Rate + 2.34%

------------------------
(1) Applies to Stafford and Unsubsidized Stafford Loans prior to the time such loans enter repayment and during any Deferment Periods.

(2) Substitute 2.2% in this formula while such loans are in the grace period.

(3) Substitute 1.74% in this formula while such loans are in-school, grace or deferment.

         The effective formulas for special allowance payment rates for Stafford Loans and Unsubsidized Stafford Loans differ depending on whether loans to borrowers were acquired or originated with the proceeds of tax-exempt obligations. There are minimum special allowance payment rates for Stafford Loans and Unsubsidized Stafford Loans acquired with proceeds of tax-exempt obligations, which rates effectively ensure an overall minimum return of 9.5% on such loans. However, loans acquired with the proceeds of tax-exempt obligations originally issued after September 30, 1993 are not assured of a minimum special allowance payment.

         FEDERAL PLUS AND SLS LOANS. For PLUS and SLS Loans which bear interest at rates adjusted annually, special allowance payments are made only in years during which the interest rate ceiling on such loans operates to reduce the rate that would otherwise apply based upon the applicable formula. See "Interest Rates for PLUS Loans" and "Interest Rates for SLS Loans" in this prospectus.

Special allowance payments are paid with respect to PLUS Loans made on or after October 1, 1992 only if the rate that would otherwise apply exceeds 10% per annum. For PLUS Loans made after July 1, 1998 and before July 1, 2006, special allowance is paid only if the sum of the 91-day Treasury bill rate determined at an auction held on June 1 of each year plus 3.1% exceeds 9.0%. For PLUS Loans first disbursed on or after July 1, 2006, special allowance is paid for such loans in any 12-month period beginning on July 1 and ending on June 30 only if the sum of the average of the bond equivalent rates of the quotes of the 3-month Commercial Paper Rate for the last calendar week ending on or before such July 1 plus 2.64% exceeds 9.0%. The portion, if any, of a Consolidation Loan that repaid a loan made under Title VII, Sections 700-721 of the Public Health Services Act, as amended, is ineligible for special allowance payments.

         The Higher Education Act provides that if special allowance payments or interest subsidy payments have not been made within 30 days after the Secretary of Education receives an accurate, timely and complete request therefor, the special allowance payable to such holder shall be increased by an amount equal to the daily interest accruing on the special allowance and interest subsidy payments due the holder.

         Special allowance payments and interest subsidy payments are reduced by the amount which the lender is authorized or required to charge as an origination fee. In addition, the amount of the lender origination fee is collected by offset to special allowance payments and interest subsidy payments.

                      DESCRIPTION OF THE GUARANTEE AGENCIES

         The student loans each trust acquires will be guaranteed by any one or more guarantee agencies identified in the related prospectus supplement. The following discussion relates to guarantee agencies under the Federal Family Education Loan Program.

         A guarantee agency guarantees loans made to students or parents of students by lending institutions such as banks, credit unions, savings and loan associations, certain schools, pension funds and insurance companies. A guarantee agency generally purchases defaulted student loans which it has guaranteed with its reserve fund. A lender may submit a default claim to the guarantee agency after the student loan has been delinquent for at least 270 days. The default claim package must include all information and documentation required under the Federal Family Education Loan Program regulations and the guarantee agency's policies and procedures.

         In general, a guarantee agency's reserve fund has been funded principally by administrative cost allowances paid by the Secretary of Education, guarantee fees paid by lenders, investment income on moneys in the reserve fund, and a portion of the moneys collected from borrowers on guaranteed loans that have been reimbursed by the Secretary of Education to cover the guarantee agency's administrative expenses.

         Various changes to the Higher Education Act have adversely affected the receipt of revenues by the guarantee agencies and their ability to maintain their reserve funds at previous levels, and may adversely affect their ability to meet their guarantee obligations. These changes include:

         o the reduction in reinsurance payments from the Secretary of Education because of reduced reimbursement percentages;

         o the reduction in maximum permitted guarantee fees from 3% to 1% for loans made on or after July 1, 1994;

         o the replacement of the administrative cost allowance with a student loan processing and issuance fee equal to 65 basis points (40 basis points for loans made on or after October 1, 1993) paid at the time a loan is guaranteed, and an account maintenance fee of 12 basis points (10 basis points for fiscal years 2001-2003) paid annually on outstanding guaranteed student loans;

         o the reduction in supplemental preclaims assistance payments from the Secretary of Education; and

         o the reduction in retention by a guarantee agency of collections on defaulted loans from 27% to 24% (23% beginning on October 1, 2003).

         Additionally, the adequacy of a guarantee agency's reserve fund to meet its guarantee obligations with respect to existing student loans depends, in significant part, on its ability to collect revenues generated by new loan guarantees. The Federal Direct Student Loan Program discussed below may adversely affect the volume of new loan guarantees. Future legislation may make additional changes to the Higher Education Act that would significantly affect the revenues received by guarantee agencies and the structure of the guarantee agency program.

         The Higher Education Act gives the Secretary of Education various oversight powers over guarantee agencies. These include requiring a guarantee agency to maintain its reserve fund at a certain required level and taking various actions relating to a guarantee agency if its administrative and financial condition jeopardizes its ability to meet its obligations. These actions include, among others, providing advances to the guarantee agency, terminating the guarantee agency's federal reimbursement contracts, assuming responsibility for all functions of the guarantee agency, and transferring the guarantee agency's guarantees to another guarantee agency or assuming such guarantees. The Higher Education Act provides that a guarantee agency's reserve fund shall be considered to be the property of the United States to be used in the operation of the Federal Family Education Loan Program or the Federal Direct Student Loan Program, and, under certain circumstances, the Secretary of Education may demand payment of amounts in the reserve fund.

         The 1998 Amendments mandate the recall of guarantee agency reserve funds by the Secretary of Education amounting to $85 million in fiscal year 2002, $82.5 million in fiscal year 2006, and $82.5 million in fiscal year 2007. However, certain minimum reserve levels are protected from recall, and under the 1998 Amendments, guarantee agency reserve funds were restructured to provide guarantee agencies with additional flexibility in choosing how to spend certain funds they receive. The new recall of reserves for guarantee agencies increases the risk that resources available to guarantee agencies to meet their guarantee obligation will be significantly reduced. Relevant federal laws, including the Higher Education Act, may be further changed in a manner that may adversely affect the ability of a guarantee agency to meet its guarantee obligations.

         Student loans originated prior to October 1, 1993 are fully guaranteed as to principal and accrued interest. Student loans originated after October 1, 1993 are guaranteed as to 98% of principal and accrued interest.

         Under the Higher Education Act, if the Department of Education has determined that a guarantee agency is unable to meet its insurance obligations, the holders of loans guaranteed by such guarantee agency must submit claims directly to the Department of Education, and the Department of Education is required to pay the full guarantee payment due with respect thereto in accordance with guarantee claims processing standards no more stringent than those applied by the guarantee agency.

         There are no assurances as to the Secretary of Education's actions if a guarantee agency encounters administrative or financial difficulties or that the Secretary of Education will not demand that a guarantee agency transfer additional portions or all of its reserve fund to the Secretary of Education.

         Information relating to the particular guarantee agencies guaranteeing our student loans will be set forth in the prospectus supplement.

FEDERAL AGREEMENTS

         GENERAL. A guaranty agency's right to receive federal reimbursements for various guarantee claims paid by such guarantee agency is governed by the Higher Education Act and various contracts entered into between guarantee agencies and the Secretary of Education. Each guarantee agency and the Secretary of Education have entered into federal reimbursement contracts pursuant to the Higher Education Act, which provide for the guarantee agency to receive reimbursement of a percentage of insurance payments that the guarantee agency makes to eligible lenders with respect to loans guaranteed by the guarantee agency prior to the termination of the federal reimbursement contracts or the expiration of the authority of the Higher Education Act. The federal reimbursement contracts provide for termination under certain circumstances and also provide for certain actions short of termination by the Secretary of Education to protect the federal interest.

         In addition to guarantee benefits, qualified student loans acquired under the Federal Family Education Loan Program benefit from certain federal subsidies. Each guarantee agency and the Secretary of Education have entered into an Interest Subsidy Agreement under the Higher Education Act which entitles the holders of eligible loans guaranteed by the guarantee agency to receive interest subsidy payments from the Secretary of Education on behalf of certain students while the student is in school, during a six to twelve month grace period after the student leaves school, and during certain deferment periods, subject to the holders' compliance with all requirements of the Higher Education Act.

         United States Courts of Appeals have held that the federal government, through subsequent legislation, has the right unilaterally to amend the contracts between the Secretary of Education and the guarantee agencies described herein. Amendments to the Higher Education Act in 1986, 1987, 1992, 1993, and 1998, respectively

         o abrogated certain rights of guarantee agencies under contracts with the Secretary of Education relating to the repayment of certain advances from the Secretary of Education,

         o authorized the Secretary of Education to withhold reimbursement payments otherwise due to certain guarantee agencies until specified amounts of such guarantee agencies' reserves had been eliminated,

         o added new reserve level requirements for guarantee agencies and authorized the Secretary of Education to terminate the Federal Reimbursement Contracts under circumstances that did not previously warrant such termination,

         o expanded the Secretary of Education's authority to terminate such contracts and to seize guarantee agencies' reserves, and

         o mandated the additional recall of guarantee agency reserve funds.

FEDERAL INSURANCE AND REIMBURSEMENT OF GUARANTEE AGENCIES

         EFFECT OF ANNUAL CLAIMS RATE. With respect to loans made prior to October 1, 1993, the Secretary of Education currently agrees to reimburse the guarantee agency for up to 100% of the amounts paid on claims made by lenders, as discussed in the formula described below, so long as the eligible lender has properly serviced such loan. The amount of reimbursement is lower for loans originated after October 1, 1993, as described below. Depending on the claims rate experience of a guarantee agency, such reimbursement may be reduced as discussed in the formula described below. The Secretary of Education also agrees to repay 100% of the unpaid principal plus applicable accrued interest expended by a guarantee agency in discharging its guarantee obligation as a result of the bankruptcy, death, or total and permanent disability of a borrower, or in the case of a PLUS Loan, the death of the student on behalf of whom the loan was borrowed, or in certain circumstances, as a result of school closures, which reimbursements are not to be included in the calculations of the guarantee agency's claims rate experience for the purpose of federal reimbursement under the Federal Reimbursement Contracts.

         The formula used for loans initially disbursed prior to October 1, 1993 is summarized below:

Claims Rate                Federal Payment
-----------                ---------------
0% up to 5%            100%

5% up to 9%            100% of claims up to 5%;
                       90% of claims 5% and over

9% and over            100% of claims up to 5%;
                       90% of claims 5% and over,  up to 9%;
                       80% of claims 9% and over

         The claims experience is not accumulated from year to year, but is determined solely on the basis of claims in any one federal fiscal year compared with the original principal amount of loans in repayment at the beginning of that year.

         The 1993 Amendments reduce the reimbursement amounts described above, effective for loans initially disbursed on or after October 1, 1993 as follows:
100% reimbursement is reduced to 98%, 90% reimbursement is reduced to 88%, and 80% reimbursement is reduced to 78%, subject to certain limited exceptions. The 1998 Amendments further reduce the federal reimbursement amounts from 98% to 95%, 88% to 85%, and 78% to 75% respectively, for student loans first disbursed on or after October 1, 1998.

         The reduced reinsurance for federal guaranty agencies increases the risk that resources available to guarantee agencies to meet their guarantee obligation will be significantly reduced.

         REIMBURSEMENT. The original principal amount of loans guaranteed by a guarantee agency which are in repayment for purposes of computing reimbursement payments to a guarantee agency means the original principal amount of all loans guaranteed by a guarantee agency less:

         o the original principal amount of such loans that have been fully repaid, and

         o the original amount of such loans for which the first principal installment payment has not become due.

Guarantee agencies with default rates below 5% are required to pay the Secretary of Education annual fees equivalent to 0.51% of new loans guaranteed, while all other such agencies must pay a 0.5% fee. The Secretary of Education may withhold reimbursement payments if a guarantee agency makes a material misrepresentation or fails to comply with the terms of its agreements with the Secretary of Education or applicable federal law.

         Under the guarantee agreements, if a payment on a Federal Family Education Loan guaranteed by a guarantee agency is received after reimbursement by the Secretary of Education, the guarantee agency is entitled to receive an equitable share of the payment.
         Any originator of any student loan guaranteed by a guarantee agency is required to discount from the proceeds of the loan at the time of disbursement, and pay to the guarantee agency, an insurance premium which may not exceed that permitted under the Higher Education Act.

         Under present practice, after the Secretary of Education reimburses a guarantee agency for a default claim paid on a guaranteed loan, the guarantee agency continues to seek repayment from the borrower. The guarantee agency returns to the Secretary of Education payments that it receives from a borrower after deducting and retaining: a percentage amount equal to the complement of the reimbursement percentage in effect at the time the loan was reimbursed, and an amount equal to 24% of such payments for certain administrative costs. The Secretary of Education may, however, require the assignment to the Secretary of defaulted guaranteed loans, in which event no further collections activity need be undertaken by the guarantee agency, and no amount of any recoveries shall be paid to the guarantee agency.

         A guarantee agency may enter into an addendum to its Interest Subsidy Agreement that allows the guarantee agency to refer to the Secretary of Education certain defaulted guaranteed loans. Such loans are then reported to the IRS to "offset" any tax refunds which may be due any defaulted borrower. To the extent that the guarantee agency has originally received less than 100% reimbursement from the Secretary of Education with respect to such a referred loan, the guarantee agency will not recover any amounts subsequently collected by the federal government which are attributable to that portion of the defaulted loan for which the guarantee agency has not been reimbursed.

         REHABILITATION OF DEFAULTED LOANS. Under the Higher Education Act, the Secretary of Education is authorized to enter into an agreement with a guarantee agency pursuant to which the guarantee agency shall sell defaulted loans that are eligible for rehabilitation to an eligible lender. The guarantee agency shall repay the Secretary of Education an amount equal to 81.5% of the then current principal balance of such loan, multiplied by the reimbursement percentage in effect at the time the loan was reimbursed. The amount of such repayment shall be deducted from the amount of federal reimbursement payments for the fiscal year in which such repayment occurs, for purposes of determining the reimbursement rate for that fiscal year.

         For a loan to be eligible for rehabilitation, the guarantee agency must have received consecutive payments for 12 months of amounts owed on such loan. Upon rehabilitation, a loan is eligible for all the benefits under the Higher Education Act for which it would have been eligible had no default occurred (except that a borrower's loan may only be rehabilitated once).

         ELIGIBILITY FOR FEDERAL REIMBURSEMENT. To be eligible for federal reimbursement payments, guaranteed loans must be made by an eligible lender under the applicable guarantee agency's guarantee program, which must meet requirements prescribed by the rules and regulations promulgated under the Higher Education Act, including the borrower eligibility, loan amount, disbursement, interest rate, repayment period and guarantee fee provisions described herein and the other requirements set forth in the Higher Education Act.

         Prior to the 1998 Amendments, a Federal Family Education Loan was considered to be in default for purposes of the Higher Education Act when the borrower failed to make an installment payment when due, or to comply with the other terms of the loan, and if the failure persists for 180 days in the case of a loan repayable in monthly installments or for 240 days in the case of a loan repayable in less frequent installments. Under the 1998 Amendments, the delinquency period required for a student loan to be declared in default is increased from 180 days to 270 days for loans payable in monthly installments on which the first day of delinquency occurs on or after the date of enactment of the 1998 Amendments and from 240 days to 330 days for a loan payable less frequently than monthly on which the delinquency occurs after the date of enactment of the 1998 Amendments.

         The guarantee agency must pay the lender for the defaulted loan prior to submitting a claim to the Secretary of Education for reimbursement. The guarantee agency must submit a reimbursement claim to the Secretary of Education within 45 days after it has paid the lender's default claim. As a prerequisite to entitlement to payment on the guarantee by the guarantee agency, and in turn payment of reimbursement by the Secretary of Education, the lender must have exercised reasonable care and diligence in making, servicing and collecting the guaranteed loan. Generally, these procedures require:

         o        that completed loan applications be processed;

         o a determination of whether an applicant is an eligible borrower attending an eligible institution under the Higher Education Act be made;

         o the borrower's responsibilities under the loan be explained to him or her;

         o the promissory note evidencing the loan be executed by the borrower; and

         o that the loan proceeds be disbursed by the lender in a specified manner.

         After the loan is made, the lender must establish repayment terms with the borrower, properly administer deferments and forbearances and credit the borrower for payments made. If a borrower becomes delinquent in repaying a loan, a lender must perform certain collection procedures, primarily telephone calls, demand letters, skiptracing procedures and requesting assistance from the applicable guarantee agency, that vary depending upon the length of time a loan is delinquent.

DIRECT LOANS

         The 1993 Amendments authorized a program of "direct loans," to be originated by schools with funds provided by the Secretary of Education. Under the direct loan program, the Secretary of Education is directed to enter into agreements with schools, or origination agents in lieu of schools, to disburse loans with funds provided by the Secretary. Participation in the program by schools is voluntary. The goals set forth in the 1993 Amendments call for the direct loan program to constitute 5% of the total volume of loans made under the Federal Family Education Loan Program and the direct loan program for academic year 1994-1995, 40% for academic year 1995-1996, 50% for academic years 1996-1997 and 1997-1998 and 60% for academic year 1998-1999. No provision is made for the size of the direct loan program thereafter. Based upon information released by the General Accounting Office, participation by schools in the direct loan program has not been sufficient to meet the goals for the 1995-1996 or 1996-1997 academic years. The 1998 Amendments removed references to the "phase-in" of the Direct Loan Program, including restrictions on annual limits for Direct Loan Program volume and the Secretary's authority to select additional institutions to achieve balanced school representation.

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

         The loan terms are generally the same under the direct loan program as under the Federal Family Education Loan Program, though more flexible repayment provisions are available under the direct loan program. At the discretion of the Secretary of Education, students attending schools that participate in the direct loan program (and their parents) may still be eligible for participation in the Federal Family Education Loan Program, though no borrower could obtain loans under both programs for the same period of enrollment.

         It is difficult to predict the impact of the direct lending program. There is no way to accurately predict the number of schools that will participate in future years, or, if the Secretary authorizes students attending participating schools to continue to be eligible for Federal Family Education Loan Program loans, how many students will seek loans under the direct loan program instead of the Federal Family Education Loan Program. In addition, it is impossible to predict whether future legislation will eliminate, limit or expand the direct loan program or the Federal Family Education Loan Program.

OTHER GUARANTEE AGENCIES

         Although the student loans that comprise the assets of each trust will generally be guaranteed by the guarantee agencies described in the related prospectus supplement, each trust may acquire student loans which are guaranteed by other guarantee agencies with the approval of the rating agencies.

                         FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of all material federal income tax consequences of the purchase, ownership and disposition of notes for the investors described below and is based on the advice of Kutak Rock LLP, as tax counsel to Nelnet Student Loan Funding, LLC. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change. The discussion does not deal with all federal tax consequences applicable to all categories of investors, some of which may be subject to special rules, including but not limited to, foreign investors. In addition, this summary is generally limited to investors who will hold the notes as "capital assets" (generally, property held for investment) within the meaning of
Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES OF ANY SERIES. Prospective investors should note that no rulings have been or will be sought from the Internal Revenue Service (the "Service") with respect to any of the federal income tax consequences discussed below, and no assurance can be given that the Service will not take contrary positions.

CHARACTERIZATION OF THE TRUST ESTATE

         Based upon certain assumptions and certain representations of Nelnet Student Loan Funding, LLC, Kutak Rock LLP will render, with respect to the notes, its opinion to the effect that the notes will be treated as debt of the respective trust, rather than as an interest in the student loans, and that the trust which issues the notes will not be characterized as an association or publicly traded partnership taxable as a corporation each for federal income tax purposes. In addition, Kutak Rock LLP has rendered its opinion to the effect that this discussion is a summary of all material federal income tax consequences as to the purchase, ownership and disposition of the notes with respect to the investors described herein. Unlike a ruling from the Service, such opinion is not binding on the courts or the Service. Therefore, it is possible that the Service could assert that, for purposes of the Code, the transaction contemplated by this prospectus constitutes a sale of the student loans (or an interest therein) to the registered owners or that the relationship which will result from this transaction is that of a partnership, or an association taxable as a corporation.

         If, instead of treating the transaction as creating secured debt in the form of the series issued by a trust as a separate entity, the transaction were treated as creating a partnership among the registered owners, the servicer and the trust which has purchased the underlying student loans, the resulting partnership would not be subject to federal income tax. Rather, the servicer, the trust and each registered owner would be taxed individually on their respective distributive shares of the partnership's income, gain, loss, deductions and credits. The amount and timing of items of income and deduction of the registered owner could differ if the notes were held to constitute partnership interests, rather than indebtedness.

         If, alternatively, it were determined that this transaction created an entity other than a trust which was classified as a corporation or a publicly traded partnership taxable as a corporation and treated as having purchased the student loans, the trust would be subject to federal income tax at corporate income tax rates on the income it derives from the student loans, which would reduce the amounts available for payment to the registered owners. Cash payments to the registered owners generally would be treated as dividends for tax purposes to the extent of such corporation's accumulated and current earnings and profits. A similar result would apply if the registered owners were deemed to have acquired stock or other equity interests in a trust. However, as noted above, Nelnet Student Loan Funding, LLC has been advised that the notes will be treated as debt of the respective trust for federal income tax purposes and that each trust organized to issue notes will not be characterized as an association or publicly traded partnership taxable as a corporation.

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

CHARACTERIZATION OF THE NOTES AS INDEBTEDNESS

         Each trust and the registered owners will express in its indenture their intent that, for federal income tax purposes, the notes will be indebtedness of such trust secured by the student loans. Each trust and the registered owners, by accepting the notes, have agreed to treat the notes as indebtedness of such trust for federal income tax purposes. Each trust intends to treat this transaction as a financing reflecting the notes as its indebtedness for tax and financial accounting purposes.

         In general, the characterization of a transaction as a sale of property or a secured loan, for federal income tax purposes, is a question of fact, the resolution of which is based upon the economic substance of the transaction, rather than its form or the manner in which it is characterized for state law or other purposes. While the Service and the courts have set forth several factors to be taken into account in determining whether the substance of a transaction is a sale of property or a secured indebtedness, the primary factor in making this determination is whether the transferee has assumed the risk of loss or other economic burdens relating to the property and has obtained the benefits of ownership thereof. Notwithstanding the foregoing, in some instances, courts have held that a taxpayer is bound by the particular form it has chosen for a transaction, even if the substance of the transaction does not accord with its form.

         Nelnet Student Loan Funding, LLC believes that it has retained the preponderance of the primary benefits and burdens associated with ownership of the student loans and should, thus, be treated as the owner of the student loans for federal income tax purposes. If, however, the Service were successfully to assert that this transaction should be treated as a sale of the student loans, the Service could further assert that the entity created pursuant to the indenture, as the owner of the student loans for federal income tax purposes, should be deemed engaged in a business and, therefore, characterized as a publicly traded partnership taxable as a corporation.

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

TAXATION OF INTEREST
INCOME OF REGISTERED OWNERS

         Payments of interest with regard to the notes will be includible as ordinary income when received or accrued by the registered owners in accordance with their respective methods of tax accounting and applicable provisions of the Code. In particular, Section 1272 of the Code requires the current ratable inclusion in income of original issue discount greater than a specified deminimus amount using a constant yield method of accounting. In general, original issue discount is calculated, with regard to any accrual period, by applying the instrument's yield to its adjusted issue price at the beginning of the accrual period, reduced by any qualified stated interest allocable to the period. The aggregate original issue discount allocable to an accrual period is allocated to each day included in such period. The holder of a debt instrument must include in income the sum of the daily portions of original issue discount attributable to the number of days he owned the instrument. The legislative history of the original issue discount provisions indicates that the calculation and accrual of original issue discount should be based on the prepayment assumptions used by the parties in pricing the transaction.

         Original issue discount is the stated redemption price at maturity of a debt instrument over its issue price. The stated redemption price at maturity includes all payments with respect to an instrument other than interest unconditionally payable at a fixed rate or a qualified variable rate at fixed intervals of one year or less. Nelnet Student Loan Funding, LLC expects that interest payable with respect to the Class A and Class B notes will not be issued with original issue discount. However, there can be no assurance that the Service would not assert that the interest payable with respect to the Class B notes may not be qualified stated interest because such payments are not unconditional and that the Class B notes are issued with original issue discount.

         Payments of interest received with respect to the notes may also constitute "investment income" for purposes of certain limitations of the Code concerning the deductibility of investment interest expense. Potential registered owners or the beneficial owners should consult their own tax advisors concerning the treatment of interest payments with regard to the notes.

         A purchaser who buys a note of any series at a discount from its principal amount (or its adjusted issue price if issued with original issue discount greater than a specified de minimis amount) will be subject to the market discount rules of the Code. In general, the market discount rules of the Code treat principal payments and gain on disposition of a debt instrument as ordinary income to the extent of accrued market discount. Although the accrued market discount on debt instruments such as the notes which are subject to prepayment based on the prepayment of other debt instruments is to be determined under regulations yet to be issued, the legislative history of these provisions of the Code indicate that the same prepayment assumption used to calculate original issue discount should be utilized. Each potential investor should consult his tax advisor concerning the application of the market discount rules to the notes.

         The annual statement regularly furnished to registered owners for federal income tax purposes will include information regarding the accrual of payments of principal and interest with respect to the notes. As noted above, Nelnet Student Loan Funding, LLC believes, based on the advice of counsel, that it will retain ownership of the student loans for federal income tax purposes. In the event the indenture is deemed to create a pass-through entity as the owner of the student loans for federal income tax purposes instead of Nelnet Student Loan Funding, LLC (assuming such entity is not, as a result, taxed as an association), the owners of the notes could be required to accrue payments of interest more rapidly than otherwise would be required.

BACKUP WITHHOLDING

         Certain purchasers may be subject to backup withholding at the rate of 30.5% (30% for 2002-2003) with respect to interest paid with respect to the notes if the purchasers, upon issuance, fail to supply the trustee or their brokers with their taxpayer identification numbers, furnish incorrect taxpayer identification numbers, fail to report interest, dividends or other "reportable payments" (as defined in the Code) properly, or, under certain circumstances, fail to provide the trustee with a certified statement, under penalty of perjury, that they are not subject to backup withholding. Information returns will be sent annually to the Service and to each purchaser setting forth the amount of interest paid with respect to the notes and the amount of tax withheld thereon.

STATE, LOCAL OR FOREIGN TAXATION

         Nelnet Student Loan Funding, LLC makes no representations regarding the tax consequences of purchase, ownership or disposition of the notes under the tax laws of any state, locality or foreign jurisdiction. Investors considering an investment in the notes should consult their own tax advisors regarding such tax consequences.

LIMITATION ON THE DEDUCTIBILITY OF CERTAIN EXPENSES

         Under Section 67 of the Code, an individual may deduct certain miscellaneous itemized deductions only to the extent that the sum of such deductions for the taxable year exceed 2% of his or her adjusted gross income. If contrary to expectation, the entity created under the indenture were treated as the owner of the student loans (and not as an association taxable as a corporation), then Nelnet Student Loan Funding, LLC believes that a substantial portion of the expenses to be generated by the trust could be subject to the foregoing limitations. As a result, each potential registered owner should consult his or her personal tax advisor concerning the application of these limitations to an investment in the notes.

TAX-EXEMPT INVESTORS

         In general, an entity which is exempt from federal income tax under the provisions of Section 501 of the Code is subject to tax on its unrelated business taxable income. An unrelated trade or business is any trade or business which is not substantially related to the purpose which forms the basis for such entity's exemption. However, under the provisions of Section 512 of the Code, interest may be excluded from the calculation of unrelated business taxable income unless the obligation which gave rise to such interest is subject to acquisition indebtedness. If, contrary to expectations, one or more of the notes of any Series were considered equity for tax purposes and if one or more other notes were considered debt for tax purposes, those notes treated as equity likely would be subject to acquisition indebtedness and likely would generate unrelated business taxable income. However, as noted above, counsel has advised Nelnet Student Loan Funding, LLC that the notes should be characterized as debt for federal income tax purposes. Therefore, except to the extent any registered owner incurs acquisition indebtedness with respect to a note, interest paid or accrued with respect to such note may be excluded by each tax-exempt registered owner from the calculation of unrelated business taxable income. Each potential tax-exempt registered owner is urged to consult its own tax advisor regarding the application of these provisions.

SALE OR EXCHANGE OF NOTES

         If a holder sells a note, such person will recognize gain or loss equal to the difference between the amount realized on such sale and the holder's basis in such note. Ordinarily, such gain or loss will be treated as a capital gain or loss. At the present time, the maximum capital gain rate for assets held for more than twelve months is 20%. However, if a note was acquired subsequent to its initial issuance at a discount, a portion of such gain will be recharacterized as interest and therefore ordinary income. In the event any of the notes are issued with original issue discount, in certain circumstances, a portion of the gain can be recharacterized as ordinary income.

         If the term of a note was materially modified, in certain circumstances, a new debt obligation would be deemed created and exchanged for the prior obligation in a taxable transaction. Among the modifications which may be treated as material are those which relate to the redemption provisions and, in the case of a nonrecourse obligation, those which involve the substitution of collateral. Each potential holder of a note should consult its own tax advisor concerning the circumstances in which the notes would be deemed reissued and the likely effects, if any, of such reissuance.

                   RELATIONSHIPS AMONG FINANCING PARTICIPANTS

         Nelnet Student Loan Funding, LLC will be the sponsor of each trust and will be the seller of the student loans acquired by each trust with the proceeds of the notes. Nelnet Student Loan Funding, LLC, will own all of the beneficial interests of each trust. Nelnet, Inc. will act as administrator for the trusts and as master servicer for the loans each trust acquires. Nelnet, Inc. is a member, and Nelnet Student Loan Management Corp. is a special member, of Nelnet Student Loan Funding, LLC.

         Nelnet, Inc. has engaged Nelnet Loan Services, Inc., and InTuition, Inc., to act as subservicer for the student loan portfolios each trust acquires, and may engage EFS Services, Inc. to act as subservicer for student loans held by a trust. Nelnet, Inc., InTuition, Inc. and EFS Services, Inc. are indirect subsidiaries of Nelnet Loan Services, Inc.

         Some of the minority shareholders of Nelnet Loan Services, Inc. are officers or employees of Union Bank and Trust Company, Lincoln, Nebraska. Union Bank and Trust Company is one of the largest originators of student loans. The sponsor may purchase loans from Union Bank and Trust Company for sale to the trusts. The trusts also expect to purchase student loans from the sponsor that the sponsor acquires from other entities that are direct or indirect subsidiaries of Nelnet, Inc., including NHELP-I, Inc., NHELP-III, Inc., NEBHELP, Inc., NELNET Student Loan Corporation-1, NELNET Student Loan Corporation-2, Nelnet Student Loan Warehouse Corporation-1, EMT Corp. and MELMAC, LLC.

                              PLAN OF DISTRIBUTION

         The trusts may sell the notes of each series to or through underwriters by "best efforts" underwriting or a negotiated firm commitment underwriting by the underwriters, and also may sell the notes directly to other purchasers or through agents. If so indicated in the prospectus supplement, a trust may sell such notes, directly or through agents, through a competitive bidding process described in the applicable prospectus supplement. Notes will be offered through such various methods from time to time and offerings may be made concurrently through more than one of these methods or an offering of a particular series of the notes may be made through a combination of such methods.

         The distribution of the notes may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices based, among other things, upon existing interest rates, general economic conditions and investors' judgments as to the price of the notes.

         In connection with the sale of the notes, underwriters may receive compensation from the trust or from the purchasers of such notes for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the notes of a trust to or through dealers and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the notes may be deemed to be underwriters and any discounts or commissions received by them from a trust and any profit on the resale of the notes by them may be deemed to be underwriting discounts and commissions under the Securities Act. The underwriters will be identified, and any compensation received from a trust will be described, in the applicable prospectus supplement.

         A trust may agree with the underwriters and agents who participate in the distribution of the notes that it will indemnify them against liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereto.

         If so indicated in the prospectus supplement, a trust will authorize underwriters or other persons acting as its agent to solicit offers by certain institutions to purchase the notes pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases the trust must approve the institutions. The obligation of any purchaser under any contract will be subject to the condition that the purchaser of the notes shall not be prohibited by law from purchasing such notes. The underwriters and other agents will not have responsibility in respect of the validity or performance of these contracts.

         The underwriters may, from time to time, buy and sell notes, but there can be no assurance that an active secondary market will develop and there is no assurance that any market, if established, will continue.

                                  LEGAL MATTERS

         Certain legal matters will be passed upon by Ballard Spahr Andrews & Ingersoll, LLP, as counsel and by Kutak Rock LLP, as note counsel and as special tax counsel to the trusts. Other counsel, if any, passing upon legal matters for the trusts or any placement agent or underwriter will be identified in the related prospectus supplement.

                              FINANCIAL INFORMATION

         The notes are limited obligations payable solely from the revenues generated from the student loans and other assets of each trust held by Zions Bank on behalf of such trust. Accordingly, it has been determined that financial statements for each trust are not material to the offering made hereby. Accordingly, financial statements with respect to the trusts are not included in this prospectus.

                                     RATINGS

         It is a condition to the issuance of the notes that they be rated by at least one nationally recognized statistical rating organization in one of its generic rating categories which signifies investment grade (typically, in one of the four highest rating categories). The specific ratings for class of notes will be described in the related prospectus supplement.

         A securities rating addresses the likelihood of the receipt by owners of the notes of payments of principal and interest with respect to their notes from assets in the trust estate. The rating takes into consideration the characteristics of the student loans, and the structural, legal and tax aspects associated with the rated notes.

         A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. Each securities rating should be evaluated independently of similar ratings on different securities.

                    INCORPORATION OF DOCUMENTS BY REFERENCE;
                         WHERE TO FIND MORE INFORMATION

         The trust's are subject to the reporting requirements of the Securities Exchange Act of 1934 and to comply with those requirements, we will file periodic reports and other information with the SEC. The SEC allows us to incorporate by reference into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to the reports we file with the SEC. We hereby incorporate by reference all periodic reporting documents we file with the SEC after the date of this prospectus and before all of the notes have been issued.

         We will provide you, without charge, a copy of any of the documents incorporated by reference upon written or oral request directed to Nelnet Student Loan Funding, LLC, 121 South 13th Street, Suite 301, Lincoln, Nebraska 68508, or by phone at (402) 458-2303.

         You may read and copy our registration statement and reports and other information that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at http://www.sec.gov from which our registration statement and reports are available. Nelnet, Inc. maintains a web site that provides information concerning our company at www.Nelnet.net.


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

                                GLOSSARY OF TERMS

         Some of the terms used in this prospectus are defined below. The indenture contains the definition of other terms used in this prospectus and reference is made to the indenture for those definitions.

         "AUTHORIZED REPRESENTATIVE" shall mean, when used with reference to a Nelnet Student Loan Trust any officer or board member of any affiliate organization or other entity authorized by the trust agreement to act on such Nelnet Student Loan Trust's behalf.

         "BOOK-ENTRY FORM" or "BOOK-ENTRY SYSTEM" means a form or system under which (a) the beneficial right to principal and interest may be transferred only through a book entry, (b) physical securities in registered form are issued only to a securities depository or its nominee as registered owner, with the securities "immobilized" to the custody of the securities depository, and (c) the book entry is the record that identifies the owners of beneficial interests in that principal and interest.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         "COLLECTION PERIOD" means, with respect to the first distribution date, the period beginning and ending on the dates specified in a related prospectus supplement, and for any subsequent distribution date, the three full calendar months preceding a distribution date or such other periods as may be described in a prospectus supplement.

         "COUNTERPARTY" shall mean a third party which, at the time of entering into a Derivative Product, has at least an "AA/A-1" rating, or its equivalent, from a Rating Agency, and which is obligated to make payments under a Derivative Product.

         "DERIVATIVE PAYMENT DATE" shall mean, with respect to a Derivative Product, any date specified in the Derivative Product on which a payment is due and payable under the Derivative Product.

         "DERIVATIVE PRODUCT" shall mean a written contract or agreement between a trust and a Counterparty, which provides that the trust's obligations thereunder will be conditioned on the absence of (i) a failure by the Counterparty to make any payment required thereunder when due and payable, or
(ii) a default thereunder with respect to the financial status of the Counterparty, and:

                  (a) under which the trust is obligated (whether on a net payment basis or otherwise), on one or more scheduled and specified Derivative Payment Dates, to make payments to a Counterparty in exchange for the Counterparty's obligation (whether on a net payment basis or otherwise) to make payments to the trust, on one or more scheduled and specified Derivative Payment Dates, in the amounts set forth in the Derivative Product;

                  (b) for which the trust's obligation to make payments may be secured by a pledge of and lien on the trust estate on an equal and ratable basis with any class of the trust's outstanding notes and which payments may be equal in priority with any priority classification of the trust's outstanding notes; and

                  (c) under which payments are to be made directly to the Trustee for deposit into the Revenue Fund.

         "DISTRIBUTION DATE" shall mean, for any note, any interest payment date, its stated maturity or the date of any other regularly scheduled principal payment with respect thereto.

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

         "ELIGIBLE LENDER" shall mean any "eligible lender," as defined in the Higher Education Act, and which has received an eligible lender designation from the Secretary with respect to loans made under the Higher Education Act.

         "EVENT OF BANKRUPTCY" shall mean (a) a Nelnet Student Loan Trust shall have commenced a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or any substantial part of its property, or shall have made a general assignment for the benefit of creditors, or shall have declared a moratorium with respect to its debts or shall have failed generally to pay its debts as they become due, or shall have taken any action to authorize any of the foregoing; or (b) an involuntary case or other proceeding shall have been commenced against a Nelnet Student Loan Trust seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or any substantial part of its property provided such action or proceeding is not dismissed within 60 days.

         "FEDERAL REIMBURSEMENT CONTRACTS" shall mean the agreements between the guarantee agency and the Secretary providing for the payment by the Secretary of amounts authorized to be paid pursuant to the Higher Education Act, including (but not necessarily limited to) reimbursement of amounts paid or payable upon defaulted student loans and other student loans guaranteed or insured by the guarantee agency and interest benefit payments and special allowance payments to holders of qualifying student loans guaranteed or insured by the guarantee agency.

         "FITCH" shall mean Fitch, Inc., a corporation organized and existing under the laws of the-State of Delaware, its successors and assigns.

         "GUARANTEE" or "GUARANTEED" shall mean, with respect to student loan, the insurance or guarantee by the guaranty agency pursuant to such guaranty agency's guarantee agreement of the maximum percentage of the principal of and accrued interest on such student loan allowed by the terms of the Higher Education Act with respect to such student loan at the time it was originated and the coverage of such student loan by the federal reimbursement contracts, providing, among other things, for reimbursement to the guaranty agency for payments made by it on defaulted student loans insured or guaranteed by the guaranty agency of at least the minimum reimbursement allowed by the Higher Education Act with respect to a particular student loan.

         "GUARANTEE AGREEMENTS" shall mean a guaranty or lender agreement between the trustee and any guaranty agency, and any amendments thereto.

         "GUARANTY AGENCY" shall mean any entity authorized to guarantee student loans under the Higher Education Act and with which the trustee maintains a guarantee agreement.

         "HIGHER EDUCATION ACT" shall mean the Higher Education Act of 1965, as amended or supplemented from time to time, or any successor federal act and all regulations, directives, bulletins, and guidelines promulgated from time to time thereunder.

         "INDENTURE" shall mean each indenture of trust between a Nelnet Student Loan Trust and the trustee identified in the applicable prospectus supplement, including all supplements and amendments thereto.

         "INSURANCE" or "INSURED" or "INSURING" means, with respect to student loan, the insuring by the Secretary (as evidenced by a certificate of insurance or other document or certification issued under the provisions of the Act) under the Higher Education Act of 100% of the principal of and accrued interest on such student loan.

         "INTEREST PERIOD" OR "INTEREST ACCRUAL PERIOD" means, with respect to LIBOR rate notes, for the first distribution date, the period beginning on the closing date and ending on the date specified in a related prospectus supplement, and for any subsequent distribution date, the period beginning on the prior distribution date and ending on the day before such distribution date; with respect to the auction rate notes, the initial period and each period commencing on an interest rate adjustment date for such class and ending on the day before the next interest rate adjustment date for such class or the stated maturity of such class, as applicable; and with respect to Treasury rate notes has the meaning described under the heading "Description of the Notes-Treasury Rate Notes."

         "INTEREST BENEFIT PAYMENT" shall mean an interest payment on student loans received pursuant to the Act and an agreement with the federal government, or any similar payments.

          "MOODY'S" shall mean Moody's Investors Service and its successors and assigns.

         "NOTES" shall mean a trust's notes or other obligations issued under an indenture.

         "PARTICIPANT" means a member of, or participant in, the depository.

         "RATING AGENCY" shall mean, collectively, S&P, Fitch and Moody's and their successors and assigns or any other rating agency requested by Nelnet Student Loan Trust to maintain a rating on any of the notes.

         "RATING CONFIRMATION" means a letter from each rating agency then providing a rating for any of the notes, confirming that the action proposed to be taken by a trust will not, in and of itself, result in a downgrade of any of the ratings then applicable to the notes, or cause any rating agency to suspend or withdraw the ratings then applicable to the notes issued by that trust.

         "REGISTERED OWNER" shall mean the person in whose name a note is registered on the note registration books maintained by the trustee, and shall also mean with respect to a derivative product, any counterparty, unless the context otherwise requires.

         "REVENUE" or "REVENUES" shall mean all amounts received by the trustee from or on account of any student loan as a recovery of the principal amount thereof, all payments, proceeds, charges and other income received by the trustee or a Nelnet Student Loan Trust from or on account of any student loan (including scheduled, delinquent and advance payments of and any insurance proceeds with respect to, interest, including interest benefit payments, on any student loan and any special allowance payment received by a Nelnet Student Loan Trust with respect to any student loan) and all interest earned or gain realized from the investment of amounts in any fund or account and all payments received by a Nelnet Student Loan Trust pursuant to a derivative product.

         "S&P" shall mean Standard & Poor's Ratings Group, a Division of The McGraw-Hill Companies, Inc., its successors and assigns.

         "SECRETARY" shall mean the Secretary of the United States Department of Education or any successor to the pertinent functions thereof, under the Higher Education Act or when the context so requires, the former Commissioner of Education of the United States Department of Health, Education and Welfare.

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

         "SELLER" shall mean Nelnet Student Loan Funding, LLC and any eligible lender from which Nelnet Student Loan Funding, LLC is purchasing or has purchased or agreed to purchase student loans for subsequent sale to a Nelnet Student Loan Trust.

         "SERVICER" shall mean, collectively, Nelnet, Inc., Nelnet Loan Services, Inc., InTuition, Inc., EFS Services, Inc., USA Group Loan Services, Inc., AFSA Data Corporation, Pennsylvania Higher Education Assistance Agency and any other additional Servicer, Subservicer or successor Servicer or Subservicer selected by a trust, including an affiliate of a trust, so long as such trust obtains a Rating Confirmation as to each such other Servicer or Subservicer.

         "SPECIAL ALLOWANCE PAYMENTS" shall mean the special allowance payments authorized to be made by the Secretary by Section 438 of the Higher Education Act, or similar allowances, if any, authorized from time to time by federal law or regulation.

         "SUPPLEMENTAL INDENTURE" shall mean an agreement supplemental to the indenture executed pursuant to the indenture.

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                                   APPENDIX I
                        GLOBAL CLEARANCE, SETTLEMENT AND
                          TAX DOCUMENTATION PROCEDURES

                  Except in certain limited circumstances, the globally offered notes (the "Global Securities") will be available only in book-entry form. Investors in the Global Securities may hold such Global Securities through any of The Depository Trust Company, Clearstream, Luxembourg or Euroclear. The Global Securities will be tradeable as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle in same-day funds.

                  Secondary market trading between investors holding Global Securities through Clearstream, Luxembourg and Euroclear will be conducted in the ordinary way in accordance with their normal rules and operating procedures and in accordance with conventional Eurobond practice (i.e., seven calendar day settlement).

                  Secondary market trading between investors holding Global Securities through The Depository Trust Company will be conducted according to the rules and procedures applicable to U.S. corporate debt obligations and prior Asset-Backed Certificates issues.

                  Secondary, cross-market trading between Clearstream, Luxembourg or Euroclear and The Depository Trust Company Participants holding notes will be effected on a delivery-against-payment basis through the respective Depositaries of Clearstream, Luxembourg and Euroclear (in such capacity) and as The Depository Trust Company Participants.

                  Non-U.S. holders (as described below) of Global Securities will be subject to U.S. withholding taxes unless such holders meet certain requirements and deliver appropriate U.S. tax documents to the securities clearing organizations or their participants.

INITIAL SETTLEMENT

                  All Global Securities will be held in book-entry form by The Depository Trust Company in the name of Cede & Co. as nominee of The Depository Trust Company Investors' interests in the Global Securities will be represented through financial institutions acting on their behalf of their participants through their respective Depositaries, which in turn will hold such positions in accounts as The Depository Trust Company Participants.

                  Investors electing to hold their Global Securities through The Depository Trust Company will follow the settlement practices applicable to prior Asset-Backed Certificates issues. Investor securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.

                  Investors electing to hold their Global Securities through Clearstream, Luxembourg or Euroclear accounts will follow the settlement procedures applicable to conventional Eurobonds, except that there will be no temporary global security and no "lock-up" or restricted period. Global Securities will be credited to the securities custody accounts on the settlement date against payment in same-day funds.

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

SECONDARY MARKET TRADING

                  Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

                  TRADING BETWEEN THE DEPOSITORY TRUST COMPANY PARTICIPANTS. Secondary market trading between The Depository Trust Company Participants will be settled using the procedures applicable to prior Student Loan Asset-Backed Securities issues in same-day funds.

                  TRADING BETWEEN CLEARSTREAM, LUXEMBOURG AND/OR EUROCLEAR PARTICIPANTS. Secondary market trading between Clearstream, Luxembourg Participants or Euroclear Participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

                  TRADING BETWEEN THE DEPOSITORY TRUST COMPANY SELLER AND CLEARSTREAM, LUXEMBOURG OR EUROCLEAR Purchaser. When Global Securities are to be transferred from the account of a The Depository Trust Company Participant to the account of a Clearstream, Luxembourg Participant or a Euroclear Participant, the purchaser will send instructions to Clearstream, Luxembourg or Euroclear through a Clearstream, Luxembourg Participant or Euroclear Participant at least one business day prior to settlement. Clearstream, Luxembourg or Euroclear will instruct the respective Depositary, as the case may be, to receive the Global Securities against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment date to and excluding the settlement date, on the basis of the actual number of days in such accrual period and a year assumed to consist of 360 days, or a 360-day year of twelve 30-day months, as applicable. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by the respective Depositary of The Depository Trust Company Participant's account against delivery of the Global Securities. After settlement has been completed, the Global Securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Clearstream, Luxembourg Participant's or Euroclear Participant's account. The securities credit will appear the next day (European time) and the cash debt will be back-valued to, and the interest on the Global Securities will accrue from, the value date (which would be the preceding day when settlement occurred in New York.) If settlement is not completed on the intended value date (i.e., the trade fails), the Clearstream, Luxembourg, or Euroclear cash debt will be valued instead as of the actual settlement date.

                  Clearstream, Luxembourg Participants and Euroclear Participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Clearstream, Luxembourg or Euroclear. Under this approach, they may take on credit exposure to Clearstream, Luxembourg or Euroclear until the Global Securities are credited to their accounts one day later.

                  As an alternative, if Clearstream, Luxembourg or Euroclear has extended a line of credit to them, Clearstream, Luxembourg Participants or Euroclear Participants can elect not to preposition funds and allow that credit line to be drawn upon the finance settlement. Under this procedure, Clearstream, Luxembourg Participants or Euroclear Participants purchasing Global Securities would incur overdraft charges for one day, assuming they cleared the overdraft when the Global Securities were credited to their accounts. However, interest on the Global Securities would accrue from the value date. Therefore, in many cases the investment income on the Global Securities earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each Clearstream, Luxembourg Participant's or Euroclear Participant's particular cost of funds.

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

                  Since the settlement is taking place during New York business hours, The Depository Trust Company Participants can employ their usual procedures for sending Global Securities to the respective European Depositary for the benefit of Clearstream, Luxembourg Participants or Euroclear Participants. The sale proceeds will be available to The Depository Trust Company seller on the settlement date. Thus, to The Depository Trust Company Participants a cross-market transaction will settle no differently than a trade between two The Depository Trust Company Participants.

                  TRADING BETWEEN CLEARSTREAM, LUXEMBOURG OR EUROCLEAR SELLER AND THE DEPOSITORY TRUST COMPANY Purchaser. Due to time zone differences in their favor, Clearstream, Luxembourg Participants and Euroclear Participants may employ their customary procedures for transactions in which Global Securities are to be transferred the respective clearing system, through the respective Depositary, to a Depository Trust Company Participant. The seller will send instructions to Clearstream, Luxembourg or Euroclear through a Clearstream, Luxembourg Participant or Euroclear Participant at least one business day prior to settlement. In these cases Clearstream, Luxembourg or Euroclear will instruct the Depositary, as appropriate, to deliver the Global Securities to The Depository Trust Company Participant's account against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment to and excluding the settlement date on the basis of the actual number of days in such accrual period and a year assumed to consist of 360 days, or a 360-day year of twelve 30-day months, as applicable. For transactions settling on the 31st of the month, payment will include interest accrued to an excluding the first day of the following month. The payment will then be reflected in the account of the Clearstream, Luxembourg Participant or Euroclear Participant the following day, and receipt of the cash proceeds in the Clearstream, Luxembourg Participant's or Euroclear Participant's account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York). Should the Clearstream, Luxembourg Participant or Euroclear Participant have a line of credit with its respective clearing system and elect to be in debt in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft incurred over that one-day period. If settlement is not completed on the intended value date (i.e., the trade fails), receipt of the cash proceeds in the Clearstream, Luxembourg Participant's or Euroclear Participant's account would instead be valued as of the actual settlement date.

                  Finally, day traders that use Clearstream, Luxembourg or Euroclear and that purchase Global Securities from The Depository Trust Company Participants for delivery to Clearstream, Luxembourg Participants or Euroclear Participants should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

                           (a) borrowing through Clearstream, Luxembourg or
                  Euroclear for one day (until the purchase side of the day trade is reflected in their Clearstream, Luxembourg or Euroclear accounts) in accordance with the clearing system's customary procedures;

                           (b) borrowing the Global Securities in the U.S. from
                  a Depository Trust Company Participant no later than one day prior to settlement, which would give the Global Securities sufficient time to be reflected in their Clearstream, Luxembourg or Euroclear accounts in order to settle the sale side of the trade; or

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

                           (c) staggering the value dates for the buy and sell
                  sides of the trade so that the value date for the purchase from The Depository Trust Company Participant is at least one day prior to the value date for the sale to the Clearstream, Luxembourg Participant or Euroclear Participant.

CERTAIN U.S. FEDERAL INCOME TAX DOCUMENTATION REQUIREMENTS

                  A beneficial owner of Global Securities holding securities through Clearstream, Luxembourg, or Euroclear (or through The Depository Trust Company if the holder has an address outside the U.S.) will be subject to the 30% U.S. withholding tax that generally applies to payments of interest (including original issue discount) on registered debt issued by U.S. Persons, unless (i) each clearing system, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business in the chain of intermediaries between such beneficial owner and the U.S. entity required to withhold tax complies with applicable certification requirements and (ii) such beneficial owner takes one of the following steps to obtain an exemption or reduced tax rate.

                  EXEMPTION FOR NON-U.S. PERSONS (FORM W-8). Beneficial owners of Global Securities that are non-U.S. Persons can obtain a complete exemption from the withholding tax by filing a signed Form W-8 (Certificate of Foreign Status). If the information shown on Form W-8 changes, a new Form W-8 must be filed within 30 days of such change.

                  EXEMPTION FOR NON-U.S. PERSONS WITH EFFECTIVELY CONNECTED INCOME (FORM 4224). A non-U.S. Person including a non-U.S. corporation or bank with a U.S. branch, for which the interest income is effectively connected with its conduct of a trade or business in the United States, can obtain an exemption from the withholding tax by filing Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States).

                  EXEMPTION OR REDUCED RATE FOR NON-U.S. PERSONS RESIDENT IN TREATY COUNTRIES. (Form 1001). Non-U.S. Persons that are Note Owners residing in a country that has a tax treaty with the United States can obtain an exemption or reduced tax rate (depending on the treaty terms) by filing Form 1001 (Ownership, Exemption or Reduced Rate Certificate). If the treaty provides only for a reduced rate, withholding tax will be imposed at that rate unless the filer alternatively files Form W-8. Form 1001 may be filed by the Note Owners or his agent.

                  EXEMPTION FOR U.S. PERSONS (FORM W-9). U.S. Persons can obtain a complete exemption from the withholding tax by filing Form W-9 (Payer's Request for Taxpayer Identification Number and Certification).

                  U.S. FEDERAL INCOME TAX REPORTING PROCEDURE. The Note Owner of a Global Security or, in the case of a Form 1001 or a Form 4224 filer, his agent, files by submitting the appropriate form to the person through whom it holds (the clearing agency, in the case of persons holding directly on the books of the clearing agency). Form W-8 and Form 1001 are effective for three calendar years and Form 4224 is effective for one calendar year.

                  The term "U.S. Person" means (i) a citizen or resident of the United States, (ii) a corporation or partnership, or other entity taxable as such, organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States tax purposes,


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

         regardless of its source or (iv) a trust other than a "Foreign Trust," as defined in Section 7701(a)(31) of the Code. This summary does not deal with all aspects of U.S. Federal income tax withholding that may be relevant to foreign holders of the Global Securities. Investors are advised to consult their own tax advisors for specific tax advice concerning their holding and disposing of the Global Securities as well as the application of recently issued Treasury regulations relating to tax documentation requirements that are generally effective with respect to payments made after December 31, 2000.


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                               $----------------

                        STUDENT LOAN ASSET-BACKED NOTES

                        NELNET STUDENT LOAN TRUST 2002-2
                                     Issuer

                        NELNET STUDENT LOAN FUNDING, LLC
                                    Sponsor

                                  NELNET, INC.
                       Master Servicer and Administrator

                                  -----------

                    P R O S P E C T U S S U P P L E M E N T
                                  -----------


  JPMORGAN                                                      MORGAN STANLEY

  BANC OF AMERICA SECURITIES LLC

                        DEUTSCHE BANK SECURITIES

                                         MELLON FINANCIAL MARKETS, LLC

                                                               RBC DAIN RAUSCHER


                               September 19, 2002


         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

         WE ARE NOT OFFERING NOTES IN ANY STATE WHERE THE OFFER IS NOT
PERMITTED.

         WE REPRESENT THE ACCURACY OF THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS ONLY AS OF THE DATES OF THEIR RESPECTIVE COVERS.

         UNTIL ___________, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS SUPPLEMENT AND PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS SUPPLEMENT AND PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.